    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1999



                                                      REGISTRATION NO. 333-85079

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CYTATION.COM INCORPORATED

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



              NEW YORK                               7373                              16-0961436
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)



  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 KEVIN J. HIGH
                                   PRESIDENT
                           CYTATION.COM INCORPORATED
                              809 AQUIDNECK AVENUE

                          NEWPORT, RHODE ISLAND 02842

                                 (401) 845-8800

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------


                                   COPIES TO:

              ROBERT L. BIRNBAUM, ESQ.                               M. RIDGWAY BARKER, ESQ.
               DAVID A. BROADWIN, ESQ.                              RANDI-JEAN G. HEDIN, ESQ.
               FOLEY, HOAG & ELIOT LLP                              KELLEY DRYE & WARREN LLP
               ONE POST OFFICE SQUARE                                  TWO STAMFORD PLAZA
             BOSTON, MASSACHUSETTS 02109                              281 TRESSER BOULEVARD
                   (617) 832-1000                                  STAMFORD, CONNECTICUT 06901
                                                                         (203) 351-8000


                            ------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.



    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]



    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED                PROPOSED
     TITLE OF EACH CLASS OF             AMOUNT TO BE          MAXIMUM OFFERING       MAXIMUM AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)         PRICE PER SHARE(2)      OFFERING PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001...        8,558,140                 $5.375               $46,000,000              $12,788.00
---------------------------------------------------------------------------------------------------------------------------------
Representative's Warrant.........         744,186                  $.001                  $745.00                   $.21
---------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
  exercise of Representative's
  Warrant........................         744,186                  $6.45                 $4,800,000              $1,334.00
---------------------------------------------------------------------------------------------------------------------------------
Totals...........................                                                        50,800,745             14,124.21(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Includes 1,116,280 shares which the underwriters have the option to purchase solely to cover over-allotments, if any. See "Underwriting."


(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.


(3) $1,312.09 was previously paid leaving a fee remaining to be paid herewith of $12,812.12.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNDERWRITERS MAY NOT CONFIRM SALES OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1999



PROSPECTUS



                          [                  ] SHARES



                                  CYTATION.COM

                                  COMMON STOCK

                         ------------------------------


     This is an offering of [               ] shares of common stock of
Cytation.com Incorporated.



     Our common stock is quoted over the Over-the-Counter Electronic Bulletin Board under the stock symbol "CYTA." We will apply to have the shares of common stock approved for quotation on the Nasdaq National Market System under the symbol "CLNK."



     SEE "RISK FACTORS" BEGINNING ON PAGE       FOR A DISCUSSION OF FACTORS THAT
YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                                         PER SHARE     TOTAL
                                                         ---------    --------
Public Offering Price..................................  $            $
Underwriting discounts and commissions.................  $            $
Proceeds, before expenses, to Cytation.com.............  $            $



     The underwriters may, under certain circumstances, for 45 days after the
date of this prospectus purchase up to an additional [               ] shares of
common stock from us at the public offering price less the underwriting discount.


                         ------------------------------


     The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on             , 1999.


                         ------------------------------


                       GERARD KLAUER MATTISON & CO., INC.

                         ------------------------------


               The date of this Prospectus is             , 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "CYTATION," "COLLEGELINK.COM," "WE," "US" AND "OUR" REFER TO CYTATION.COM INCORPORATED AND ITS SUBSIDIARIES AND PREDECESSORS, AND REFERENCES TO "CYTATION.COM" REFER ONLY TO CYTATION.COM INCORPORATED, IN EACH CASE UNLESS THE CONTEXT OTHERWISE REQUIRES.


                         ------------------------------


                     DEALER PROSPECTUS DELIVERY OBLIGATION



     Until                , all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                         ------------------------------


     We own or have rights to trademarks or trade names that we use in conjunction with the sale of our products and services. CollegeLink(R) is a registered trademark owned by us. Cytation(TM), Cytation.com(TM) and CollegeLink.com(TM), are trademarks owned by us. Making College Count(R) is a registered trademark owned by Student Success, Inc. This prospectus also refers to trademarks and trade names of other companies.

                               PROSPECTUS SUMMARY



     This summary does not include all of the information that may be important to you. You should read the following summary together with the more detailed information, including our consolidated financial statements and related notes, appearing elsewhere in this prospectus. Unless otherwise indicated, all information in this prospectus assumes the underwriters will not exercise their over-allotment option.


                           CYTATION.COM INCORPORATED


OUR COMPANY



     We are a holding company. Our primary operating business is CollegeLink.com. Together with The College Board(R) and PNC Bank, N.A., we provide college bound students and their families a complete solution to the challenges of the college admission process, from college selection to submission of college, financial aid, and scholarship applications. We have recently entered into a definitive agreement to acquire a related business, Student Success, Inc. and a letter of intent to acquire another related business, Online Network, L.L.C. d/b/a Online Scouting Network. Before acquiring Student Success and Online Scouting, we were a provider of computer-based college admissions services and proprietary online learning solutions.



     CollegeLink.com. Through CollegeLink.com, and its relationships with more than 900 colleges and universities, we are a leading provider of computer-based college applications and admissions services to college bound students and their families.



     Student Success. Student Success is a leading provider of onsite high school and college preparatory programs for students and their families under its Making College Count(R) and Making High School Count(TM) trademarks. Through this channel, we intend to continue to expand our presence and awareness of our services with high school students. Student Success presented its seminars to more than 225,000 students at more than 900 high schools and junior colleges nationwide last year. These programs were sponsored by eight major consumer products companies.



     Online Scouting Network. Online Scouting Network is a leading recruiting company that provides student athletes greater visibility to more than 3,000 college and university coaches. For the school year ended June 1999, more than 25,000 high school athletes from 600 high schools in 22 sports nationwide were registered with Online Scouting Network.



OUR RELATIONSHIPS



     We have entered into agreements and developed relationships with more than 900 colleges and universities that accept applications in their respective formats through CollegeLink(R). A complete list of these colleges and universities is set forth on the inside front and back cover of this prospectus.



     We have an exclusive agreement with The College Board(R) to provide electronic college applications through The College Board's ExPAN(R) guidance software. The College Board(R) is a membership organization of colleges and secondary schools and is the provider of the SAT(R) and the AP(R) Exams.



     We have an exclusive agreement with PNC Bank, N.A., one of the largest student loan providers in the United States, to provide financial products and services to college bound students and their families through our CollegeLink.com Internet hub.



OUR MARKET



     There are about 14.8 million high school students in the United States. According to the U.S. census bureau, this number will increase to 15.7 million over the next 5 years. Each year about 3.2 million students enter colleges and universities for the first time. Of these about 2.2 million apply as first time freshman to undergraduate colleges and universities. The remaining students apply to continuing education programs of various sorts.



     Each year about 3.2 million applicants submit more than eight million applications for undergraduate admission to nearly 3,400 U.S. colleges and universities. Over 50% of these students apply for some form of financial aid. According to the Department of Education, it is expected that the total number of college bound students will continue to increase each year for the foreseeable future. Based on industry statistics, we believe colleges spend about $3 billion annually to recruit and enroll students.



     We have developed an Internet hub with a college application, financial aid and scholarship service to provide students and their families a comprehensive solution to the challenges of the college selection and admission process. We expect that nearly all applications will be submitted by computer within the next several years because of increasing student computer literacy and the significant financial and administrative benefits to colleges and universities of receiving applications electronically. In addition, through the Making College Count(R) and Making High School Count(TM) programs, we help prepare students for success in college.



     We continuously obtain demographic and other information which can be used by students, their families, colleges and other service providers to assist in the college admissions process and enhance the entire college experience. Due to the volume of college bound students who visit our Internet hub, we are developing an attractive e-commerce location for students and their families.



OUR STRATEGY



     Our strategy is to build upon the thousands of relationships we have developed with high school guidance counselors and college admissions professionals through one-on-one marketing efforts. We plan to build our brand, reach increasing numbers of high school and college students, and drive traffic to our Internet hub. Our objectives are to:



     Expand our market leadership position. We intend to leverage our relationships with more than 3,000 high schools and more than 900 colleges and universities to establish new affiliations, attract additional students to our website, and create a premier Internet hub for college bound students.



     Expand existing brand awareness. We intend to build upon our established brands and our relationships with The College Board(R) and PNC Bank, N.A. to establish CollegeLink.com as a leading Internet hub and e-commerce site.



     Capitalize on our strong high school presence. Each year, The College Board(R) distributes our CollegeLink(R) software with its ExPAN(R) guidance software to about 2,000 high schools nationwide. Last school year, Making College Count(R) presented at more than 900 high schools and junior colleges and Online Scouting Network registered athletes from about 600 high schools. We intend to grow our presence in the high school market through expansion of these programs.



     Develop strategic web partnerships. We have initiated a web partnership program to co-brand our products and services on targeted high school and college-related high traffic web sites and add content to our Internet hub.



     Overcome resistance to online applications. We believe many college bound students and their families perceive that colleges and universities prefer applications that are submitted on the institution's specific format. CollegeLink(R) software is the only program currently available that permits students to enter general information only once and still deliver to each institution an application in that institution's own format. We believe this feature gives us a significant competitive advantage and we intend to promote it to increase use of our services.



     Market our products and services. We plan to continue to add high schools, colleges and universities to our roster the way we have since 1991: on campus direct sales calls by sales personnel, corporate sponsorships, direct mailings, targeted periodical advertising, online and broadcast advertising, partnerships and various promotional campaigns.



     Our executive offices are located at 809 Aquidneck Avenue, Newport, Rhode Island 02482 and our telephone number is (401) 845-8800. Our web site is located at www.collegelink.com. Information contained on our web site is not part of this prospectus.

                                  THE OFFERING



Common stock offered by Cytation....     -- shares



Common stock to be outstanding after
the offering(1).....................     -- shares



Use of proceeds.....................     We intend to use our net proceeds for
                                         the acquisitions of Student Success and
                                         Online Scouting Network, general
                                         corporate purposes, including working
                                         capital, expansion of our sales and
                                         marketing programs and in acquisitions
                                         of and investments in complementary
                                         businesses. See "Use of Proceeds."



Over-the-Counter Electronic Bulletin
Board Symbol........................     CYTA



Proposed Nasdaq National Market
symbol..............................     CLNK

---------------

(1) The number of shares of common stock to be outstanding after the offering excludes (a) -- shares of the underwriters' over-allotment option, (b) -- shares of common stock reserved for issuance upon exercise of the representative's warrant, (c) options outstanding at September 30, 1999 to purchase 1,716,185 shares of common stock, and 925,000 shares reserved for future grants under our option plans at September 30, 1999 (d) 890,000 shares of common stock issuable upon conversion of 890,000 shares of Series A Convertible Preferred Stock outstanding at September 30, 1999, (e) 550,369 shares of common stock issuable upon conversion of 279,771 shares of Series B Convertible Preferred Stock outstanding at September 30, 1999 (assuming the maximum number of shares of common stock issuable upon such conversion),
    (f) 1,000,000 shares of common stock issuable upon conversion of 1,000,000 shares of Series C Convertible Preferred Stock outstanding at September 30, 1999, and (g) warrants to purchase 755,803 shares of common stock outstanding at September 30, 1999.



                             SUMMARY FINANCIAL DATA


                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



     The following table summarizes our financial data. The data presented in this table is derived from the "Selected Financial Data" and the financial statements and related notes which are included elsewhere in this prospectus. You should read those sections for a further explanation of the financial data summarized here. The pro forma financial data presented in the table gives effect to the proposed issuance of common stock to the stockholders of Student Success, Inc. and Online Scouting Network. The pro forma as adjusted financial data also gives effect to this offering.



                                                              YEAR ENDED JUNE 30,
                                            -------------------------------------------------------
                                                                         PRO FORMA       PRO FORMA
                                               1998          1999       ACQUISITIONS    AS ADJUSTED
                                            ----------    ----------    ------------    -----------
INCOME STATEMENT
Revenues..................................  $    1,243    $      562     $    1,840
Expenses..................................       1,873         3,148          7,995
                                            ----------    ----------     ----------
Net Loss..................................  $     (630)   $   (2,586)    $   (6,155)
                                            ==========    ==========     ==========
Weighted Average Primary Shares...........   3,499,857     6,531,153      7,190,158
                                            ==========    ==========     ==========
Net Loss Per Share........................  $    (0.18)   $    (0.40)    $    (0.86)
                                            ==========    ==========     ==========
                                                                  AT JUNE 30,
                                            -------------------------------------------------------
                                                                                         PRO FORMA
                                               1998          1999           1999        AS ADJUSTED
                                            ----------    ----------    ------------    -----------
BALANCE SHEET
Current Assets............................  $      131    $    1,557     $    5,314
Total Assets..............................         358         1,807         25,005
Shareholders' Equity (Deficit)............         (69)        1,377         21,729

                                  RISK FACTORS



     You should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.



                         RISKS RELATING TO OUR BUSINESS



OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY AS AN INTERNET COMPANY.



     One of our predecessor entities established the CollegeLink business in 1991. While we previously sold CollegeLink(R) as a computer-based service, we are converting this business to an Internet-based service. Accordingly, the CollegeLink business in its current form has only a very limited operating history on which you can base your evaluation of this business. As a result, you will find it difficult to predict our future revenues or results. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in a new and rapidly evolving market such as the market for Internet-based services.


WE HAVE NEVER BEEN PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE.


     Each of our predecessors has incurred significant losses in every fiscal period since inception. Since our recent mergers with each of these corporations, we have continued to incur losses in the CollegeLink.com business and our other businesses. We incurred a net loss of $630,332 in fiscal 1998 and had a net loss of $2,586,425 in fiscal 1999. As of June 30, 1999, we had a pro forma net loss of $6,154,936. We expect to continue to experience losses at least for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Our failure to achieve and maintain profitability could adversely affect the market price of our common stock.



WE FACE COMPETITION FROM COMPANIES OPERATING BUSINESSES SIMILAR TO OURS, AND OUR FAILURE TO COMPETE SUCCESSFULLY WITH OUR CURRENT OR FUTURE COMPETITORS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.



     The market in which CollegeLink(R) operates is very competitive. We face direct competition from a number of sources, the most significant of which are Apply!, Embark.com (formerly CollegeEdge), CollegeNet, CollegeQuest and XAP. Apply!, owned by The Princeton Review, provides a CD-based college application product to students, primarily through a high school distribution scheme. Embark.com, CollegeNet, CollegeQuest and XAP are Internet companies which allow students to complete and submit college applications electronically. Our CollegeLink(R) service also faces competition from traditional print media companies such as The Princeton Review, Petersons, a subsidiary of Thorne Publishing, and Kaplan Educational Centers, which provide offline information and resources such as self help guides on college admission and selection, and from software companies already providing packaged software to educational institutions and professionals. Some of these companies have already moved to provide these resources on the Internet. We also face competition from educational not-for-profit and membership organizations such as ACT and our partner, The College Board(R), which already provide significant online information and other resources to students. Our partner, The College Board(R), has recently announced plans to provide a broad range of college admissions, test preparation and related services on the Internet.



     Students Success faces competition from a variety of sources including other providers of self-help and educational programs such as Kaplan, Barrons, Princeton Review, Houghton Mifflin and Learning Forum. The market in which Online Scouting Network operates is also competitive. We are aware of three significant competitors in its market: Athletes Online, Allstater.com and The Recruitzone. These companies provide online college athletic recruitment information and services. While we believe that there are barriers to entry to the markets in which we operate, we expect that additional competitors will enter these markets with competing products in the future. Our current or future competitors may have greater resources, including contacts in the educational industry, than we currently have at our disposal. Our competitors may be more able to react more quickly to changes in technology in our industry and/or to expend greater time and funds than we can to develop and promote their products or services. Increased competition could result in pricing pressures, reduced margins or the failure of our products and services to achieve or maintain market acceptance. If we cannot compete effectively with current or future competitors, our business, operating results and financial condition could be materially adversely affected.



STUDENTS MAY BE RELUCTANT TO SUBMIT COMPUTER-BASED APPLICATIONS AND ANY DIFFICULTY CONVINCING STUDENTS TO USE OUR SERVICE COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.



     College bound students may not feel comfortable using our products. Students may feel that applications submitted electronically will not receive the same treatment as traditional applications, they may feel insecure about relying on an intermediary for submitting applications, or they may be unwilling to pay the additional fees we charge for processing applications. Any of these factors could inhibit development of a market for CollegeLink(R). If we have difficulty developing a viable market for CollegeLink(R), our business and operating results could be materially adversely affected.



COLLEGES AND UNIVERSITIES MAY BE UNWILLING TO DESIGNATE COLLEGELINK(R) AS A PREFERRED OR EVEN AN ACCEPTABLE ONLINE FILING SERVICE.



     Various colleges and universities may not wish to establish a special relationship with any particular online application service or they may not be willing to accept online filing from any service. The adoption of such a policy by a significant number of these institutions could have a material adverse effect on our results of operations and financial condition.



FAILURE TO ESTABLISH RELATIONSHIPS WITH FURTHER COLLEGES AND UNIVERSITIES OR TO MAINTAIN OUR EXISTING RELATIONSHIPS MAY AFFECT OUR ABILITY TO COMPETE IN OUR MARKET.



     We believe our ability to successfully compete in the online college application market is dependent upon our ability to enter into new relationships with colleges not currently accepting CollegeLink(R) applications and to maintain our existing relationships with a large number of colleges and universities. If we are unable to continue to enter into new relationships with colleges and universities not currently accepting CollegeLink(R) applications, the growth of our business could be inhibited. Our failure to maintain our existing relationships with colleges and universities for any reason could cause us to lose existing and potential customers. A loss of customers or restrictions on our ability to grow our business could have a material adverse effect on our results of operations and financial condition.



OUR FAILURE TO MANAGE OUR EXPANDING OPERATIONS SUCCESSFULLY COULD ADVERSELY AFFECT OUR BUSINESS.



     If we are to be successful, we must expand our operations. We have experienced significant growth in our revenues and employee base as a result of acquisitions. This growth creates new and increased management and training responsibilities for our employees. This growth also increases the demands on our internal systems, procedures and controls, and on our managerial, administrative, financial, marketing and other resources. We depend heavily upon the managerial, operational and administrative skills of our officers to manage this growth. Nonetheless, new responsibilities and demands may adversely affect the overall quality of our work. Any failure on our part to improve our internal systems, procedures and controls, to attract, train, motivate, supervise and retain additional professional, managerial, administrative, financial, marketing and other personnel, or otherwise to manage growth successfully could have a material adverse effect on our business, financial condition and results of operations.



WE MAY HAVE DIFFICULTY INTEGRATING THE BUSINESSES OF ECI, STUDENT SUCCESS AND OTHER BUSINESSES WHICH WE EXPECT TO ACQUIRE.



     On August 10, 1999, we acquired ECI, Inc. ECI became our wholly-owned subsidiary. We continue to operate it as a subsidiary, now renamed CollegeLink.com Incorporated. CollegeLink.com provides online college admission, scholarship and financial aid application services. On October 20, 1999, we signed a definitive agreement to acquire Student Success, Inc. Student Success offers onsite high school and college preparatory programs for students and their families under its Making College Count(R) and Making High School Count(TM) trademarks. On August 18, 1999, we signed a letter of intent to acquire Online Network, L.L.C. d/b/a Online Scouting Network, an Internet-based company that operates the Online Scouting Network and provides student-athlete recruiting services at its web site, http://www.osn.com. Both of our pending acquisitions are subject, among other things, to certain usual and customary closing conditions. No assurance can be given to you that we will complete these acquisitions.



     We cannot assure you that we will be able to absorb and effectively manage the acquisition of ECI and, assuming their completion, the acquisitions of Student Success and Online Scouting. There can be no assurance that we will be able to develop, market and sell our CollegeLink(R) products and services and the products and services of Student Success and Online Scouting successfully. The difficulty and management distraction inherent in integrating each acquired business, the substantial charges expected to be incurred in connection with each acquisition, including costs of integrating each business and transaction expenses arising from each acquisition, the risks of entering markets in which we have no or limited direct prior experience, the potential loss of key employees of each acquired company and the risk that the benefits sought in each acquisition will not be fully achieved, could have a material adverse effect on our business, operating results and financial condition.



WE ARE DEPENDENT UPON CERTAIN KEY PERSONNEL WHOSE SERVICES COULD BE DIFFICULT TO REPLACE.



     Our future success depends to a significant degree on the skills, experience and efforts of our key executive officers and key marketing and management personnel such as our Chairman, Richard Fisher, our President, Kevin High and our Senior Vice President and President of CollegeLink.com., Thomas Burgess, all of whom currently devote their full time to our business and would be difficult to replace if they left our employment. While we have employment agreements with the foregoing individuals, such agreements do not guarantee their continued employment with us. While we also have noncompetition agreements with these individuals, there is no assurance that the noncompetition agreements will be enforceable. The loss of the services of any of the foregoing individuals could have a material adverse effect on our business, operating results and financial condition. We maintain a key person life insurance policy covering Mr. High for our benefit but do not have similar insurance coverage for any other employee.



OUR INABILITY TO HIRE AND RETAIN SKILLED PERSONNEL COULD HARM OUR BUSINESS.



     Qualified personnel are in great demand throughout the software and Internet start-up industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our inability to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could have a material adverse effect on our business, operating results and financial condition.



SEASONAL FACTORS MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE IN CERTAIN PERIODS TO OFFSET EXPENSES IN THOSE PERIODS.



     Because our CollegeLink business derives from the college application process which occurs in the fall, winter, and early spring, revenue from our CollegeLink(R) products and services has historically been much lower during the late spring and summer months, and we expect this trend to continue. This seasonality of the CollegeLink business may cause our revenue and operating results to fluctuate significantly in the future and to be difficult to predict. In such an event, the price of our common stock could decline.

IF OUR ONLINE SERVERS BECAME UNAVAILABLE, WE COULD LOSE CUSTOMERS.



     We could lose existing or potential customers for our online CollegeLink(R) business if they do not have ready access to our online servers, or if our online servers and computer systems do not perform reliably and to our customers' satisfaction. Network interruptions or other computer system shortcomings, such as inadequate capacity, could reduce customer satisfaction with our services or prevent customers from accessing our services and seriously damage our reputation.



     As the number of students and colleges and universities using CollegeLink(R) online increases, we will need to expand and upgrade the technology underlying our CollegeLink(R) services. We may be unable to predict accurately changes in the volume of user traffic and therefore may be unable to expand and upgrade our systems and infrastructure in time to avoid system interruptions. System interruptions will affect the quality of our services we provide to our existing customers and may cause us to lose customers. In addition, we may need to divert significant resources to expand and upgrade our existing systems and infrastructure to meet any increase in user demand. This could have a material adverse effect on our business, results of operations and financial condition.



     Although we are planning to provide a redundant server capability in another geographic area, all of our computer and communications equipment is currently located in Newport, Rhode Island. This equipment is vulnerable to interruption or damage from fire, flood, power loss, telecommunications failure and earthquake. Some of the components of our computer and communication systems do not have immediate automatic backup equipment. The failure of any of these components could result in down time for our server and could seriously harm our business. Our property damage and business interruption insurance may not protect us from any loss that we may suffer.


     Our computer and communications systems are also vulnerable to computer viruses, physical or electronic break-in and other disruptions. These problems could lead to interruptions, delays, loss of data or the ineffective operation of our server. Any of these outcomes could seriously harm our business.

WE COULD LOSE REVENUE AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT.


     Many currently installed computer systems and software products accept only two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which a system or software might consider to be the year 1900 rather than the year 2000. This error could result in system failures, delays or miscalculations that disrupt our operations. The failure of our internal systems, the systems of any companies we acquire, or any material third-party systems, to be year 2000 compliant could result in significant liabilities and could seriously harm our business.


     We have conducted a review of our business systems, including our computer systems. We have taken steps to remedy potential problems, but have not yet developed a comprehensive year 2000 contingency plan. There can be no assurance that we will identify all year 2000 problems in our computer systems before they occur or that we will be able to remedy any problems that are discovered.

     We have also queried many of our customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. We have received responses from several of these parties, but there can be no assurance that we will identify all such year 2000 problems in the computer systems of our customers, vendors or resellers before they occur or that we will be able to remedy any problems that are discovered.


     Our efforts to identify and address year 2000 problems, and the expenses we may incur as a result of such problems, could have a material adverse effect on our business, financial condition and results of operations. We expect that costs to address the year 2000 issue, directly or indirectly, will total about $15,000, the majority of which was spent in fiscal 1998 and 1999, with the remainder being spent during fiscal 2000. To date, we have incurred expenses of about $12,000 related to the assessment of and preliminary efforts in dealing with the year 2000 issue. We cannot assure you that these costs will not be significantly higher.



     In addition, the revenue stream and financial stability of existing customers may be adversely impacted by year 2000 problems, which could cause fluctuations in our revenue. If we fail to identify and remedy year 2000 problems, we could also be at a competitive disadvantage relative to companies that have corrected such problems. It is also possible that concerns over year 2000 problems could cause potential customers for our products and services to lose confidence in computer-based solutions to college applications needs. Any of these outcomes could have significant adverse effects on our business, financial condition and results of operations.



WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND ASSERTING OUR INTELLECTUAL PROPERTY RIGHTS MAY SUBJECT US TO LITIGATION WHICH COULD HARM OUR OPERATING RESULTS.



     Our success depends to a significant degree upon the protection of our proprietary technology and other intellectual property rights including our rights in our CollegeLink(R) software. The unauthorized reproduction or other misappropriation of our proprietary technology or use of our other intellectual property rights could enable third parties to benefit from our technology and other intellectual property rights without paying us for it. This could have a material adverse effect on our business, operating results and financial condition.



     Although we have taken steps to protect our proprietary technology and other intellectual property, they may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States.



     If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.



WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT AND OTHER CLAIMS FROM THIRD PARTIES IN CONNECTION WITH THE USE OF OUR TECHNOLOGY WHICH COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS AND DIVERT OUR RESOURCES FROM OUR BUSINESS.



     Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.



     Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business for periods of time. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

                         RISKS RELATING TO OUR INDUSTRY



WE DEPEND ON THE CONTINUED GROWTH OF THE INTERNET AND ANY DECREASE IN CONSUMER USE OF THE INTERNET OR THE GROWTH OF THE INTERNET COULD HARM OUR BUSINESS.



     Our ability to generate revenues is substantially dependent upon continued growth in the acceptance and use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. We cannot be certain that the necessary infrastructure or complementary products or services will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, there can be no assurance that the infrastructure will continue to be able to support the demands placed upon it by such potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle increased levels of Internet activity, increased governmental regulation or taxation of Internet commerce may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, it would have a material adverse effect on our business, operating results and financial condition.


OUR BUSINESS MAY BE HARMED BY THE SECURITY RISKS RELATED TO INTERNET COMMERCE.


     A significant barrier to submission of personal data in college applications over the Internet is the secure transmission of confidential information over public networks. Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches.


     Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.


                        RISKS RELATING TO THIS OFFERING



OUR EXISTING PRINCIPAL SHAREHOLDERS WILL CONTINUE TO EXERCISE SIGNIFICANT CONTROL OF CYTATION.



     Of our outstanding 9,846,340 shares of common stock, our principal shareholders, officers and directors beneficially own 3,784,492 shares or about 29 percent of our common stock prior to this offering and following this offering will own about -- percent of our common stock. In addition, our officers and directors have currently exercisable options to purchase 402,369 shares of our common stock. As a result, they may have the ability to control and direct our affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control in Cytation.

THERE HAS BEEN LITTLE PREVIOUS PUBLIC MARKET FOR OUR STOCK, AND IF SUCH A MARKET DOES DEVELOP, OUR STOCK PRICE COULD POTENTIALLY BE VOLATILE.



     Although our common stock is quoted on the Over-the-Counter Electronic Bulletin Board, there has been little public market for the common stock, and there can be no assurance that an active trading market will develop or be sustained. At a future date, provided a public market for the stock does develop, the market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to proprietary rights and general market conditions.



WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING.



     We intend to use all of our proceeds from this offering for the acquisition of Student Success, working capital and general corporate purposes, including other potential acquisitions. Accordingly, we will have broad discretion in using our proceeds. You will not have the opportunity to evaluate the economic, financial or other information that we will use to determine how to use our proceeds.



FUTURE SALES OF COMMON STOCK BY EXISTING SECURITY HOLDERS COULD DEPRESS THE MARKET PRICE FOR THE COMMON STOCK.



     Sales of substantial amounts of the common stock in the public market, or the prospect of such sales, could depress the prevailing market price of the common stock and our ability to raise equity capital in the future. Upon completion of this offering, we will have outstanding -- shares of common stock, warrants and options to purchase 2,471,988 shares and 2,440,369 shares issuable upon conversion of our preferred stock (assuming the maximum number of shares to be issued upon conversion). Of these shares, -- shares of common stock and 4,912,357 shares issuable upon exercise of warrants and options and conversion of our preferred stock (assuming the maximum number of shares to be issued upon conversion) will be restricted shares under the Securities Act of 1933, as amended. The common stock in this offering will be immediately eligible for sale in the public market without restriction on the date of the prospectus. Taking into account the lock-up agreements and the restrictions of Rules 144, 144(k) and 701 promulgated under the Securities Act, all of the restricted shares will be available for sale in the public market beginning twelve months from the date of this prospectus.



YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION OF YOUR INVESTMENT.



     If you buy the common stock you will incur immediate and substantial dilution of about $-- per share, or --% of your investment in the common stock (at a public offering price of $-- per share), in that the net tangible book value of the common stock after this offering will be about $-- per share of common stock.


ISSUANCE OF PREFERRED STOCK MAY ADVERSELY AFFECT HOLDERS OF COMMON STOCK OR DELAY OR PREVENT CORPORATE TAKE-OVER.


     Our certificate of incorporation provides that we may issue preferred stock from time to time in one or more series. Our Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The Board of Directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

OUR CHARTER, BY-LAWS AND NEW YORK LAW MAY DETER TAKE-OVERS.



     Our certificate of incorporation, by-laws and New York law contain provisions that could have anti-takeover effects and that could discourage, delay or prevent a change in control of Cytation or an acquisition of Cytation at a price that many stockholders may find attractive. These provisions may also discourage proxy contests and make it more difficult for stockholders of Cytation to take some corporate actions, including the election of directors. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.



                           FORWARD-LOOKING STATEMENTS



     Statements in this prospectus that are not purely historical, such as statements regarding our expectations, beliefs, intentions, plans and strategies regarding the future, are forward-looking statements. These statements are only predictions, and they involve risks, uncertainties and assumptions that could cause our actual results to differ materially from the results we express in the forward-looking statements, including those risks and uncertainties discussed under "Risk Factors." This section includes important factors that could cause or contribute to these differences. We cannot guarantee the results expressed in any forward-looking statement. We have based all forward-looking statements on information available to us on the date of this prospectus and we have no obligation to update any forward-looking statement.

                                USE OF PROCEEDS



     We estimate that the net proceeds from the sale of the -- shares of common stock we are offering, after deducting the estimated underwriting discount and estimated offering expenses payable by us and assuming a public offering price of $-- per share, will be about $-- million, or about $-- million if the underwriters exercise their over-allotment option in full.



     We intend to use the net proceeds from the offering for the acquisitions of Student Success and Online Scouting Network, general corporate purposes, including working capital, expansion of our sales and marketing programs and in acquisitions of and investments in complementary businesses. Accordingly, we will have broad discretion in the application of the net proceeds. We have recently signed a definitive agreement to acquire Student Success, Inc. and a letter of intent to acquire Online Scouting Network. Pending the foregoing uses, we intend to invest the net proceeds from the offering in investment-grade, interest-bearing instruments. While the net proceeds are so invested, the interest earned by us on such proceeds will be limited by available market rates. We intend to invest and use such proceeds so as not to be considered an "investment company" under the Investment Company Act of 1940, as amended.



                          PRICE RANGE OF COMMON STOCK



     Our common stock has been publicly traded on the Over-the-Counter Electronic Bulletin Board under the symbol CYTA since March 18, 1999. The following table sets forth, for the periods indicated, the high and low closing sales prices per share for the common stock as quoted on the Over-the-Counter Electronic Bulletin Board.



                                                               PRICE RANGE OF
                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
FISCAL 1999:
Third Quarter ending March 31, 1999 (commencing March 18,
  1999).....................................................  $7.500    $5.375
Fourth Quarter ending June 30, 1999.........................  $9.906    $6.125

FISCAL 2000:
First Quarter ending September 30, 1999.....................  $6.875    $4.188
Second Quarter ending December 31, 1999 (through October 15,
  1999).....................................................  $6.750    $5.000



     On October 15, 1999, the closing price of our common stock as quoted on the Over-the-Counter Electronic Bulletin Board was $6.5625. On that date, we had about 1,400 holders of record of the common stock. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.



                                DIVIDEND POLICY



     We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings to finance operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend, among other things, on our results of operations, cash flows and financial condition and on such other factors as our Board of Directors may, in its discretion, consider relevant.

                                 CAPITALIZATION



     The following table sets forth our capitalization as of September 30, 1999, on an actual basis, on a pro forma basis as if the acquisitions of Student Success, Inc. and Online Scouting Network had occurred as of September 30, 1999, and as adjusted to reflect the completion of the foregoing acquisitions and the sale by us of -- shares of common stock in this offering (at an offering price of $ -- per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by us) and the application of the estimated net proceeds from this offering. You should read the following in conjunction with the more detailed financial statements and related notes included elsewhere in this prospectus.



                                                                   SEPTEMBER 30, 1999
                                                      ---------------------------------------------
                                                                       PRO FORMA       PRO FORMA AS
                                                        ACTUAL      ACQUISITIONS(1)      ADJUSTED
                                                      ----------    ---------------    ------------
SHAREHOLDERS' EQUITY:
Series A Convertible Preferred Stock, $4.00 stated
  value, par value $0.01 per share; 2,500,000 shares
  authorized, and 890,000 shares issued and
  outstanding.......................................  $3,560,000
Series B Convertible Preferred Stock, $7.625 stated
  value, par value $0.01 per share; 300,000 shares
  authorized, and 279,771 shares issued and
  outstanding.......................................  $2,133,254
Series C Convertible Preferred Stock $4.00 stated
  value, par value $0.01 per share; 1,000,000 shares
  authorized, and 1,000,000 shares issued and
  outstanding.......................................  $4,000,000
Common Stock, par value $0.001 per share;
  100,000,000 shares authorized and 9,846,340 shares
  issued and outstanding, actual;      shares issued
  and outstanding, pro forma;      shares issued and
  outstanding, pro forma as adjusted(2).............   9,846,340
Additional paid-in capital..........................  $2,459,718
Retained earnings (accumulated deficit).............
          Total shareholders' equity................
          Total capitalization......................


---------------

(1) This amount takes into account the -- and 225,000 shares of common stock proposed to be issued to the stockholders of Student Success, Inc. and Online Scouting Network, respectively, in connection with the acquisition of these companies.



(2) Does not give effect to an aggregate of up to -- shares of common stock as follows: (a) -- shares issuable upon exercise of the underwriters' over-allotment option; (b) -- shares of common stock reserved for issuance upon exercise of the representative's warrant, (c) 1,716,185 shares of common stock reserved for issuance upon the exercise of options outstanding, and 925,000 shares of common stock reserved for future grants under our option plans, (d) 755,803 shares of common stock reserved for issuance upon exercise of outstanding warrants, (e) 890,000 shares of common stock issuable upon conversion of 890,000 shares of Series A Convertible Preferred Stock outstanding, (f) 550,369 shares of common stock issuable upon conversion of 279,771 shares of Series B Convertible Preferred Stock outstanding (assuming the maximum number of shares of common stock issuable upon such conversion), and (g) 1,000,000 shares of common stock issuable upon conversion of 1,000,000 shares of Series C Convertible Preferred Stock outstanding. See "Underwriting," "Certain Relationships and Related Transactions" and "Management -- Benefit Plans." In September 1999, no options to purchase shares of our common stock were exercised.

                                    DILUTION



     The pro forma net tangible book value of our common stock as of September 30, 1999 was approximately $ --, or $ -- per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by -- shares of common stock outstanding as of September 30, 1999 after giving effect to the proposed issuance of common stock to the stockholders of Student Success, Inc. and Online Scouting Network in connection with our acquisition of those companies.



     Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by new investors who purchase shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of -- shares of common stock in this offering at an offering price of $ -- per share, after deduction of estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of the Company at September 30, 1999 would have been $ -- or $ -- per share.



     This represents an immediate increase in pro forma net tangible book value of $ -- per share to existing shareholders, and an immediate dilution in net pro forma tangible book value of $ -- per share to new investors in this offering, as illustrated in the following table:



Assumed offering price per share(1)...............................    $ --
  Net tangible book value per share at September 30, 1999...  $ --
  Increase per share attributable to new investors..........  $ --
                                                              ----
Pro forma net tangible book value per share after this
  offering(2).....................................................    $ --
                                                                      ----
Dilution per share to new investors(3)............................    $ --
                                                                      ====


---------------

(1) Before deduction of estimated underwriting discounts and commissions and offering expenses to be paid by us.



(2) Does not give effect to an aggregate of up to -- shares of common stock as follows: (a) -- shares issuable upon exercise of the underwriters' over-allotment option; (b) -- shares of common stock reserved for issuance upon exercise of the representative's warrant, (c) 1,716,185 shares of common stock reserved for issuance upon the exercise of options outstanding, and 925,000 shares of common stock reserved for future grants under our option plans at September 30, 1999, (d) 755,803 shares of common stock reserved for issuance upon exercise of outstanding warrants, (e) 890,000 shares of common stock issuable upon conversion of 890,000 shares of Series A Convertible Preferred Stock outstanding at September 30, 1999, (f) 550,369 shares of common stock issuable upon conversion of 279,771 shares of Series B Convertible Preferred Stock outstanding at September 30, 1999 (assuming the maximum number of shares of common stock issuable upon such conversion), and (g) 1,000,000 shares of common stock issuable upon conversion of 1,000,000 shares of Series C Convertible Preferred Stock outstanding at September 30, 1999. See "Underwriting," "Certain Relationships and Related Transactions" and "Management -- Benefit Plans."



(3) Represents dilution of about --% to purchasers of the shares of common stock in this offering.

     The following table summarizes as of September 30, 1999, on a pro forma basis to reflect the same adjustments described above, the number of shares of common stock sold by us, the total consideration paid and the average price per share paid by (i) the existing holders of common stock and (ii) the new investors in the offering, assuming the sale of -- shares of common stock by us at an offering price of $ -- per share. The calculations are based upon total consideration given by new and existing shareholders, before any deduction of estimated underwriting discounts and commissions and offering expenses.



                                        SHARES PURCHASED       TOTAL CONSIDERATION
                                      --------------------    ----------------------    AVERAGE PRICE
                                      NUMBER    PERCENTAGE     AMOUNT     PERCENTAGE      PER SHARE
                                      ------    ----------    --------    ----------    -------------
Existing shareholders...............                   %      $                     %     $
New Investors.......................                   %      $                           $
                                      ------                  --------    ----------
          Total(1)..................              100.0%      $           $    100.0%
                                      ======      =====       ========    ==========


---------------

(1) The foregoing table does not give effect to the items described in footnotes
    (1) and (2) to the previous dilution table.

                            SELECTED FINANCIAL DATA



     The following selected financial data for the six months ended June 30, 1996 and as of June 30, 1997, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 are derived from our financial statements included in this prospectus, which have been audited by Radin, Glass & Co., LLP, independent accountants. You should read the following information in conjunction with our financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section appearing elsewhere in this prospectus. The pro forma net loss per common share data gives effect to the conversion of all series of preferred stock outstanding as of June 30, 1999 into common stock. The historical results are not necessarily indicative of results to be expected for future periods.



                                            PERIOD FROM
                                             INCEPTION
                                           (JANUARY 29,                 YEAR ENDED JUNE 30,
                                         1996) TO JUNE 30,    ---------------------------------------
                                               1996              1997          1998          1999
                                         -----------------    ----------    ----------    -----------
STATEMENT OF OPERATIONS DATA:
Net Revenue:
  Development of proprietary
     technology........................     $       --        $       --    $  500,000    $        --
  Online training service revenues.....             --                --            --        162,884
  Web site hosting.....................          6,921            82,971       210,700        235,522
  Other revenues.......................         36,744           376,754       533,183        163,515
                                            ----------        ----------    ----------    -----------
                                                43,665           459,725     1,243,883        561,921
                                            ----------        ----------    ----------    -----------
OPERATING EXPENSES:
  Payroll, payroll taxes and related
     benefits..........................         37,177           589,356     1,018,786      1,173,439
  Investor relations...................             --                --            --        376,824
  Depreciation and amortization........             --            66,949        93,554        131,545
  Advertising..........................          6,678           127,155        13,268         49,428
  Other general and administrative
     expenses..........................         61,772           558,978       741,028      1,375,057
                                            ----------        ----------    ----------    -----------
  Total Costs and Expenses.............        105,627         1,342,438     1,866,636      3,106,293
Loss From Operations...................        (61,962)         (882,713)     (622,753)    (2,544,372)
Interest Expense.......................             --             5,786         7,579         42,053
                                            ----------        ----------    ----------    -----------
Net Loss...............................     $  (61,962)       $ (888,499)   $ (630,332)   $(2,586,425)
                                            ==========        ==========    ==========    ===========
Net Loss Per Common Share..............     $    (0.06)       $    (0.29)   $    (0.18)   $     (0.40)
                                            ==========        ==========    ==========    ===========
Weighted Average Primary Number of
  Shares Outstanding...................      1,076,452         3,033,036     3,499,857      6,531,153
                                            ==========        ==========    ==========    ===========
Pro Forma Net Loss Per Common Share....             --                --            --          (0.86)
Pro Forma Weighted Average Shares
  Outstanding..........................             --                --            --      7,190,158



                                                                  AT JUNE 30,
                                            --------------------------------------------------------
                                                1996            1997          1998          1999
                                            -------------    ----------    ----------    -----------
BALANCE SHEET DATA:
Working Capital (Deficit).................   $  (78,273)     $ (168,485)   $ (286,580)   $ 1,126,168
Total Assets..............................       44,057         373,576       358,189      1,806,996
Long-Term Liabilities.....................       15,914          13,086         9,580             --
Shareholders' Equity (Deficit)............      (24,607)         78,089       (69,321)     1,376,652

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     You should read the following discussion and analysis of our financial condition and results of operations in conjunction with "Selected Financial Data" and Cytation's financial statements and related notes appearing elsewhere in this prospectus.



CORPORATE BACKGROUND



     On February 2, 1999, the Board of Directors of an inactive public company voted to change the name of that company to Cytation.com Incorporated. On February 8, 1999, the Board of Cytation.com Incorporated voted to effect a one-for-two reverse stock split which became effective on February 25, 1999. On March 5, 1999, Cytation Corporation, a Rhode Island corporation (formerly known as Web Services International, Inc.) and the provider of a browser-based online training system, was merged into Cytation.com Incorporated. In the merger, each share of Cytation Corporation was converted into 5.765 shares of common stock of Cytation.com Incorporated. A total of 7,081,028 shares of Cytation.com Incorporated were issued as a result of this merger.



     Although Cytation.com Incorporated is the surviving entity from the merger of March 5, 1999, in accordance with applicable SEC accounting requirements, we are the successor to Cytation Corporation which was the disappearing entity in the March 5, 1999 merger.



     On August 10, 1999, Cytation.com Incorporated acquired ECI, Inc., a Massachusetts corporation and provider of online college application services. ECI was merged into Cytation.com Incorporated's wholly owned subsidiary, CollegeLink.com Incorporated. CollegeLink.com Incorporated remains a wholly owned subsidiary of Cytation.com Incorporated.



RESULTS OF OPERATIONS



                                                                                          PRO FORMA
                                                        YEAR ENDED JUNE 30,             ACQUISITIONS
                                              ---------------------------------------    (UNAUDITED)
                                                                                         YEAR ENDED
                                                 1997          1998          1999       JUNE 30, 1999
                                              -----------   -----------   -----------   -------------
Net revenue:
  Development of proprietary technology.....  $        --   $   500,000   $        --    $        --
  Online training service revenues..........           --            --       162,884             --
  Website hosting...........................       82,971       210,700       235,522             --
  Other revenues............................      376,754       533,183       163,515             --
  Revenues related to acquisitions..........           --            --            --      1,839,840
                                              -----------   -----------   -----------    -----------
                                                  459,725   $ 1,243,883   $   561,921    $ 1,839,840
                                              -----------   -----------   -----------    -----------
Operating expenses:
  Payroll, payroll taxes and related
     benefits...............................  $   589,356   $ 1,018,786   $ 1,173,439    $ 1,967,153
  Investor relations........................           --            --       376,824      1,000,290
  Depreciation and amortization.............       66,949        93,554       131,545        241,153
  Advertising...............................      127,155        13,268        49,428        121,801
  Other general and administrative
     expenses...............................      558,978       741,028     1,375,057      2,450,123
  Amortization of goodwill..................           --            --            --      1,919,454
                                              -----------   -----------   -----------    -----------
  Total operating expenses..................  $(1,342,438)  $(1,866,636)  $(3,106,293)   $(7,699,974)
                                              -----------   -----------   -----------    -----------
Interest Expense............................        5,786         7,579        42,053        294,803
Net income (loss)...........................  $   888,499   $  (630,332)  $(2,586,425)   $(6,154,936)
                                              ===========   ===========   ===========    ===========



FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998



     Net Revenue. Net revenue shows the significance of the shift in our business focus over the past year. In the first part of 1998 and in prior years our principal business was the development and sales of other services related to the hosting of web content, which accounted for approximately $743,883 of our revenue. During the latter half of fiscal year 1998, we began development of an online training management system. The $500,000 of revenue for development of proprietary technology was the result of a joint venture with EER Systems Inc., a Washington, D.C. systems integrator ("EER"). This joint venture ultimately resulted in EER acquiring in excess of 10% of our shares. While we maintain web hosting services for certain clients, we no longer provide website development services. A significant portion of our fiscal year 1999 revenue was derived from the online training services.



     We expect future revenue will derive from the operations of CollegeLink.com and the continued development of the CollegeLink(R) Internet-based college admission service and Internet hub.



     Operating Expenses. Operating expenditures for the year ended June 30, 1999 were 68% greater than the previous year. This increase is attributable to the fact that we changed our principal business during the year. In addition, a significant amount of increased cost was related to software development of our online training management system. Another reason for the increase in operating expenses was the merger completed on March 5, 1999 with Cytation Corporation. A major portion of the increase in operating expenses resulted from increased legal, professional and investor relations services required to complete the merger. Operating expenses are expected to increase substantially in the future as we increase our marketing effort, and as sales increase, as we believe will occur.



FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997



     In April 1997 we sold the assets related to our Internet service provider ("ISP") business. Final consideration from that sale was received in November 1998. In fiscal 1998, we discontinued our website development business. During the quarter ended June 30, 1999, we did not receive any revenue from website development or operations as an ISP, nor did we have any expenses associated with those former components of our business. No future operations as an ISP or website developer are contemplated. In the fiscal year ended June 30, 1997, 37% of revenue was derived from subscriber access (internet dial up service), 24% of revenue was derived from website origination and a development, 18% of revenue was derived from website hosting and 21% of revenue was derived from other services.



PRO FORMA ACQUISITIONS



     Revenues Related to Acquisitions. Pro forma net revenue of the combined companies for the fiscal year ended June 30, 1999 was $1,839,840. Of this amount $561,921, $104,073, $98,178, and $1,075,668 were attributable to Cytation, ECI,
Student Success and Online Scouting, respectively. ECI's revenues were derived from its online college applications business. Student Success' revenues were derived from its online college applications business. Students Success' revenues were derived from its Making College Count(R) and Making High School Count(TM) programs. OSN's revenues were derived from registration fees of high school student athletes. The Company expects that its future revenues will be derived from these businesses.



     Operating Expenses. Operating expenses of the combined companies were $7,699,974. Of the $1,919,454 attributable to amortization of goodwill, $916,862, $747,632, and $254,959 were attributable to the acquisitions of ECI, Student Success and OSN, respectively. Payroll expenses for ECI, Student Success and OSN were $400,248, $384,205 and $9,261, respectively. Other general and administrative expenses for ECI, Student Success and OSN were $574,768, $220,377 and $532,672, respectively.



LIQUIDITY AND CAPITAL RESOURCES



     Since inception, we have funded operations primarily through cash from operations and equity and debt investment.



     Preferred Stock. We received $3,100,000 through a private placement of preferred stock to The Provident Life and Accident Insurance Company and one other accredited investor. The Purchase Agreement with The Provident Life and Accident Insurance Company was signed April 2, 1999, and the transaction closed shortly thereafter. After the end of the fiscal year, we received $460,000 through the private placement of additional shares of preferred stock to five accredited investors. We also received $4,000,000 through the private placement of preferred shares to PNC Investment Corp. on September 30, 1999.



     Common Stock. We received $195,000 in January 1999 from the sale of shares of common stock.



     Debt Financing. We issued a note payable to EER for $300,000 in July 1998. We received $300,000 from EER and a total of $70,000 from various individuals in debt instrument financing during the quarter ended March 31, 1999. These debt financings were repaid with the proceeds of the sale of preferred stock to The Provident Life and Accident Insurance Company described above. We had two short-term debt instruments representing a total of $50,000 outstanding at July 30, 1998. We repaid these debt instruments in the year ended June 30, 1999.



     Sufficiency of Cash Flows. We believe that current cash balances and any cash generated from operations will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next twelve months. A portion of our cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we evaluate potential acquisitions of such businesses, products or technologies.



     Net cash used in operating activities was $2,110,144 for the fiscal year ended June 30, 1999 and $277,177 for the fiscal year ended June 30, 1998. Net cash used in investing activities was $9,534 and $78,551 for the fiscal year ended June 30, 1999 and June 30, 1998, respectively. Financing activities provided $3,434,416 for the year ending June 30, 1999 compared to $399,662 for the year ending June 30, 1998. As of June 30, 1999, we had working capital of $1,371,100 compared to $46,362 as of June 30, 1998.


RECENT ACCOUNTING PRONOUNCEMENTS


     In March, 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." This statement is effective for financial statements for years beginning after December 15, 1998. This statement provides guidance with respect to accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and the amortization of such costs. We adopted this standard and its adoption had no material effect on our results of operations, financial position or cash flows.



     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this standard had no effect on our results of operations, financial position or cash flows.



     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We do not expect the adoption of this statement to have an impact on its results of operations, financial position or cash flows.



     Year 2000 Compliance. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. We have recognized the Year 2000 problem and have taken steps to mitigate the situation. Our in-house information technology system consists primarily of hardware and software purchased from outside parties, and software developed in-house using third party development languages and platforms. We have completed vendor-provided upgrades of vendor-developed software. Although the upgrades are claimed by the vendors to be Year 2000 compliant, we are testing the hardware and software for Year 2000 compliance and will install vendor-provided software patches if necessary. We are also testing the internally developed software which is included in the services sold to customers.



     We expect that costs to address the Year 2000 issue, directly or indirectly, will total approximately $15,000, the majority of which was spent in fiscal 1998 and 1999, with the remainder being spent during fiscal 2000. Costs include salary and related expenses, hardware and software costs, and miscellaneous expenses. To date, we have incurred expenses of approximately $12,000 related to the assessment of and preliminary efforts in dealing with the Year 2000 issue.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS



     We considered the provisions of Financial Reporting Release No. 48 "Disclosures of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosures of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Commodity Instruments." We have no holdings of derivative financial or commodity instruments.



     We are exposed to financial market risks, including changes in interest rates. To reduce these risks somewhat, we invest excess cash in money market accounts. We do not use any financial instruments for speculative or trading purposes.

                                    BUSINESS



OUR COMPANY



     We are a holding company. Our primary operating business is CollegeLink.com. Together with The College Board(R) and PNC Bank, N.A., we provide college bound students and their families a complete solution to the challenges of the college admission process, from college selection to submission of college, financial aid, and scholarship applications. We have recently entered into a definitive agreement to acquire Student Success, Inc and a letter of intent to acquire Online Network, L.L.C. d/b/a Online Scouting Network. Before acquiring Student Success and Online Scouting Network, we were a provider of computer based college admissions services and proprietary online learning solutions.



     CollegeLink.com. Through CollegeLink.com, and its relationships with more than 900 colleges and universities that accept applications in their respective formats through CollegeLink, we are a leading provider of computer based college applications and admissions services to college bound students and their families.



     Student Success. Student Success is a leading provider of onsite high school and college preparatory programs for students and their families under its Making College Count(R) and Making High School Count trademarks. Through this channel, we intend to continue to expand our presence and awareness of our services with high school students who are most likely to use CollegeLink. Student Success presented its seminars to more than 225,000 students at more than 900 high schools and junior colleges nationwide last year. These programs were sponsored by eight major consumer products companies.



     Online Scouting. Online Scouting Network is a leading recruiting company that provides student athletes greater visibility to more than 3,000 college and university coaches. For the school year ended June 1999, more than 25,000 high school athletes from 600 high schools in 22 sports nationwide were registered with Online Scouting Network.



     We have an exclusive agreement with The College Board(R) to provide electronic college applications through The College Board's ExPAN(R) guidance software. The College Board(R) is a membership organization of colleges and secondary schools and provider of the SAT(R) and the AP(R) Exams. We are the only third party electronic application provider on The College Board's website. We understand that The College Board(R) receives about 18 million monthly hits on its website.



     We have an exclusive agreement with PNC Bank, N.A., one of the largest student loan providers in the United States, to provide financial products and services to college bound students and their families through our CollegeLink.com Internet hub.



     We continuously obtain demographic and other information which can be used by students, their families, colleges and other providers of services to assist in the college admission process and enhance the entire college experience. Because of the demographic makeup and the volume of the college bound students who visit CollegeLink.com, we have also developed an attractive e-commerce location for students and their families.



COLLEGELINK.COM



     We are developing an Internet hub designed to offer college bound students and their families a range of services and products to assist throughout the college admission process.



     CollegeLink(R). CollegeLink.com are developing proprietary software that permits high school students to complete and submit college applications on line. CollegeLink(R) guides a student with access to a personal computer through the entire application process. It permits the student to answer questions, print and review drafts and ultimately to submit the application electronically or in hard copy, depending upon the college's preference. Students enter information only once when using CollegeLink(R)'s application service, then select the colleges and universities to which they wish to apply, complete college specific essays and then transmit all their applications electronically. Each college receives an application that replicates its own form or electronic format. CollegeLink(R) is the only program that permits students to enter general information only once and still deliver to each college an application in its own format. We believe that students and their families prefer our service to filling out multiple forms or mailing a generic application because they perceive colleges favor applications submitted on their own formats. CollegeLink(R) also contains hyperlinks to websites for college admissions tests and scholarship and financial aid searches. We expect significant growth in the use of CollegeLink(R) as we expand our traditional and online marketing programs and as the Internet becomes more available and accepted by high schools, colleges and their students.



     Student Success. On October 20, 1999, we entered into a definitive agreement to acquire Student Success. Student Success is the leading provider of onsite high school and college preparatory programs for students and their families under its Making College Count(R) and Making High School Count(TM) trademarks. Student Success offers schools and students value added educational and organizational tools. Student programs include live presentations held in schools during the school day, as well as direct mail follow-up, websites, email newsletters, and various other printed materials. Student Success presented its seminars to more than 225,000 students at more than 900 high schools and junior colleges nationwide last school year. Products for sale include books, books on tape, and academic planners.



     We expect Student Success to enhance our market position by providing direct contact with hundreds of thousands of college bound students utilizing trained speakers who deliver a focused presentation. We believe Student Success has opened a significant marketing channel to cross-sell the full range of our CollegeLink(R) and Online Scouting products and services. Through this channel, we intend to expand awareness of our services with high school students. We believe these programs offer service providers an attractive and effective way to reach the teen market segment.



     Online Scouting. On August 18, 1999, we entered into a letter of intent to acquire Online Scouting. Online Scouting Network is a leading Internet recruiting company that operates the Online Scouting Network ("OSN") and provides student athletes greater visibility to more than 3,000 college and university coaches. For the school year ended June 1999, more than 25,000 high school athletes from 600 high schools in 22 sports nationwide were registered with OSN. OSN provides significant exposure to student athletes and enhances the recruiting process for college athletic directors and coaches through its website. OSN has been designed to increase the exposure of about 5 million U.S. high school athletes to the colleges and to reduce the time and expense colleges incur in identifying prospective student athletes.



     We believe this acquisition will enhance our market position by attracting additional college bound students to our services. We also believe that there will be substantial efficiencies for our marketing efforts and expansion of the services we provide to college bound students.



INDUSTRY BACKGROUND



     There are about 14.8 million high school students in the United States. According to the U.S. census bureau, this number will increase to 15.7 million over the next five years. Each year, about 3.2 million students enter colleges and universities for the first time. Of these about 2.2 million apply as first time freshman to undergraduate colleges and universities. The remaining students apply to continuing education programs of various sorts. Each year about 2.2 million students submit nearly seven million applications for undergraduate admission to nearly 3,400 U.S. colleges and universities. Over 50% of these students apply for some form of financial aid. According to the Department of Education, it is expected that the total number of college bound students will continue to increase each year for the foreseeable future. Based on industry statistics, we believe colleges spend approximately $3.0 billion annually to recruit and enroll students.



MARKETING STRATEGY



     Our strategy is to build upon the thousands of relationships we have developed with high school guidance counselors and college admissions professionals through one-on-one marketing efforts. We plan to build our brand, reach increasing numbers of high school and college students, and drive traffic to our Internet hub. Our objectives are to:



     - Expand Our Market Leadership Position. We intend to leverage our relationships with more than 3,000 high schools and more than 900 colleges and universities to establish new affiliations, attract additional students to our website and create a premier Internet hub for college bound students. We believe the number of colleges and universities accepting our applications is central to students who will want to apply to many colleges and will appreciate the ability to apply to all of them from one source. We believe our ability to submit applications on college specific forms, together with our existing relationships, will establish us as the standard for the industry and drive traffic across our Internet hub.



     - Expand Existing Brand Awareness. We intend to build upon our established brands and our relationships with The College Board(R) and PNC Bank, N.A. to establish CollegeLink.com as a leading Internet hub and e-commerce site. We plan to use our market position and existing relationships with these service providers to reach increasing numbers of college bound students.



     - Capitalize on Our Strong High School Presence. Each year, The College Board(R) distributes our CollegeLink(R) software with its ExPAN(R)guidance software to about 2,000 high schools nationwide. Last school year, Making College Count(R) presented at more than 900 high schools and junior colleges and OSN registered athletes from about 600 high schools. We believe our established presence in the high school market gives us early access to college bound students and will continue to solidify our brand in the online education market. We intend to grow our presence in the high school market through expansion of these programs. In addition, we intend to grow our presence in the high school market through online direct marketing and other multimedia.



     - Develop strategic web partnerships. We have initiated a web partnership program to co-brand our products and services on targeted high school and college related high traffic web sites and add content to our Internet hub. In addition to our relationships with The College Board(R) and PNC Bank, N.A., we have relationships with Student Advantage, to create content and commerce opportunities, and Family Education Network, to create an online family-based education resource, and we are negotiating other web partnerships.



     - Overcome resistance to online applications. We believe many college bound students and their families perceive that colleges and universities prefer applications that are submitted on the institution's specific format. CollegeLink(R) software is the only program currently available that permits students to enter general information only once and still deliver to each institution an application in that institution's own format. We believe this feature gives us a significant competitive advantage, and we intend to promote it to increase use of our services. We believe that we have addressed equal consideration issues by providing student applications in each college's own format.



     - Market our products and services. We plan to continue to add high schools, colleges and universities to our roster the way we have since 1991: on campus direct sales calls by sales personnel, corporate sponsorship direct mailings, targeted periodical advertising, online and broadcast advertising, partnerships and various promotional campaigns. We have also established a telemarketing sales force to provide sales support to existing and inquiring colleges and universities. Upon completion of the OSN and Student Success acquisitions, we will have a national direct sales force calling on high schools.



COMPETITIVE ENVIRONMENT



     The markets we serve are large and fragmented. We do not believe that any competitor has achieved dominance in any of the markets we serve. These markets are highly competitive, constantly evolving, and subject to the effects of changing technology. We believe the principal competitive factors in the markets we serve include:



     - establishing relationships with colleges and universities



     - establishing a significant presence in high schools and colleges



     - developing brand awareness



     - developing strategic web partnerships to expand service offerings



     - overcoming resistance to online applications



     - building an effective direct sales force



     College Link(R) faces direct competition from a number of companies including: -- Apply!, Embark.com (formerly CollegeEdge), CollegeNet and XAP. We also face competition from traditional service providers such as guidance counselors, self-help guides available in print as well as CD-ROM, for profit service providers such as Kaplan Educational Centers, and not-for-profit organizations such as our partner, The College Board(R) which has announced plans to provide a broad range of college admissions, test preparation and related services on the Internet.



     Student Success faces competition from a variety of sources including other providers of self-help and educational enhancement programs such as Kaplan, Barrons, Princeton Review, Houghton Mifflin and Learning Forum. OSN faces direct competition from a variety of companies including: Athletes Online, Allstater.com and The RecruitZone.



     We believe CollegeLink.com's relationships with our partners, together with our strategy of building on our existing leadership position, growing our brands, and reaching into the high school population, provide a substantial competitive advantage over our current competition.



TECHNOLOGY AND INTELLECTUAL PROPERTY



     Our technology has been designed with built-in redundancies and a template-driven automated publishing engine to allow partners to reliably and cost-effectively integrate our content into their websites. Our technology solution enables us to easily and rapidly add new partners by employing a distributed, scalable architecture adapted specifically for our Internet-based content services, and has been designed to support partners across multiple platforms. Our automated publishing engine dynamically builds a page to conform to the display format and look and feel and navigation features specific to that partner. This feature helps our partners build and maintain their brands by creating the impression to end users that they have not left the partner's site. We manage access to the content and process user queries from our own web server until ultimate delivery of our services to a partner, serving as a cost-effective, single source supplier of our services.



     Our success and competitiveness are dependent to a significant degree on the development and protection of our proprietary technology. We rely primarily on a combination of copyright, trademarks, licenses, trade secret laws and restrictions on disclosure to protect our intellectual property and trade secrets. We also enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise attain and use our intellectual property or trade secrets without authorization. In addition, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions.



     We pursue the registration of certain of our trademarks in the United States, although we have not secured registration of all of our marks. We have registered a United States trademark for CollegeLink(R) and have applications pending for a United States trademark for Cytation(TM) and Cytation.com(TM). Student Success has registered a United States trademark for Making College Count(R). We also own several unregistered copyrights in the CollegeLink(R) software. Student Success owns several registered copyrights in its Making College Count(R) books and related program materials. We do not have any patent rights.



     We license our CollegeLink(R) software pursuant to a non-exclusive license agreement which imposes restrictions on our customers" ability to use the software and related services. We also seek to protect our software, documentation and other written materials under trade secrets and copyright laws.



     We believe that we own all rights in our intellectual property, and have not received any notices from any third party claiming ownership in our intellectual property. We also have not received any notice that our products or services infringe the intellectual property rights of any other person.



RECENT DEVELOPMENTS



     We have recently entered into a definitive agreement to acquire Student Success and a letter of intent to acquire OSN. Both of our pending acquisitions are subject, among other things, to certain usual and customary closing conditions. We will acquire Student Success by merging it into our wholly-owned subsidiary, CollegeLink.Com, Incorporated. The aggregate purchase price for the outstanding capital stock of Student Success is $8,000,000. We have agreed to pay the purchase price by way of a cash payment of $3,500,000 and the balance of the purchase price in shares of our common stock valued at the offering price of the common shares in this offering. We will also assume all of the outstanding options to purchase common stock of Student Success. In connection with the acquisition, CollegeLink.com, will enter into one-year employment agreements with Patrick S. O'Brien and Bradford J. Baker, two shareholders of Student Success. The employment agreements will contain non-competition covenants preventing Messrs. O'Brien and Baker from competing with our business for a period of three years following termination of employment. In addition to the salaries set forth in their respective employment agreements, Messrs. O'Brien and Baker will each receive options to purchase 200,000 shares of our common stock at an exercise price equal to the price per share of the stock included in this offering, subject to certain vesting requirements.



     On September 30, 1999, we sold 1,000,000 shares of Series C Convertible Preferred Stock to PNC Investment Corp. for a purchase price of $4,000,000. PNC Investment Corp. is a subsidiary of PNC Bank, N.A. On September 29, 1999, we also entered into a Marketing Services and Administrative Agreement with PNC Bank, N.A.



LEGAL PROCEEDINGS



     We are not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on our business.



EMPLOYEES



     As of September 30, 1999, we employed 38 persons full-time. None of our employees is represented by a union and we have never experienced a work stoppage. Our management considers its relations with our employees to be good.


FACILITIES


     Our headquarters are located in Newport, Rhode Island, where we occupy 3,200 square feet of space pursuant to a lease which expires in September 2001. We also conduct operations in Clinton, Massachusetts, where we occupy 4,000 square feet of space as a tenant at will. On September 22, 1999, we signed a lease for 11,500 square feet in Newport, Rhode Island, which will house all of our operations, including CollegeLink.com. We believe that these existing facilities are adequate to meet our current and foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms. We plan to vacate our Clinton, Massachusetts site and to consolidate our operations in Newport, Rhode Island by November 1, 1999.

                                   MANAGEMENT


DIRECTORS AND OFFICERS


     Our directors and officers are as follows:



NAME                                        AGE*                    POSITION
----                                        ----                    --------
Richard A. Fisher.........................   53    Chairman of the Board and General Counsel
Kevin J. High.............................   34    President and Director
Edward F. Hayes...........................   52    Chief Financial Officer
Thomas J. Burgess.........................   34    Senior Vice President and President,
                                                   CollegeLink.com Incorporated
Anne Marie Gleason........................   43    Vice President and Vice President, College
                                                   Relations, CollegeLink.com Incorporated
William Fink..............................   42    Vice President -- Network Operations
Jai N. Gupta, Ph.D........................   52    Director
Michael W. Bryant.........................   54    Director
Mark Rogers...............................   39    Director
Gerald A. Paxton..........................   56    Senior Advisor


---------------

* As of October 19, 1999.



     Our management consists of the following personnel:



     RICHARD A. FISHER, CHAIRMAN AND GENERAL COUNSEL. Mr. Fisher has been chairman of our board of directors and our general counsel since February 1999. Mr. Fisher was a co-founder of our predecessor, where he served as chairman of the board and general counsel from August 1996 to February 1999. From January 1996 to August 1996, Mr. Fisher provided legal and other consulting services to a number of start up and early stage companies. From July 1987 through September 1994, Mr. Fisher was chairman, chief executive officer and general counsel of, and from October 1994 to December 1995, a consultant to, Quadrax Corporation, which he co-founded to engage in the manufacture and sale of advanced composite materials. Mr. Fisher also has been a tax and corporate partner in the Boston, Massachusetts law firm of Foley, Hoag and Eliot, which is our legal counsel, and Assistant to the Chief Counsel of the Internal Revenue Service in Washington, DC. Mr. Fisher holds a BA in Economics from Northwestern University (1968) and a Juris Doctor from the University of Virginia School of Law (1971).



     KEVIN J. HIGH, PRESIDENT AND DIRECTOR. Mr. High has been one of our directors and our president since February 1999. Mr. High was a co-founder of our predecessor, where he served as vice president from April 1996 to December 1996 and from December 1996 to February 1999 as chief executive officer. From April 1991 to April 1996, Mr. High served as branch manager of the Middletown, Rhode Island office of the Corporate Securities Group, Inc., a national brokerage firm with about 800 securities brokers in about 80 offices throughout the United States. Mr. High served as a vice president of Shearson Lehman Brothers, a national brokerage firm, from August 1989 to April 1991.



     EDWARD F. HAYES, CHIEF FINANCIAL OFFICER. Mr. Hayes has served as our chief financial officer since April 1999. Prior to joining us, from May 1996 to February 1999, he served as chief financial officer and engineering group manager for Northeast Engineers & Consultants, Inc., a civil engineering firm. From October 1987 to May 1996, Mr. Hayes was president and co-founder of Advantage Business Computers, Inc., which provided computer programming and consulting services, network installation, and training for commercial and individual clients. He also served twenty-two years in the United States Navy in fiscal and inventory management and submarine and industrial support positions. Mr. Hayes has taught for Pennsylvania State University, Chapman College, New Hampshire College, Salve Regina University, and the US Naval War College in multiple business and mathematics disciplines. Mr. Hayes holds a BA in Mathematics from Holy Cross College (1968), an MS in Computer Systems Management from George

Washington University (1974), an MBA from Rensselaer Polytechnic Institute
(1975), and an MA in National Defense Studies from the US Naval War College
(1985).


     THOMAS J. BURGESS, SENIOR VICE PRESIDENT AND PRESIDENT, COLLEGELINK.COM INCORPORATED. Mr. Burgess has served as president of our wholly owned subsidiary, CollegeLink.com Incorporated since August 1999. From January 1999 through August 1999, Mr. Burgess was president of ECI, Inc., CollegeLink.com's predecessor. From February 1998 through January 1999, he served as CEO of 9th Square, Inc., an Internet e-commerce and advertising software company. From January 1995 to June 1997, Mr. Burgess served as Chief Executive Officer of echoMEDIA, Inc., an Internet advertising technology business which, in December of 1997, merged with Softbank Interactive Marketing. He also served as a consultant to echoMEDIA from July 1997 to February 1998. Mr. Burgess has a BA from Providence College (1987).



     ANNE MARIE GLEASON, VICE PRESIDENT AND VICE PRESIDENT, COLLEGE RELATIONS, COLLEGELINK.COM INCORPORATED. Ms. Gleason has served as our vice president, college relations since June 1999. Ms. Gleason served as vice president of marketing of our predecessor from November 1997 to June 1999. From April 1988 to November 1997, Ms. Gleason was Area Manager -- New England for a supplier of technical adhesive machinery. Ms. Gleason has also held senior sales and marketing positions with Augat, Inc. and Anaconda Industries. Ms. Gleason holds a BS in Business Management from Providence College (1977).



     WILLIAM FINK, VICE PRESIDENT -- NETWORK OPERATIONS. Mr. Fink has served as our vice president of network operations since February 1999. From November 1998 to February, 1999, Mr. Fink served as a consultant for the United States Navy Information Technology Department. Mr. Fink is a co-founder of our predecessor and served as its chief technical officer from April 1996 through June 1998. Mr. Fink was in the United States Navy between 1976 and 1996. During his last five years in the Navy, Mr. Fink was the sole network administrator responsible for the system design, installations, administration and technical support of a multi-location, 250 user, wide area/local area Novell Network. Mr. Fink holds an AS in General Studies from City University, Seattle, Washington (1992). Mr. Fink is a college instructor of PC networking (PCLAN), advanced MS-DOS, MS Windows and Windows 95 operating system platforms. Mr. Fink also teaches "Connecting Businesses to the Internet" for International Learning Tree International, Inc.



     JAI N. GUPTA, PH.D., DIRECTOR. Dr. Gupta has been one of our directors since February 1999 and served as a director of our predecessor from June 1998 to February 1999. Dr. Gupta is the founder and president of EER Systems Inc., a Washington, D.C. based aerospace firm which is a principal shareholder of the Company. EER Systems, founded in 1979, offers a broad range of systems design, development and integration capabilities, specializing in aerospace flight, information and training systems. Dr. Gupta holds a BS in Electrical Engineering from the Indian Institute of Technology, New Delhi, India; an MS in Electrical Engineering from the Queen's University, Ontario, Canada (1970); a Ph.D. degree in Electrical Engineering from Purdue University (1974); and a Masters of Science in Administration degree from George Washington University (1978).



     MICHAEL W. BRYANT, DIRECTOR. Mr. Bryant has been one of our directors since February 1999 and served as a director of our predecessor from June 1998 to February 1999. Mr. Bryant is the Director of Corporate Affairs for EER Systems Inc. He has more than twenty-five years of experience in personnel and training systems. Mr. Bryant also leads the EER consulting team supporting the White House and Department of Defense Advanced Distributive Learning Initiative. Prior to joining EER Systems in 1986, he served in personnel and training policy positions in the Office of the Secretary of Defense. He also served as a director of the Defense Training and Performance Data Center and is the founder and chairman of the Defense Manpower Roundtable, a seminar group of current and former senior administration and "think-tank" officials from the personnel policy arena. Mr. Bryant holds a BS in Mathematics from Siena College (1965) and an MBA in Operations Research from Tulane University (1972).



     MARK ROGERS, DIRECTOR. Mr. Rogers has been one of our directors since February 1999 and served as a director of our predecessor from April 1998 to February 1999. Since 1989, Mr. Rogers has been a principal in NFT Ventures, including acting as interim CEO and CFO as well as managing the venture capital fund. Mr. Rogers serves as an advisor to several computer software companies in California, Utah and Texas and is a director of several other high-tech companies. Mr. Rogers holds a BBA from Pace University (1981).



     GERALD A. PAXTON, SENIOR ADVISOR. Mr. Paxton has served as our senior advisor since August 1999. Mr Paxton was the founder of our predecessor and served as its chief executive officer from 1991 until our acquisition of ECI, Inc. in August 1999. Prior to founding ECI, Mr. Paxton spent twenty years in various sales and marketing capacities at Digital Equipment Corp. ("DEC"), where he progressed to become vice president of United States sales operations. He also served as vice president of industry marketing for DEC with worldwide responsibility for manufacturing, healthcare and education industries. Mr. Paxton holds a BS in Engineering from the Case Institute of Technology (1965) and is a graduate of the Management Development Program at Harvard Business School (1980).



     Our executive officers are appointed by and serve at the discretion of the Board of Directors. There are no family relationships among any of our executive officers or directors.



BOARD COMMITTEES



     We established an audit committee and a compensation committee in May 1999. The audit committee consists of Dr. Gupta and Mr. Rogers. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The compensation committee consists of Mr. Bryant and Mr. Rogers. The compensation committee reviews and recommends to the board of directors the compensation and benefits of all our officers and directors, including stock compensation and loans, and establishes and reviews general policies relating to the compensation and benefits of our employees.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.



DIRECTOR COMPENSATION



     Outside directors who are not principals or shareholders which own more than 10% of our common stock receive an annual option to purchase 10,000 shares of our common stock. The price is determined as the closing bid price of the stock on the date of our annual meeting. As of June 30, 1999, we had 20,000 of such options outstanding. These outstanding options have an exercise price of $6.00 per share. Further, each director entitled to a grant of options receives compensation of $1,000 for each meeting attended. All directors receive reimbursement for out-of-pocket expenses incurred in attending meetings of the board.



LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS



     Our by-laws provide for indemnification of our directors to the fullest extent permitted by law. Our by-laws also permit us, through action of our Board of Directors, to indemnify our officers or employees to the fullest extent permitted by law. New York law provides further that the indemnification permitted under New York law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our by-laws, any agreement, a vote of shareholders or otherwise.



     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation, by-laws, or an indemnification agreement. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


EXECUTIVE COMPENSATION


     The following table sets forth the total compensation paid or accrued for our chief executive officer and our four other most highly compensated executive officers who were employed by us at June 30, 1999, excluding officers paid less than $100,000 annually (collectively, the "Named Executive Officers").



                                                 ANNUAL COMPENSATION
                             ------------------------------------------------------------
                              FISCAL YEAR               OTHER ANNUAL       SECURITIES        ALL OTHER
                                 ENDED        SALARY    COMPENSATION   UNDERLYING OPTIONS   COMPENSATION
                                 ---------   --------   ------------   ------------------   ------------
Richard A. Fisher.........   June 30, 1999   $105,093       --              414,412             --
  Chairman                   June 30, 1998     60,622       --                   --             --
                             June 30, 1997     27,404       --                   --             --

Kevin J. High.............   June 30, 1999   $126,040       --              414,412             --
  President                  June 30, 1998     90,865       --                   --             --
                             June 30, 1997     54,928       --                   --             --


OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of stock options to each of the Named Executive Officers during the fiscal year ended June 30, 1999. No stock appreciation rights were granted during the fiscal year ended June 30, 1999.


                                                                                      POTENTIAL REALIZABLE
                                             INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                        -----------------------------------------------------------          ANNUAL
                        NUMBER OF      PERCENT OF                                     RATES OF STOCK PRICE
                        SECURITIES   TOTAL OPTIONS    EXERCISE                          APPRECIATION FOR
                        UNDERLYING     GRANTED TO      OR BASE                           OPTION TERM (2)
                         OPTIONS      EMPLOYEES IN      PRICE        EXPIRATION       ---------------------
NAME                     GRANTED     FISCAL YEAR(1)   PER SHARE         DATE            5%($)      10%($)
----                    ----------   --------------   ---------   -----------------   ---------   ---------
Richard A. Fisher.....    14,412          1.24          2.50          June 30, 2008     22,659      57,423
                         400,000         34.30          4.00      February 11, 2004    442,051     976,816
Kevin J. High.........    14,412          1.24          2.50          June 30, 2008     22,659      57,423
                         400,000         34.30          4.00      February 11, 2004    442,051     976,816


---------------

(1) Based on an aggregate of 1,161,185 shares subject to options granted to employees during fiscal 1999.



(2) These amounts represent hypothetical gains that could be achieved for the option if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the option was granted to its expiration date and are not presented to forecast possible future appreciation, if any, in the price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of the option will depend on the future performance of our common stock, the optionee's continued employment through the vesting period applicable to the option and the date on which the option is exercised.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information regarding stock options exercised by Named Executive Officers in the fiscal year ended June 30, 1999, and exercisable and unexercisable stock options held as of June 30, 1999 by each of the Named Executive Officers. The value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and the closing market price on June 30, 1999.


                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                               SHARES                     OPTIONS AT YEAR-END           AT FISCAL YEAR-END
                              ACQUIRED      VALUE     ---------------------------   ---------------------------
                             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                             -----------   --------   -----------   -------------   -----------   -------------
Richard A. Fisher..........      --          --        136,936         277,476       219,366         449,770
Kevin J. High..............      --          --        136,936         277,476       219,366         449,770


EMPLOYMENT AGREEMENTS


     We have entered into employment agreements with our chairman and president. Each agreement provides for three years of employment commencing February 11, 1999 at an annual salary of $175,000. The salary levels have been increased (with effect from January 1, 1999) to $200,000 based on our obtaining in excess of $7,000,000 of new equity capital since commencement of these employment agreements. Pursuant to these agreements, each of the officers has received options to purchase up to 400,000 shares of common stock at an exercise price of $4.00 per share. These options vest in equal monthly installments over 24 months commencing on the date of grant. In addition, Messrs. Fisher and High on September 1, 1999, were each granted options to purchase 100,000 shares of common stock at $5 per share. These options vest in full on September 1, 2001.



     If either employee is terminated by us without cause or terminates their employment agreement for good reason, such employee will receive from us their then applicable base salary and continuation of benefits until the later of the expiration of the term of their employment agreement or two years after the date of termination. In addition, all outstanding options held by such employee shall become immediately exercisable in full.



     The employment agreements also provide that we will provide life insurance policies and a monthly automobile allowance for these employees.


BENEFIT PLANS


     We maintain a 401(k) plan, qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. All of our employees who are at least 21 years of age are eligible to make salary reduction contributions pursuant to the 401(k) plan. A participant may contribute a maximum of 15% of his or her pre-tax salary, commissions and bonuses through payroll deductions (up to the statutorily prescribed annual limit of $10,000 in 1998) to the 401(k) plan.



  1996 Stock Plan.



     Our predecessor adopted our 1996 stock plan on December 16, 1996. The 1996 plan authorizes the grant of incentive stock options in accordance with section 422 of the Internal Revenue Code of 1996 and non-qualified options. We have reserved a total of 250,000 shares of common stock for issuance under the 1996 plan. No incentive stock option may be granted under the 1996 plan after December 16, 2006. In certain situations, including changes in our capital structure due to a stock dividend, stock split, recapitalization, reorganization, merger, consolidation, combination or the like, the board of directors may, in order to prevent changes in the existing rights of optionholders, adjust the number and class of shares available for option grants under the 1996 plan or revise the terms of outstanding options under the 1996 plan. However, the board shall not make any adjustment that would disqualify an incentive stock option or that would change the minimum number of shares issuable upon exercise of an option.

     Our officers and other key employees are eligible to receive incentive stock options under the 1996 plan. They, together with other persons who are not employees of our company but who may provide services to us, are also eligible to receive non-qualified options. Options may be granted in combination with or in place of awards granted under any other employee plan maintained by us. The aggregate fair market value of common stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000.



     The term of any incentive stock option granted under the 1996 plan may not exceed ten years or, in case of an optionee holding 10% of our shares, five years from the date of the grant. The 1996 plan imposes certain restrictions on exercisability of options in the event of termination of the optionees' employment with our company.



     Our board of directors administers the 1996 plan. The board of directors has the authority at any time to suspend, terminate or amend the 1996 plan, to grant options under the 1996 plan, to determine the terms of each option, to designate options as incentive stock options or non-qualified options, to prescribe, amend and rescind rules and regulations relating to the 1996 plan, and to make all such other determinations in connection with the administration of the 1996 plan. All actions taken and determinations made by the board of directors will be final and binding upon us, the optionees and all other interested persons.



     The terms and conditions of option agreements may vary. Under the 1996 plan the exercise price of incentive stock options may not be less than 100%, or, in case of an optionee who owns stock possessing more than 10% of the total combined voting power of our capital stock, 110%, of the fair market value of our common stock on the date the option is granted.



     As of the date of this prospectus, options to acquire 241,185 shares of common stock have been granted under the 1996 plan. The Board of Directors does not intend to issue any further options under the 1996 plan.



  1999 Stock Option Plan.



     We adopted our 1999 stock option plan on October 1999 subject to stockholder approval. Only our officers and key employees may participate in the 1999 plan. The 1999 plan authorizes the grant of incentive stock options and non-qualified stock options. We have reserved a total of 1,550,000 shares of common stock for issuance upon exercise of outstanding options under the 1999 executive plan, subject to adjustment in the event of any stock dividend, stock split, recapitalization, reorganization, or certain defined changes of control. The number of shares with respect to which options may be granted to any participant under the 1999 plan may not exceed 750,000 shares in any calendar year.



     Our board of directors administers the 1999 plan. The board has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1999 plan and to interpret its provisions. The board may delegate authority under the 1999 plan to one or more committees of the board and, subject to certain limitations, to one or more of our executive officers. Subject to certain limitations contained in the 1999 plan, the board of directors, the compensation committee or any other committee or any executive officer to whom the board delegates authority, as the case may be, selects the recipients of options and determines the number of shares of common stock covered by options, the dates upon which such options become exercisable, the exercise price and duration of options, and all other terms and conditions of option grants.



     Options under the 1999 plan may be granted at an exercise price which may be less than, equal to or greater than the fair market value of our common stock on the date of the grant. The exercise price of options may be paid in cash, by check, by a "cashless exercise" through a broker, by surrender to us of common shares, or by any combination of the foregoing permitted forms of payment. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 may not be granted with an exercise price less than the fair market value of the common stock on the date of the grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the combined voting power of our capital stock).



     In the event of certain defined change in control events, all outstanding options under the 1999 plan shall accelerate and become immediately exercisable for a period of fifteen days (or such period as the board may prescribe) immediately prior to the scheduled consummation of the change of control. Upon consummation of the change of control, the 1999 plan and all outstanding and unexercised options shall terminate as of the effective date of the change in control unless the 1999 plan is continued after the change in control and such options are assumed by the surviving entity.



     No incentive stock option may be granted under the 1999 plan after August 31, 2009, but the vesting and effectiveness of options previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 1999 plan.



     As of the date of this prospectus, options to acquire 625,000 shares of our common stock have been granted under the 1999 plan.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     We have in the past borrowed money from certain of our officers. Such loans have since been repaid in full. In no case did the amount borrowed exceed $60,000.



     During fiscal 1998, we entered into a joint venture agreement with EER to develop an online training service. During fiscal 1999, we have also borrowed a total of $600,000 from EER, one of our shareholders. One of our current directors, Dr. Jai Gupta, is the president of EER. These loans have since been repaid in full.

                             PRINCIPAL SHAREHOLDERS



     The following table sets forth the beneficial ownership of our outstanding common stock on October 18, 1999 by



     - each of our directors and executive officers,



     - all of our directors and executive officers as a group,



     - each shareholder who was known by us to be the beneficial owner of more than five percent (5%) of our outstanding shares.



     Unless otherwise noted below, the address of each person listed on the table is c/o Cytation.com Incorporated, 809 Aquidneck Avenue, Newport, Rhode Island 02842.



                                                 BENEFICIAL OWNERSHIP             BENEFICIAL OWNERSHIP
                                                PRIOR TO THE OFFERING              AFTER THE OFFERING
                                           --------------------------------   -----------------------------
NAME OF BENEFICIAL OWNER                   NUMBER OF SHARES(1)   PERCENTAGE   NUMBER OF SHARES   PERCENTAGE
------------------------                   -------------------   ----------   ----------------   ----------
Kevin J. High(2).........................       1,419,600          10.78         1,419,600
Richard A. Fisher(3).....................         982,513           7.46           982,513
William Fink(4)..........................         721,636           5.48           721,636
Ann Marie Gleason(5).....................         319,958           2.43           319,958
Mark Rogers(6)...........................         161,420           1.23           161,420
Thomas J. Burgess(7).....................          92,889              *            92,889
Jai N. Gupta(8)..........................          43,238              *            43,238
Michael Bryant(9)........................          43,238              *            43,238
EER Systems(10)..........................       1,500,345          11.39         1,500,345
All Directors and Officers as a Group....       3,784,492          28.73         3,784,492


---------------
  *  Less than 1%.


 (1) Beneficial ownership is determined in accordance with the rules of the SEC. The following are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity:



     - 402,369 shares of common stock issuable by us pursuant to options which may be exercised within 60 days after October 18, 1999 and not subject to repurchase by us; and



     - 755,803 shares of common stock issuable by us pursuant to warrants which may be exercised within 60 days after October 18, 1999.



     However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.



     Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. For purposes of calculating the percentage beneficially owned, the number of shares deemed outstanding before the offering includes: (a) 9,846,340 shares of common stock outstanding as of October 18, 1999; (b) 2,169,771 shares of common stock issuable upon the conversion of preferred stock (assuming the maximum number of shares to be issued upon conversion); and (c) the presently exercisable options and presently exercisable warrants held by that person.



 (2) Includes 1,249,330 shares of common stock and 170,270 shares of common stock issuable pursuant to options. Excludes 244,142 shares of common stock issuable pursuant to options.



 (3) Includes 812,243 shares of common stock held by Karen B. Fisher, the wife of Richard A. Fisher, and 170,270 shares of common stock issuable pursuant to options granted to Richard A. Fisher. Excludes 244,142 shares of common stock issuable pursuant to options granted to Richard A. Fisher.



 (4) Includes 721,636 shares of common stock.



 (5) Includes 319,938 shares of common stock.

 (6) Includes 161,420 shares of common stock. Excludes 10,000 shares of common stock issuable pursuant to options.



 (7) Includes 92,889 shares of common stock. Excludes 400,000 shares of common stock issuable pursuant to options. Excludes 27,760 shares of common stock issuable upon conversion of Series B Preferred Stock.



 (8) Includes 43,238 shares of common stock.



 (9) Includes 43,238 shares of common stock. Excludes 10,000 shares of common stock issuable pursuant to options.



(10) The address for EER is 10289 Aerospace Road, Seabrook, Maryland 20706.

                          DESCRIPTION OF CAPITAL STOCK



     As of the date hereof, our authorized share capital consists of 100,000,000 shares of common stock, par value $0.001 per share (the "Common Shares"), of which 9,846,340 Common Shares are issued and outstanding, and 10,000,000 shares of preferred stock, $.01 par value, of which (a) 2,500,000 shares have been designated Series A (the "Series A Shares") of which 890,000 Series A Shares are issued and outstanding, (b) 300,000 shares have been designated Series B (the "Series B Shares") of which 279,771 Series B Shares are issued and outstanding and (c) 1,000,000 shares have been designated Series C (the "Series C Shares") of which 1,000,000 Series C Shares are issued and outstanding, and (d) 6,200,000 shares are undesignated and available for issuance. The following is a summary of the principal attributes of our share capital.



COMMON SHARES



     The rights, privileges, restrictions and conditions attached to the Common Shares are as follows:



  Voting



     Holders of Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of our shareholders, except meetings of holders of another class of shares. Each Common Share shall entitle the holder thereof to one vote.



  Dividends



     Subject to the preferences accorded to holders of Series A Shares, Series C Shares and any other of our shares ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares shall be entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time.



  Liquidation, Dissolution or Winding-Up



     In the event of our voluntary or involuntary liquidation, dissolution or winding-up, or any other distribution of our assets among our shareholders for the purpose of winding-up our affairs (such event referred to herein as a "Distribution"), holders of Common Shares shall be entitled, subject to the preferences accorded to holders of the Series A Shares, Series C Shares and any other of our shares ranking senior to the Common Shares from time to time with respect to payment on a Distribution, to receive amount equal to that distributed to the holders of Series A Shares and Series C Shares per share of common stock held, if sufficient assets are available, and to share equally, pro rata, in our remaining property.



     The Common Shares have no preemptive, redemption, conversion or subscription rights.



UNDESIGNATED PREFERRED STOCK



     Our Board of Directors is authorized, subject to any limitations prescribed by New York law, to provide for the issuance of preferred stock in one or more series. The Board of Directors is also authorized, subject to the limitations prescribed by New York law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Shares



     As indicated above, 890,000 Series A Shares, 279,771 Series B Shares, and 1,000,000 Series C Shares have been issued. The issuance of additional preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

SERIES A SHARES



  Voting



     Each Series A Share shall entitle the holder thereof to one vote for each Common Share into which such Series A Share is then convertible.



  Liquidation



     In the event of a Distribution, holders of Series A Shares shall be entitled, in priority to holders of Common Shares and the other holders of Preferred Stock to receive a liquidation payment of $4.00, plus any accrued and unpaid distributions declared thereon per Series A Share held. After such distribution, holders of Common Shares shall receive the identical amount per share, if available, and any remaining assets shall be distributed ratably among holders of Common Shares and Preferred Shares.



  Dividends



     The holders of the Series A Shares shall be entitled to receive, out of funds at the time legally available for payment of dividends in the State of New York, a cumulative dividend at the rate of six percent (6%) per share per annum, payable quarterly in equal installments on the first days of each successive quarter each year, if, as and when determined by the Board of Directors, before any dividend shall be set apart or paid on any other capital stock for such year.



  Conversion



     Each Series A Share is convertible, at the option of the holder thereof, into one Common Share. The conversion ratio will be automatically adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Shares. In addition, we may require mandatory conversion of all, but not less than all, of the Series A Shares on or after the first anniversary of the initial purchase and sale of the Series A Shares provided that: (a) the average closing bid price of the Common Shares on the Over-the-Counter Bulletin Board or the Nasdaq Stock Exchange, as applicable, for the 20 consecutive trading days immediately preceding the date of the required conversion has exceeded $6.00 per share, or
(b) we are reorganized in a transaction involving the exchange of our Common Shares for shares of a publicly traded U.S. corporation.



SERIES B SHARES



  Voting



     Except as otherwise required by law or as set forth in our Articles of Incorporation, the holders of Series B Shares shall not be entitled to vote on any matter or to notice of any meeting of the stockholders.



  Liquidation



     The holders of Series B Shares shall not be entitled to any preferential payment or distribution in the event of any Distribution, but shall share ratably on an as-converted basis assuming automatic conversion in any distribution of our assets to all the holders of Common Stock and the other holders of Preferred Stock.



  Dividends



     The holders of Series B Shares shall not be entitled to receive any dividends.



  Conversion



     On August 10, 2000 all outstanding Series B Shares shall automatically be converted into such number of Common Shares as is determined by dividing $15.00 (as adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the

Series B Shares) by the greater of $7.625 and the average of the closing bid price per share for the 20 consecutive trading days immediately prior to August 10, 2000 and multiplying the result by the number of outstanding Series B Shares. Prior to August 10, 2000, each Series B Share is convertible at the option of the holder thereof into such number of Common Share as is determined by dividing $15.00 by the average of the closing bid price per share for the 10 consecutive trading days immediately prior to the date of conversion, provided, however, that no Series B Share shall be convertible on any day on which such average would not exceed $15.00 (as adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Shares).



]SERIES C SHARES



  Voting



     Except as required by applicable law, the holders of Series C Shares shall not be entitled to vote on any matter, provided, however, that if there are at least 500,000 shares of Series C Preferred Stock outstanding (such number being subject to proportional adjustment for any subdivisions, splits or reverse splits of the Series C Shares), the holders of Series C Shares voting as a separate class shall be entitled to elect one director to the Board of Directors or appoint one observer to the Board of Directors.



  Liquidation



     In the event of a Distribution, holders of Series C Shares shall be entitled, subject to the prior rights of the Series A Shares but in priority to holders of Common Shares and Series B Shares, to receive a liquidation payment of $4.00, plus any accrued and unpaid distributions whether or not earned or declared thereon, without interest, per Series C Share held. After such distribution, holders of Common Shares shall receive the identical amount, if available, and any remaining assets shall be distributed ratably among the holders of Common Shares and Preferred Shares.



  Dividends



     The holders of the Series C Shares shall be entitled to receive, out of funds at the time legally available for payment of dividends in the State of New York, a cumulative dividend at the rate of six percent (6%) of the stated value of such shares per share per annum. Such dividends shall be payable quarterly in arrears on the last day of March, June, September and December, if, as and when determined by the Board of Directors.



  Conversion



     Each Series C Share is convertible, at the option of the holder thereof, into one Common Share. The conversion ratio will be automatically adjusted to account for any stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Shares. In addition, we may require mandatory conversion of all, but not less than all, of the Series C Shares on or after the first anniversary of the initial purchase and sale of the Series C Shares provided that: (a) the average closing bid price of the Common Shares on the Over-the-Counter Bulletin Board or the Nasdaq Stock Exchange, as applicable, for the 20 consecutive trading days immediately preceding the date of the required conversion has exceeded $6.00 per share, and
(b) we elected to mandatorily convert all other series of preferred stock. In no event, however, shall PNC Bank Corp. or any subsidiary thereof (collectively, "PNC") be required or allowed to convert any Series C Shares if doing so would cause PNC to hold five percent (5%) or more of our issued and outstanding Common Shares and any of our shares of voting preferred stock, unless PNC has provided us with a written opinion of counsel that this greater percentage of beneficial ownership is permitted by all applicable laws and regulations.



WARRANTS



     We have outstanding warrants to purchase an aggregate of 755,803 shares of common stock at a weighted average exercise price of $2.18 per share. The warrants are currently exercisable in whole or in part, at any time or from time to time until December 31, 2004. The warrants contain certain protections against dilution resulting from stock splits, stock dividends and similar events.



REGISTRATION RIGHTS



     We sold 890,000 Series A Shares to The Provident Life and Accident Insurance Company ("Provident") and six individual accredited investors commencing on April 2, 1999, pursuant to a Series A Convertible Preferred Stock Purchase Agreement (the "Series A Agreement"). The Series A Agreement provided that we would include all of the Common Shares into which the Series A Shares purchased thereunder are convertible in the first registration statement it filed under the Securities Act of 1933, and that we would bear all expenses of such registration, other than underwriting discounts and commissions. We believe that Provident and each of the other investors in the Series A Shares will agree not to, directly or indirectly, sell or otherwise dispose of their shares for a period of 180 days after the date of this prospectus and to delay the filing of a registration statement for the resale of Common Shares issuable upon conversion of their Series A Shares.



     In connection with the issuance and sale of Series A Shares as described above, we issued to Brennan Dyer & Company, LLC ("Brennan Dyer") 432,375 Common Shares as consideration for advisory services pursuant to an agreement between us and Brennan Dyer, dated November 16, 1998. In connection with this issuance, we agreed to include these shares in a registration statement filed for sale of Common Shares by us. We believe that Brennan Dyer will agree not to, directly or indirectly, sell or otherwise dispose of its shares for a period of 180 days after the date of this prospectus and to delay the filing of a registration statement for the resale of its Common Shares.



     In connection with the merger of ECI into us, holders of the common stock of ECI received a total of 550,809 Common Shares (the "ECI Common Shares") and 234,771 shares of our Series B Preferred Shares (the "ECI Preferred Shares"). Pursuant to a Registration Rights Agreement executed on August 10, 1999 in connection with the ECI merger, we agreed to register at our expense the ECI Common Shares and the Common Shares issuable upon conversion of the ECI Preferred Shares on a registration statement on Form S-3 and to keep such registration statement effective until August 10, 2000, subject to the condition that any registration of such shares may be delayed, if in our reasonable judgment, such delay is desirable to permit the consummation by it of a financing including a public offering by it. Each holder of the ECI Common Shares and ECI Preferred Shares also agreed, in such Registration Rights Agreement, to sign any lock-up agreement with respect to all its ECI Common Shares which an underwriter for a public offering of our stock may require such holder and our senior management to sign.



     In connection with the ECI merger, we, ECI and USA Group Noel-Levitz, Inc. ("USA Group") entered into a letter agreement in settlement of certain claims USA Group may have made (the "Letter Agreement"). Pursuant to the Letter Agreement, we issued to USA Group 108,196 Common Shares (the "USA Group Common Shares") and 45,000 Preferred Shares (the "USA Group Preferred Shares"). In connection with the Letter Agreement, the Company and USA Group entered into a Registration Rights Agreement, dated as of August 10, 1999. Pursuant to this Agreement, if we propose to register any of our securities under the Securities Act for our own account on a form that would also permit the registration of the USA Group Common Shares or of the Common Shares issuable upon conversion of the USA Group Preferred Shares, USA Group is entitled to notice of such registration and to have the USA Group Common Shares and the Common Shares issuable upon conversion of the USA Group Preferred Shares included in such registration, subject to the right of the underwriters (in the event of a registration pursuant to an underwritten offering of common stock) to limit the number of shares included in such registration.



     On September 30, 1999, we sold 1,000,000 shares of Series C Convertible Preferred Stock to PNC Investment Corp. pursuant to a Stock Purchase Agreement (the "Series C Agreement"). The Series C Agreement provides that we shall include all of the Common Shares into which the Series C Shares are convertible in a registration statement on Form S-3 promptly after we become eligible to file such a registration statement with the SEC.



ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEW YORK LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS



     A number of provisions of New York law, our certificate of incorporation and our by-laws could make more difficult any attempt to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover and inadequate takeover bid, even though such a transaction may offer our shareholders the opportunity to sell their stock at a price above the prevailing market price. This also encourages persons seeking to acquire control of us to negotiate with us first.



     We are subject to the "business combination" provisions of Section 912 of the New York Business Corporation Law ("BCL") and expect to continue to be so subject if and for so long as we have a class of securities registered under
Section 12 of the Securities Exchange Act of 1934. Section 912 provides, with some exceptions (which include, among others, transactions with shareholders who became interested prior to the effective date of an amendment to our certificate of incorporation providing that we would be subject to Section 912 if such corporation did not then have a class of stock registered pursuant to Section 12 of the Exchange Act), that a New York corporation may not engage in a "business combination" (e.g. merger, consolidation, recapitalization or disposition of stock) with any "interested shareholder" for a period of five years from the date that such person became an interested shareholder unless:



          1. the transaction resulting in a person becoming an interested shareholder was approved by the board of directors of the corporation prior to that person becoming an interested shareholder; or



          2. the business combination is approved by the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholders; or



          3. the business combination is approved by disinterested shareholders at a meeting called no earlier than five years after the interested shareholder's stock acquisition date; or



          4. the business combination meets certain valuation requirements for the stock of the New York corporation.



     An "interested shareholder" is defined as any person that (a) is the beneficial owner of 20% or more of the outstanding voting stock of a New York corporation or (b) is an affiliate or associate of the corporation that at any time during the prior five years was the beneficial owner, directly or indirectly, of 20% or more of the than outstanding voting stock.



     A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or within five years did own, 20% or more of the corporations outstanding voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. These provisions are likely to impose greater restrictions on an unaffiliated shareholder than on the existing shareholders who will continue to own a majority of our outstanding common stock after this offering.



     The "stock acquisition," with respect to any person and any New York corporation, means the date that such person first becomes an interested shareholder of such corporation.



TRANSFER AGENT AND REGISTRAR



     The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its address is 1825 Lawrence Street #44, Denver, Colorado 80202 and its telephone number at this location is (303) 234-5300.

                                  UNDERWRITING



     Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters named below, each of the underwriters has severally agreed to purchase from us, and we have agreed to sell to the underwriters, the number of shares of common stock set forth below opposite each underwriter's name, at the initial public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus.



                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Gerard Klauer Mattison & Co., Inc...........................
          Total.............................................



     The underwriting agreement sets forth that the obligations of the several underwriters to pay for and accept delivery of the shares and provides that the several underwriters will purchase all of the shares, if any of the shares are purchased.



     The representative has advised us that the underwriters initially propose to offer the shares of common stock directly to the public at the initial public offering price per share set forth on the cover page of this prospectus and to
certain dealers at such price less a concession not in excess of $     per
share. The underwriters may allow, and these dealers may reallow, a concession
not in excess of $     per share to other dealers. After this offering, the
public offering price, concession and re-allowance may be changed.



     We have granted to the underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to an aggregate of * additional shares of common stock at the initial public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the shares of common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase the number of additional shares of common stock proportionate to the underwriters' initial commitment reflected in the preceding table.



     We and the underwriters have agreed to indemnify each other against, or to contribute to losses arising out of, untrue statements of omissions of material facts contained in this prospectus and the registration statement of which it is a part in connection with this offering. We and the underwriters are each aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.



     The representative, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative, on behalf of the underwriters, to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.



     We have agreed not to and we believe that each of our directors, officers, employees, stockholders, option holders and warrant holders will agree not to, directly or indirectly, offer for sale, contract to sell, sell, grant any other person the right to acquire or otherwise dispose of (or enter into any transaction or arrangement which is designed to, or could be expected to, result in the disposition at any time in the future of) any shares of common stock for a period of 180 days after the date of this prospectus, without the consent of the representative. We believe that each of our directors, officers, employees, stockholders, option holders and warrant holders will agree not to exercise any registration rights relating to any shares of common stock for a period of 180 days after the date of this prospectus, without the consent of the representative. We have agreed not to file with the SEC a registration statement relating to any securities, for a period of 180 days after the date of this prospectus, without the consent of the representative.



     Application will be made for quotation of the common stock on the Nasdaq National Market System under the symbol "CLNK."



     In connection with this offering, we have agreed to sell the representative's warrants to the representative for a nominal price. The representative's warrants entitle the representative to purchase shares in an amount equal to 10% of the total number of shares sold in this offering (excluding shares subject to the underwriters' over-allotment option). The shares issuable upon exercise of the representative's warrants will be in all respects identical to the shares offered to you. The representative's warrants will be limited to a term of five years from the date of this prospectus and will be exercisable for a four-year period commencing 12 months after the date of this prospectus, at a per share exercise price equal to 120% of the initial public offering price per share set forth on the cover page of this prospectus. The representative's warrants may not be sold, assigned, transferred, pledged or hypothecated except to the underwriters' officers and employees. Pursuant to the terms of the underwriting agreement, we have agreed to register the securities underlying the representative's warrants in this offering. For the term of the representative's warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the common stock, which may result in a dilution of the interest of other shareholders. As a result, we may find it more difficult to raise additional equity capital if it should be needed for our business while the representative's warrants are outstanding. The holders of the representative's warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional equity capital on terms more favorable to us than those provided by the representative's warrants. Any profit realized on the sale of the shares issuable upon the exercise of the representative's warrants may be deemed additional underwriting compensation. We have also retained the representative to act as our financial advisor.



     The preceding description includes a summary of the principal terms of the underwriting agreement and the representative's warrant agreement and does not purport to be complete. The underwriting agreement and the representative's warrant agreement are filed as exhibits to the registration statement of which this prospectus forms a part and should be referenced for the complete contents of these documents. Each statement is qualified in all respects by reference to these documents.



                                 LEGAL MATTERS



     The validity of the shares offered hereby will be passed upon for us by Foley, Hoag & Eliot LLP, Boston, Massachusetts. Legal matters will be passed upon for the underwriters by Kelley Drye & Warren LLP, Stamford, Connecticut.

                                    EXPERTS



     Radin Glass & Co., LLP, independent accountants, have audited our consolidated financial statements at June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999, as set forth in their report. We have included financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Radin, Glass & Co., LLP given on their authority as experts in accounting and auditing.



     Radin Glass & Co., LLP, independent accountants, have audited the financial statements of Online Network, L.L.C., T/A Online Scouting Network at September 30, 1998 and 1997, and for each of the two years in the period ended September 30, 1998, as set forth in their report. We have included financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Radin, Glass & Co., LLP given on their authority as experts in accounting and auditing.



     Paolilli & Jarek, LLC, independent accountants, have audited the financial statements of ECI, Inc. at December 31, 1998, 1997 and 1996, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Paolilli & Jarek, LLC, given on their authority as experts in accounting and auditing.



     Schenck & Associates SC, independent accountants, have audited the financial statements of Student Success (a Division of Graphic Management Corporation) at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included financial statements in this prospectus and elsewhere in the registration statement in reliance on the report of Schenck & Associates SC, given on their authority as experts in accounting and auditing.



                      WHERE YOU CAN FIND MORE INFORMATION



     We have filed a registration statement on Form S-1 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.



     You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.



     We are subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934. We are current in the filing of all required reports with the SEC.

                         INDEX TO FINANCIAL STATEMENTS



                                                                PAGE
                                                                ----
CYTATION.COM INCORPORATED
Report of Independent Auditor...............................     F-2
Balance Sheets as of June 30, 1999..........................     F-3
Statements of Operations for the years ended June 30, 1999,
  1998 and 1997.............................................     F-4
Statement of Changes in Shareholders' Equity (Deficit)......     F-5
Statements of Cash Flows for the years ended June 30, 1999,
  1998 and 1997.............................................     F-6
Notes to Financial Statements...............................     F-7

CYTATION.COM INCORPORATED AND SUBSIDIARIES PRO FORMA
Pro Forma Balance Sheet as of June 30, 1999 (Unaudited).....    F-15
Pro Forma Statement of Operations for the year ended June
  30, 1999 (Unaudited)......................................    F-16
Notes to the Pro-Forma Financial Statements.................    F-17

ECI, INC
Report of Independent Auditor...............................    F-19
Balance Sheets as of December 31, 1998 and 1997.............    F-20
Statements of Operations for the years ended December 31,
  1998, 1997 and 1996.......................................    F-21
Statement of Changes in Stockholders' Deficit...............    F-22
Statements of Cash Flows for the years ended December 31,
  1998, 1997 and 1996.......................................    F-23
Notes to Financial Statements...............................    F-24
Unaudited Balance Sheet as of June 30, 1999 and Balance
  Sheet as of December 31, 1998.............................    F-29
Unaudited Statement of Operations for the six months ended
  June 30, 1999.............................................    F-30
Unaudited Statement of Cash Flows for the six months ended
  June 30, 1999.............................................    F-31
Notes to Unaudited Financial Statements.....................    F-32

ONLINE SCOUTING NETWORK, L.L.C.
Report of Independent Auditor...............................    F-33
Balance Sheets as of September 30, 1998 and 1997............    F-34
Statements of Operations for the years ended September 30,
  1998 and 1997.............................................    F-35
Statements of Cash Flows for the years ended September 30,
  1998 and 1997.............................................    F-36
Notes to Financial Statements...............................    F-37
Unaudited Balance Sheet as of June 30, 1999.................    F-41
Unaudited Statement of Operations for the nine months ended
  June 30, 1999.............................................    F-42
Unaudited Statement of Cash Flows for the nine months ended
  June 30, 1999.............................................    F-43
Notes to Unaudited Financial Statements.....................    F-44

STUDENT SUCCESS (A DIVISION OF GRAPHIC MANAGEMENT
  CORPORATION)
Report of Independent Auditor...............................    F-45
Balance Sheets as of December 31, 1998 and 1997.............    F-46
Statement of Income and Changes in Division Equity for the
  years ended December 31, 1998 and 1997....................    F-47
Statements of Cash Flows for the years ended December 31,
  1998 and 1997.............................................    F-48
Notes to Financial Statements...............................    F-49

                          INDEPENDENT AUDITOR'S REPORT



Shareholders and Directors

Cytation.com Incorporated

Newport, Rhode Island 02842



     We have audited the accompanying balance sheets of Cytation.com Incorporated as of June 30, 1999 and 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for each of the three years ended June 30, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cytation.com Incorporated as of June 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years ended June 30, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.



                                          Radin, Glass & Co., LLP

                                          Certified Public Accountants

New York, New York

September 3, 1999

                           CYTATION.COM INCORPORATED



                                 BALANCE SHEETS



                                                                       JUNE 30,
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 1,371,100    $    46,362
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000 and $4,200.........................      100,163         72,113
  Prepaid expenses and other assets.........................       85,249         12,878
                                                              -----------    -----------
          TOTAL CURRENT ASSETS..............................    1,556,512        131,353
FURNITURE AND EQUIPMENT, net of accumulated depreciation....      250,484        190,353
SOFTWARE DEVELOPMENT, net of accumulated amortization of $0
  and $36,287, respectively.................................           --         36,283
                                                              -----------    -----------
                                                              $ 1,806,996    $   358,189
                                                              ===========    ===========

                         LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $   278,372    $    35,988
  Accrued payroll...........................................       84,725        216,709
  Accrued expenses..........................................       32,247         48,567
  Unearned revenue..........................................       35,000         57,126
  Note payable shareholder..................................           --         45,000
  Shareholder advance payable...............................           --         13,071
  Current portion of capital lease obligation...............           --          1,469
                                                              -----------    -----------
          TOTAL CURRENT LIABILITIES.........................      430,344        417,930
CAPITAL LEASE OBLIGATION....................................           --          9,580
COMMITMENTS AND CONTINGENCIES...............................           --             --
SHAREHOLDERS' DEFICIT:
  Preferred stock, $1,000 stated value, $.001 par value,
     authorized 1,000 shares, issued and outstanding 543
     shares.................................................           --        542,500
  Preferred stock, $0.01 par value, authorized 7,500,000....           --             --
  Series A Convertible Preferred Stock, $4.00 stated value,
     $.01 par value, authorized 2,500,000 shares, issued and
     outstanding 775,000 shares.............................    3,100,000             --
  Common stock, $.001 par value, authorized 100,000,000 and
     5,765,000 shares, issued and outstanding 9,152,211 and
     3,482,556 shares.......................................        9,152            604
  Additional paid-in capital................................    2,459,718        993,368
  Accumulated deficit.......................................   (4,192,218)    (1,605,793)
                                                              -----------    -----------
          TOTAL SHAREHOLDERS' EQUITY (DEFICIT)..............    1,376,652        (69,321)
                                                              -----------    -----------
                                                              $ 1,806,996    $   358,189
                                                              ===========    ===========


                       See notes to financial statements

                           CYTATION.COM INCORPORATED



                            STATEMENTS OF OPERATIONS



                                                                  YEAR ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1999           1998          1997
                                                        -----------    ----------    ----------
NET REVENUES:
  Development of proprietary technology...............  $        --    $  500,000    $       --
  Online training service revenues....................      162,884            --            --
  Web site hosting....................................      235,522       210,700        82,971
  Other revenues......................................      163,515       533,183       376,754
                                                        -----------    ----------    ----------
                                                            561,921     1,243,883       459,725
                                                        -----------    ----------    ----------
EXPENSES:
  Payroll, payroll taxes and related benefits.........    1,173,439     1,018,786       589,356
  Investor relations..................................      376,824            --            --
  Depreciation and amortization.......................      131,545        93,554        66,949
  Advertising.........................................       49,428        13,268       127,155
  Other general and administrative expenses...........    1,375,057       741,028       558,978
                                                        -----------    ----------    ----------
                                                          3,106,293     1,866,636     1,342,438
LOSS FROM OPERATIONS..................................   (2,544,372)     (622,753)     (882,713)
INTEREST EXPENSE......................................       42,053         7,579         5,786
                                                        -----------    ----------    ----------
NET LOSS..............................................  $(2,586,425)   $ (630,332)   $ (888,499)
                                                        ===========    ==========    ==========
NET LOSS PER SHARE....................................  $     (0.40)   $    (0.18)   $    (0.29)
                                                        ===========    ==========    ==========
WEIGHTED AVERAGE NUMBER OF SHARES USED IN
  COMPUTATION.........................................    6,531,153     3,499,857     3,033,036
                                                        ===========    ==========    ==========


                       See notes to financial statements

                           CYTATION.COM INCORPORATED



             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)



                                                                                                           TOTAL
                                  PREFERRED STOCK         COMMON STOCK      ADDITIONAL                 SHAREHOLDERS'
                                --------------------   ------------------    PAID-IN                      EQUITY
                                SHARES      AMOUNT      SHARES     AMOUNT    CAPITAL      (DEFICIT)      (DEFICIT)
                                -------   ----------   ---------   ------   ----------   -----------   -------------
Balance -- June 30, 1996......       --   $       --   2,338,866   $2,338   $   39,974   $   (61,962)   $   (19,650)
  Issuance of shares with
    debt......................       --           --      36,994       37        2,082            --          2,119
  Issuance of shares for
    compensation..............       --           --       9,512       10       12,365            --         12,375
  Issuance of shares to
    founder...................       --           --     422,684      423         (350)      (25,000)       (24,927)
  Issuance of warrants for
    compensation..............       --           --          --       --       14,931            --         14,931
  Sale of common shares, less
    expenses..................       --           --     674,499      674      874,253            --        874,927
  Preferred issued............      105          105          --       --       99,950            --        100,055
  Net loss for the period.....       --           --          --       --           --      (888,499)      (888,499)
                                -------   ----------   ---------   ------   ----------   -----------    -----------
Balance -- June 30, 1997......      105      105,000   3,482,556    3,483      938,310      (975,461)        71,332
  Preferred issued............      438      437,500          --       --           --            --        437,500
  Issuance of options for
    services..................       --           --          --       --       52,180            --         52,180
  Net loss for the period.....       --           --          --       --           --      (630,332)      (630,332)
                                -------   ----------   ---------   ------   ----------   -----------    -----------
Balance -- June 30, 1998......      543      542,500   3,482,556    3,483      990,490    (1,605,793)       (69,320)
  Preferred conversion........     (543)    (542,500)    453,976      454      542,046            --             --
  Issuance of shares for
    assets....................       --           --   1,345,350    1,345      145,954            --        147,299
  Issuance of shares for
    compensation..............       --           --   1,372,070    1,372        1,008            --          2,380
  Issuance of shares for
    services..................       --           --     559,438      559      376,391            --        376,950
  Sale of common shares, less
    expenses..................       --           --     374,725      375      194,625            --        195,000
  Effect of merger
    transaction...............       --           --   1,204,096    1,204        1,029            --          2,233
  Issuance of shares with
    debt......................       --           --     360,000      360      250,660            --        251,020
  Preferred issued-Series A...  775,000    3,100,000          --       --           --            --      3,100,000
  Dividends...................       --           --          --       --      (42,485)           --        (42,485)
  Net loss for the period.....       --           --          --       --           --    (2,586,425)    (2,586,425)
                                -------   ----------   ---------   ------   ----------   -----------    -----------
Balance -- June 30, 1999......  775,000   $3,100,000   9,152,211   $9,152   $2,459,718   $(4,192,218)   $ 1,376,652
                                =======   ==========   =========   ======   ==========   ===========    ===========


                       See notes to financial statements

                           CYTATION.COM INCORPORATED



                            STATEMENTS OF CASH FLOWS



                                                                       YEAR ENDED JUNE 30,
                                                              -------------------------------------
                                                                 1999          1998         1997
                                                              -----------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,586,425)   $(630,332)   $(888,499)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...........................      131,545       93,554       66,949
    Write off of accounts receivables.......................       89,800           --           --
    Net loss on equipment disposal..........................        1,231        8,061        3,033
    Issuance of shares, options and warrants as compensation
      and services..........................................      384,308       52,180       27,106
  Increase (decrease) to cash attributable to changes in
    assets and liabilities:
    Accounts receivable.....................................     (117,850)     (34,121)     (37,992)
    Due from sale of "dial-up" access service...............           --       69,810      (69,810)
    Prepaid expenses and other assets.......................      (72,372)      (6,190)      13,518
    Increase in other assets................................           --           --       (3,000)
    Accounts payable........................................      242,384      (15,874)      49,863
    Accrued expenses........................................      (16,320)      23,615       24,952
    Accrued payroll.........................................     (131,984)     131,941       84,768
    Unearned revenues.......................................      (22,126)      30,180       26,946
                                                              -----------    ---------    ---------
    NET CASH USED IN OPERATING ACTIVITIES...................   (2,097,809)    (277,176)    (702,166)
                                                              -----------    ---------    ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of furniture and equipment.......................      (26,520)     (80,216)    (216,795)
  Proceeds from equipment disposals.........................        9,600        1,665       29,155
  Proceeds from rent deposit................................        5,050           --           --
  Capitalization of software development costs..............                        --      (72,570)
                                                              -----------    ---------    ---------
      NET CASH USED IN INVESTING ACTIVITIES.................      (11,870)     (78,551)    (260,210)
                                                              -----------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred shares................    3,100,000      437,500           --
  Proceeds/payments from issuance of debt...................       66,021           --      114,306
  Proceeds from issuance of common shares...................      195,000           --      874,500
  Issuance of shares to founder.............................           --           --      (25,000)
  Issuance of common stock with debt........................      185,000           --           --
  Payments of dividends.....................................      (42,485)          --           --
  Note payable to shareholder...............................      (45,000)          --           --
  Shareholder advances payable..............................      (13,071)     (34,973)          --
  Principal payments on capital lease obligations...........      (11,049)      (2,865)      (2,141)
                                                              -----------    ---------    ---------
      NET CASH PROVIDED BY FINANCING ACTIVITIES.............    3,434,416      399,662      961,665
                                                              -----------    ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    1,324,737       43,935         (711)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............       46,362        2,428        3,139
                                                              -----------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 1,371,100    $  46,362    $   2,428
                                                              ===========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest................................................  $    32,979    $   7,579    $   5,786
                                                              ===========    =========    =========
    Taxes...................................................  $       996    $      --    $      --
                                                              ===========    =========    =========
  Noncash
    Issuance of stock for debt..............................  $    66,021    $      --    $      --
                                                              ===========    =========    =========
    Issuance of common stock for assets.....................  $     2,299    $      --    $      --
                                                              ===========    =========    =========
    Preferred stock conversion to common stock..............  $   542,500    $      --    $      --
                                                              ===========    =========    =========
    Stock issued for services...............................  $   384,308    $      --    $      --
                                                              ===========    =========    =========
    Stock issued for assets.................................  $   147,299    $      --    $      --
                                                              ===========    =========    =========


                       See notes to financial statements

                           CYTATION.COM INCORPORATED



                         NOTES TO FINANCIAL STATEMENTS



1.  BUSINESS



     Cytation.com Incorporated, a New York corporation ("Cytation.com"), is the surviving corporation in a merger with Cytation Corporation, a Rhode Island corporation which was previously known as Web Services International, Inc. (Cytation Corporation, together with Web Services International, Inc. (Cytation Corporation, together with Web Services International, Inc. are herein collectively referred to as "WSI"). The merger occurred on March 5, 1999 (Note
7). Cytation.com was previously known as Stylex Homes, Inc. ("Stylex"). Although Stylex was incorporated in 1969, it did not conduct any business after 1992.



     Cytation.com is a reporting company under the Securities Exchange Act of 1934.



     WSI was incorporated under the laws of the State of Rhode Island in January 1996 to market and host various forms of content on the World Wide Web and to provide dial-up access to the Internet. Through the end of 1997, the WSI marketed the design, origination and hosting of Web sites and Web content to small and medium size businesses. WSI also provided various consulting services to customers in connection with the development and sale of Web content. In December 1997, WSI entered into a joint venture and related contract for the development of online training systems. At the time, WSI discontinued its Web content sale and development business (except for work in process and Web hosting) and focused its operations, which generated some revenue for the balance of the fiscal year ended June 30, 1999. As a result of the acquisition of ECI, Inc. in August 1999, Cytation.com, through its CollegeLink.com Incorporated subsidiary, is also engaged in providing online college application and related services to high school students and their parents (Note 12).



     Cytation.com, together with WSI, is hereinafter referred to as the "Company". All references to share issuances are after the recapitalization transaction in which each share of WSI was converted into 5.765 shares of Cytation.com (Note 7).


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Presentation -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     b. Furniture and Equipment -- Furniture and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, auto and furniture.

         Leasehold improvements are amortized over the term of the lease or the estimated life of the improvement, whichever is shorter. Whenever assets are sold or retired, their cost and related accumulated depreciation are removed from the appropriate accounts. Any gains and losses on dispositions are recorded in current operations.


     c. Software Development Costs -- The Company capitalizes software development costs in accordance with SFAS 86. The Company did not capitalize any software development costs during the years ended June 30, 1999 and 1998, respectively. Software development costs were fully amortized at June 30, 1999.



     d. Fair Value of Financial Instruments -- The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

                           CYTATION.COM INCORPORATED

     e. Income Taxes -- The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.


     f. Revenue Recognition -- Revenues from Web services are recognized as such services are performed. Revenues from Web site hosting are recognized on a monthly basis. No revenue from Web design services was recorded for the year ended June 30, 1999.


     g. Employee Stock Options and Shares Issued for Services -- The Company accounts for employee stock transactions in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has adopted the proforma disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation." Accordingly, any excess of fair market value of stock issued to employees over exercise prices has been recorded as compensation expense and additional paid in capital.


     Shares issued for services of non-employees are recorded at estimated fair value.



     h. Loss Per Share -- The Company has adopted SFAS 128, "Earnings per Share." Earnings per common share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The earnings per common share, assuming dilution, computation gives effect to all dilutive potential common shares during the period. The computation assumes that the outstanding stock options and warrants were exercised and that the proceeds were used to purchase common shares of the Company. Earnings per share computation for each of the three years ended June 30, 1999, 1998 and 1997 have been restated to reflect this new standard.



     i. Accounting for Long-Lived Assets -- The Company reviews long-lived assets, certain identifiable assets and any goodwill related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. At June 30, 1999 and 1998 respectively, the Company believes that there has been no impairment of long-lived assets.



     j. Advertising Costs -- Advertising costs are expensed as incurred except for direct response advertising, the costs of which are deferred and amortized over the period the related sales are recorded. There was no deferral or amortization for direct response advertising costs for each of the three years ended June 30, 1999, 1998 and 1997, respectively.



3.  CASH AND CASH EQUIVALENTS



     The Company classifies as cash and cash equivalents highly liquid investments with maturities of less than ninety days at June 30, 1999. The Company did not have cash equivalents at June 30, 1998.



4.  JOINT VENTURE AGREEMENT



     In December 1997, the Company entered into a joint venture agreement with EER Systems Inc. ("EER"), a supplier of systems design, development and integration capabilities specializing in flight, information and training systems. Cytation Corporation ("Cytation Delaware") a Delaware corporation was incorporated pursuant to the joint venture agreement. Simultaneously, the Company entered into a development agreement with Cytation Delaware, receiving $500,000 to develop certain software.



     In July 1998, EER loaned the Company $300,000. This loan was repaid in 1999. In addition, the Company issued to EER 175,000 common shares in settlement of a potential claim by EER that it was entitled to convert the loan into a significantly greater number of common shares.



     In July 1998 the Company purchased the assets of Cytation Delaware, of which it was a fifty percent owner, in exchange for equity. (Note 7).

                           CYTATION.COM INCORPORATED

5.  FURNITURE AND EQUIPMENT



     Furniture and equipment consist of the following at June 30:



                                                      ESTIMATED
                                                     USEFUL LIVES      1999        1998
                                                     ------------    --------    --------
Computer and office equipment......................       3          $340,798    $177,072
Furniture and fixtures.............................       7            68,542      68,542
Leasehold improvements.............................       5            42,566      42,566
Auto under capital lease obligation................       5                --      18,055
                                                                     --------    --------
                                                                      451,906     306,235
Less accumulated depreciation......................                   201,422     115,682
                                                                     --------    --------
                                                                     $250,484    $190,553
                                                                     ========    ========



6.  SHORT-TERM BORROWINGS



     The Company issued a note payable of $300,000 in July 1998 to a related party. The Company repaid the note in May 1999.



     The Company received $370,000 from the issuance of six-month 12% debentures in January and February 1999. This debt financing was repaid with the proceeds of the sale of preferred stock in April 1999 (Note 7). The Company also issued 185,000 shares of its common stock in connection with the repayment of the debentures.



     The Company had two short-term debt instruments outstanding at June 30, 1998 payable to shareholders totaling approximately $58,000. Both debt instruments were non-interest bearing and were repaid during the year ended June 30, 1999.



7.  EQUITY AND OTHER FINANCING



     a. During the years ended June 30, 1997 and 1996, the Company issued $18,750 and $50,000 of debt with 36,994 and 49,325 shares, respectively. The amounts allocated to the shares have been recorded as debt discount and were amortized.



     b. In February 1997, the Company completed a sale of 691,800 of its common shares at $1.30 per share. A portion of these shares was sold over the Internet.



     c. During the year ended June 30, 1997, the Company issued $105,000 of debt units consisting of promissory notes and stock purchase warrants ("Units"). The promissory notes were automatically converted to shares of Series A 10% convertible preferred notes, $.001 par value with a stated value of $1,000 ("CPS"). Each share of CPS is subject to mandatory and automatic conversion into the Company's common shares upon the effective date of an initial public offering of the Company's common shares or September 1, 1998, whichever occurs first. In addition each preferred shareholder received one stock purchase warrant for each share of common stock received upon conversion of the CPS. Each warrant entitled the holder to purchase one share of common stock at a purchase price per share of $1.30 per share.



     d. During July through November 1997, the Company issued approximately $438,000 of "Units". The promissory notes were automatically convertible into CPS. Each share of CPS was automatically converted into the Company's common shares on September 1, 1998. In addition, each preferred shareholder received one stock purchase warrant for each share of common stock received upon conversion of the CPS. Each warrant entitled the holder to purchase one share of common stock at a purchase price per share of $1.30 per share.

                           CYTATION.COM INCORPORATED

     e. In October 1997, the Company amended its Articles of Incorporation to change the aggregate number of shares the Company has authority to issue from 1,000,000 to 1,001,000, consisting of 1,000,000 shares of common stock, $.001 par value per share, and 1,000 shares of preferred stock. Thereafter, the board of directors of the Company authorized the issuance of the CPS, which was issued to the holders of the Units in cancellation of their promissory notes. In the year ended June 30, 1999, the Company cancelled the authorization of one thousand shares of $0.001 par value, preferred stock.



     f. In July 1998, the Company issued approximately 1,325,000 of its common stock to acquire the assets of Cytation Delaware (Note 4). The assets have been recorded at $2,299 which approximates the fair market value of the shares at the time of the transaction.



     g. In July 1998, the Company issued a warrant for services to purchase 5,000 shares of the Company's common stock at an exercise price of $.01 per share, which approximates fair value at time of issuance.



     h. In December 1998, when management believed the fair market value of the shares was $0.002 per share, management reduced the exercise price of previously outstanding stock options to $0.002 and all employees exercised such shares for compensation. Such compensation was recorded at $0.002 per share for 1,372,000 shares.



     i. In December 1998, the Company issued approximately 29,000 warrants, expiring in August 2001, exercisable at $0.52, in connection with a sale of stock in prior years.



     j. In January 1999, the Company received $195,000 from the issuance in a private placement of approximately 375,000 shares of its common stock.



     k. On March 5, 1999 Cytation.com was acquired by Cytation Corporation through a "reverse merger" transaction, whereby each outstanding share of Cytation Corporation (formerly Web Services) was converted into 5.765 shares of Cytation.com Incorporated. The merger has been accounted for as a "Recapitalization" as if Cytation.com Incorporated issued additional shares for the $233 of assets of Stylex Homes, Inc. The number of common share information has been adjusted to reflect the effects of the merger agreement.



     l. In April 1999, the Company received $3,100,000 in exchange for 775,000 6% cumulative preferred stock designated as "Series A Convertible Preferred Stock" ("Preferred A") from two investors. "Preferred A" has a stated value of $4.00 per share, a par value of $.01 per share and dividends payable quarterly. Any holder of Preferred A may at any time convert stock into the common Stock of the Company at a ratio of one share of common Stock for each share of Preferred
A. The Company may require conversion on or after the first anniversary of the initial purchase if the closing bid price for its common shares exceeds $6.00 for twenty consecutive trading days.



     In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, the holders of the issued and outstanding Preferred A are entitled to receive $4.00 for each share of Preferred A, before any distribution of the assets of the Company shall be made to the holders of any other capital stock.



     m. In March 1999, the Company amended its Articles of Incorporation to change the aggregate number of shares the Company has authority to issue to 110,000,000 shares, consisting of 100,000,000 shares of common stock, par value $.001 per share and 10,000,000 shares of preferred stock, par value $.01 per share.



     n. During the year the Company agreed to issue 504,000 shares to unrelated parties for financial services, which shares were recorded at fair market value at the time of the agreement of $0.002 per share.

                           CYTATION.COM INCORPORATED

In April and May 1999, the Company issued 55,000 shares to unrelated parties for financial services, which shares were recorded at fair market values from $6.50 per share to $7.50 per share.



     o. In June 1999, the Company issued 20,000 shares of its common stock for the purchase of computer equipment valued at $145,000.



     p. In May 1999, the Company agreed to issue to its outside directors, who are not principals of shareholders which own more than 10% of the Company, options to purchase 10,000 shares of the Company's common stock annually, the first grant to be effective May 7, 1999 and the second and all subsequent grants to be effective on the day of the Company's annual meeting. As of June 30, 1999 the Company had 20,000 options, exercisable at $6.00 per option, outstanding.



     q. For disclosure purposes in accordance with SFAS No. 123, the fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for stock options granted during the years ended June 30, 1999, 1998 and 1997, respectively: annual dividends of $0.00, expected volatility of 65% at June 30, 1999 and 20.0% at June 30, 1998 and 1997, risk-free interest rate of 5.7% and expected life of five years for all grants. The weighted-average fair value of the stock options granted during the year ended June 30, 1999 was $1.48, and $0.77 for both years ended June 30, 1998 and 1997, respectively.



     If the Company recognized compensation cost for the employee stock option plan in accordance with SFAS No. 123, the Company's pro forma net loss and loss per share would have been approximately, $2,913,000, $672,000 and $902,000, $0.45, $0.19 and $0.30, in years ended June 30 1999, 1998 and 1997, respectively.



     The following table summarizes the changes in options outstanding and the related price ranges for shares of the Company's common stock:



                                                                              WEIGHTED
                                                                              AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                             ----------    --------------
Outstanding at June 30, 1996...............................          --           --
  Granted..................................................     639,915          .43
  Exercised................................................          --           --
  Expired or cancelled.....................................          --           --
                                                             ----------         ----
Outstanding at June 30, 1997...............................     639,915          .43
  Granted..................................................     861,868          .43
  Exercised................................................          --           --
  Expired or cancelled.....................................     (57,650)         .43
                                                             ----------         ----
Outstanding at June 30, 1998...............................   1,444,133          .43
  Granted..................................................   1,441,186         4.32
  Exercised................................................  (1,444,133)         .01
  Expired or cancelled.....................................          --           --
                                                             ----------         ----
Outstanding at June 30, 1999...............................   1,441,186         4.32
                                                             ==========         ====



     Exercise prices for options outstanding at June 30, 1999 range from $2.00 to $7.00 and the weighted average remaining contractual life is approximately five years. The number of options exercisable and weighted average exercise price for options exercisable at June 30, 1999 was 69,430 and $2.83.

                           CYTATION.COM INCORPORATED

8.  COMMITMENTS AND CONTINGENCIES



     a. In December 1996, the Company issued to a founder of the Company, 422,684 shares of stock and a note for $45,000 for the receipt of certain assets. The assets received have been recorded at fair value; the excess of the note issued over the assets received has been recorded as a distribution. The note was repaid in April 1999.



     b. Rent expense under all operating leases was approximately $42,000, $43,000, and for each of the years ended June 30, 1999, 1998 and 1997, respectively. The future minimum rental payments to be made under noncancellable operating leases as of June 30, 1999 are as follows:



1999-2000..........................................  $40,560
2000-2001..........................................   12,510
2001-2002..........................................      690
2002-2004..........................................       --



     The Company entered into a month to month basis lease agreement commencing May 1, 1999, for two additional offices at its Aquidneck Avenue location, at a rate of $450 per month.



     c. The Company entered into an agreement on April 19, 1999 with a California corporation ("the Consultant") in an effort to expand the investor base and the number of market professionals who are aware of the Company's activities. The Company paid the Consultant $7,500 per month for three months.



     d. Effective February 1999, the Company entered into three-year employment agreements with two officers who are principal stockholders of the Company.



     e. The Company has an agreement with an agency for marketing and public relations services commencing April 1, 1999 with no expiration date. Either party may terminate agreement by notifying the other party within sixty days prior to the date of termination. The Company has agreed to pay the agency a monthly rate of $7,000 to compensate the agency for services in the following areas: strategic counseling, in-house research, advertising and public relations.



9.  CERTAIN OPERATIONS



     In April 1997, the Company sold its business of providing "dial-up" access service to Internet users. The sales price was $30,000 plus fixed and contingent future revenues based on the number of the Company's former "dial-up" customers who continue to utilize the service. The Company also received radio-advertising credits provided by the buyer. In May 1998, the Company began receiving the contingent monthly revenue payments and received the final payment in November 1998.



     In July 1998 the Company ceased its business of Web site development. Revenue from Web site development earned in year ended June 30, 1999 was approximately $53,000 and was derived from contracts billed in the year ended June 30, 1998.



10.  OPERATIONS



     The Company adopted SFAS No, 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Under SFAS No. 131, the Company's operations are treated as one operating segment as it only reports profit

                           CYTATION.COM INCORPORATED
and loss information on an aggregate basis to the chief operating decision maker of the Company. Information about the Company's product sales and major customers are as follows at June 30,:



                                                      1999         1998         1997
                                                    --------    ----------    --------
PRODUCT SALES
  Development of proprietary technology...........  $     --    $  500,000    $     --
  Online training service revenues................   162,884            --          --
  Web site hosting................................   235,521       210,700      82,971
  Web site design and origination.................    52,718       416,574     109,883
  Subscriber access...............................    95,923        53,853     172,882
  Other...........................................    14,875        62,756      93,989
                                                    --------    ----------    --------
  Total Sales.....................................  $561,921    $1,243,883    $459,725
                                                    ========    ==========    ========



     No customer accounted for more than ten percent of the revenues, other than for online training services: (Note 4), of the Company in each of the three years ended June 30, 1999, 1998 and 1997, respectively.



11.  INCOME TAXES



     The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes" which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. At June 30, 1999, the Company had net operating loss carryforward of approximately $3,800,000, expiring in 2013 and 2014. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. At June 30, 1999 and 1998, a valuation allowance was provided against the tax asset.



     The components of the net deferred tax asset consist of the following:



                                                                 1999         1998
                                                              ----------    --------
Net operating loss carryforward.............................  $1,330,000    $420,000
Temporary differences.......................................       4,000       1,000
Valuation allowance.........................................  (1,334,000)   (421,000)
                                                              ----------    --------
                                                              $       --    $     --
                                                              ==========    ========



     The provision for income taxes differs from the amount computed applying the statutory federal income tax rate to income before income taxes as follows at June 30,:



                                                    1999         1998         1997
                                                  ---------    ---------    ---------
Income tax benefit computed at statutory rate...  $(905,000)   $(221,000)   $(311,000)
Tax benefit not recognized......................    905,000      221,000      311,000
                                                  ---------    ---------    ---------
Provision for income taxes......................  $      --    $      --    $
                                                  =========    =========    =========



12.  SUBSEQUENT EVENTS



     On August 10, 1999, the Company acquired ECI, Inc. through a merger transaction. ECI is a provider of computer-based college applications and admissions services.



     The acquisition was structured as a merger of ECI with and into Cytation's wholly-owned subsidiary CollegeLink.com Incorporated ("CollegeLink"). As consideration for the merger, the Company issued 550,809 of its common shares, 234,771 of its Series B Stock and paid $489 in cash. CollegeLink also

                           CYTATION.COM INCORPORATED
assumed approximately $778,000 of ECI liabilities in connection with the merger and settled a claim against ECI in exchange for 108,196 shares of the Company's common stock and 45,000 shares of the Company's Series B stock. The Company reserved 550,369 shares of its common stock for the conversion of the above Series B stock.



     The Company adopted a 401K plan commencing in July 1999.



     The Company entered into a five-year lease agreement expiring November 30, 2004. Rental expense for the entire five-year period totals approximately $641,000.



     The Company entered into agreements for directors and officers liability insurance.

                  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)



                         CYTATION.COM INCORPORATED AND


                      SUBSIDIARIES PRO FORMA BALANCE SHEET


                                  (UNAUDITED)



     THE FOLLOWING PRO FORMA BALANCE SHEET OF CYTATION, ECI, OSN AND SSI AT


JUNE 30, 1999 IS BASED UPON HISTORICAL FINANCIAL DATA OF CYTATION, ECI, OSN AND
                                      SSI


                   GIVING EFFECT TO THE PROPOSED TRANSACTION.



                                                                                                                       CYTATION
                                  CYTATION         ECI           OSN         SSI                                       PRO FORMA
                                  JUNE 30,      JUNE 30,      JUNE 30,     JUNE 30,                                    JUNE 30,
                                    1999          1999          1999         1999       DEBIT          CREDIT            1999
                                 -----------   -----------   -----------   --------   ----------     ----------       -----------
CURRENT ASSETS:
  Cash and cash equivalents....  $ 1,371,100   $     2,258   $     2,410   $40,859    $4,000,000(7)  $      489(5A)   $ 4,966,138
                                                                                                        450,000(6D)
  Accounts receivable..........      100,163            --            --    88,237                                        188,400
  Prepaid expenses and other
    assets.....................       85,249       111,760         9,341     6,208                       53,500(5C)       159,058
                                 -----------   -----------   -----------   --------                                   -----------
        TOTAL CURRENT ASSETS...    1,556,512       114,018        11,751   135,304                                      5,313,597
GOODWILL.......................           --            --            --        --     9,118,621(5A)                   19,194,535
                                                                                          50,000(5B)
                                                                                       2,499,592(6A)
                                                                                          50,000(6B)
                                                                                       7,426,322(8A)
                                                                                          50,000(8B)
FURNITURE AND EQUIPMENT, net...      250,484        56,876        65,439    27,632                                        400,431
SOFTWARE DEVELOPMENT, net......           --            --        54,428        --                                         54,428
OTHER ASSETS...................                                             41,695                                         41,695
                                 -----------   -----------   -----------   --------                                   -----------
                                 $ 1,806,996   $   170,895   $   131,618   $204,631                                   $25,004,685
                                 ===========   ===========   ===========   ========                                   ===========
                                              LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued
    liabilities................  $   395,344   $ 1,035,499   $   814,514   $125,136   $   53,500(5C) $   50,000(5B)   $   784,378
                                                                                       1,232,615(5E)     50,000(6B)
                                                                                         450,000(6D)     50,000(8B)
  Unearned revenue.............       35,000            --        87,748    75,000                                        197,748
  Loan and notes payable.......           --     1,002,578        67,250        --                                      1,069,828
                                 -----------   -----------   -----------   --------                                   -----------
        TOTAL CURRENT
          LIABILITIES..........      430,344     2,038,077       969,512   200,136                                      2,051,954
LONG-TERM DEBT.................           --       912,188       311,698        --                                      1,223,886
COMMITMENTS AND
  CONTINGENCIES................           --            --            --        --                                             --
SHAREHOLDERS' DEFICIT:
  Preferred shares.............    3,100,000            --            --        --                    3,500,000(5A)    12,625,000
                                                                                                        675,000(5E)
                                                                                                      1,350,000(6A)
                                                                                                      4,000,000(7)
  Common shares................        9,152         1,255            --        --         1,225(5A)      2,839(5A)     8,012,579
                                                                                                            558(5E)
                                                                                                      8,000,000(8A)
  Additional paid-in capital...    2,459,718       995,542            --        --       995,542(5A)  2,835,893(5A)     5,283,485
                                                                                         569,183(8A)    557,057(5E)
  Accumulated equity
    (deficit)..................   (4,192,218)   (3,776,167)   (1,149,592)    4,495                    3,776,167(5A)    (4,192,218)
                                                                                                      1,149,592(6A)
                                                                                                         (4,495)(8A)
                                 -----------   -----------   -----------   --------                                   -----------
                                   1,376,652    (2,779,370)   (1,149,592)    4,495                                     21,728,846
                                 -----------   -----------   -----------   --------                                   -----------
                                 $ 1,806,996   $   170,895   $   131,618   $204,631                                   $25,004,685
                                 ===========   ===========   ===========   ========                                   ===========



      See "Cytation.com Incorporated and Subsidiaries' Notes to Pro Forma


   Financial Statements assuming the purchase of ECI, OSN and SSI on June 30,
                                     1999."

                   CYTATION.COM INCORPORATED AND SUBSIDIARIES



                       PRO FORMA STATEMENT OF OPERATIONS


                                  (UNAUDITED)



       THE FOLLOWING PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED


  JUNE 30, 1999 OF CYTATION, ECI, OSN AND SSI IS BASED ON HISTORICAL FINANCIAL


  DATA OF CYTATION, ECI, OSN AND SSI GIVING EFFECT TO THE PROPOSED TRANSACTION



                                       CYTATION           ECI             OSN             SSI                         CYTATION
                                      YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED                     YEAR ENDED
                                     JUNE 30, 1999   JUNE 30, 1999   JUNE 30, 1999   JUNE 30,1999    ADJUSTMENTS    JUNE 30, 1999
                                     -------------   -------------   -------------   -------------   -----------    -------------
NET REVENUES.......................   $   561,921     $  104,073       $  98,178      $1,075,668                     $ 1,839,840
EXPENSES:
  Payroll, payroll taxes and
    related benefits...............     1,173,439        400,248           9,261         384,205                       1,967,153
  Investor relations...............       376,824          5,398              --         618,068                       1,000,290
  Depreciation and amortization....       131,545         30,842          73,541           5,225                         241,153
  Advertising......................        49,428         50,236          20,809           1,328                         121,801
  Other general and administrative
    and interest expenses..........     1,417,109        574,768         532,672         220,377                       2,744,926
  Amortization of goodwill.........            --             --              --                       916,862(5D)     1,919,454
                                                                                                       254,959(6C)
                                                                                                       747,632(8C)
                                      -----------     ----------       ---------      ----------                     -----------
                                                       1,061,492         636,283       1,229,203                       7,994,776
                                      -----------     ----------       ---------      ----------                     -----------
NET LOSS...........................   $(2,586,425)    $ (957,419)      $(538,105)     $ (153,535)                    $(6,154,936)
                                      ===========     ==========       =========      ==========                     ===========
NET LOSS PER SHARE.................                                                                                  $     (0.86)
                                                                                                                     ===========
WEIGHTED AVERAGE NUMBER OF SHARES
  USED IN COMPUTATION..............                                                                                    7,190,158
                                                                                                                     ===========



      See "Cytation.com Incorporated and Subsidiaries' Notes to Pro Forma


Financial Statements assuming the purchase of ECI, OSN and SSI on July 1, 1998."

                   CYTATION.COM INCORPORATED AND SUBSIDIARIES



                NOTES TO PRO FORMA FINANCIAL STATEMENTS ASSUMING



          THE PURCHASE OF ECI, INC., ONLINE SCOUTING NETWORK, L.L.C.,


                           AND STUDENT SUCCESS, INC.


                                  (UNAUDITED)



1.  BUSINESS TRANSACTIONS



     The pro forma financial statements include three separate business acquisition transactions, two of which have not been consummated, as follows:



          a. The issuance of 550,809 shares of Cytation.com Incorporated ("Cytation") Common Stock and 234,771 shares of its Series B Stock pursuant to the merger of ECI, Inc. ("ECI") with and into Cytation's wholly-owned subsidiary CollegeLink.com Incorporated ("CollegeLink"). As consideration for the acquisition, each of the issued and outstanding shares of the capital stock of ECI will be exchanged for 1.2453 shares of Cytation Common Stock and .5308 shares of Cytation's Series B Convertible Preferred Stock ("Series B"). In addition ECI shareholders received cash from Cytation for any fraction of a share remaining after the conversion which totaled $488.56.



          b. The proposed issuance of 1,800,000 shares of Cytation Preferred Stock pursuant to the merger of Online Network, L.L.C., T/A Online Scouting Network ("OSN") with and into CollegeLink.



          c. The proposed issuance of $4,500,000 shares of Cytation, the number of shares to be based on the offering price in this prospectus, plus $3,500,000 in cash, for the acquisition of Student Success, Inc.



2.  ACCOUNTING POLICY



     All acquisitions are being accounted using the purchase method.



          a. The shares issued for the acquisition of ECI are recorded at the average fair market value on August 10, 1999, the date in which the merger transaction was consummated. The total dollar basis of the Common Stock and Series B recorded in the pro forma financial statements at June 30, 1999 was $2,838,732 and $3,500,000.



          b. The shares to be issued for the acquisition of OSN are recorded at the estimated average fair market value at the date at which the merger transaction is to be consummated. The total dollar basis of the Preferred Stock recorded in the pro forma financial statements at June 30, 1999 was $1,350,000.



          c. The acquisition cost of SSI is the shares to be issued recorded at $4,500,000 plus $3,500,000 of cash.



3.  GOODWILL



     The financial statements of Cytation will include the operations of ECI, OSN and SSI from the date of each actual acquisition. Based upon preliminary evaluations, all of the excess of each purchase price over each previously recorded amounts of ECI, OSN and SSI have been allocated to goodwill and will be amortized over ten years. Such amortization has been included in the pro forma financial statements.



4.  SETTLEMENT OF CLAIMS



     a. Cytation also assumed approximately $778,000 of ECI's liabilities in connection with the merger and settled a claim against ECI in exchange for 108,196 shares of Cytation Common Stock and 45,000 shares of Series B. The shares have been recorded in the pro forma financial statements at their average fair market value as of August 10, 1999.

                   CYTATION.COM INCORPORATED AND SUBSIDIARIES

     b.  Cytation paid $450,000 in cash to settle claims against OSN.



5.  ADJUSTMENTS TO PRO FORMA-ECI



     Adjustments to the pro forma financial statements are as follows:



          A. Issuance of shares of Cytation to former ECI shareholders recorded as indicated in 2 above.



          B.  Estimated expenses of the transaction.



          C.  The elimination of intercompany receivables and payables.



          D.  Amortization of goodwill as indicated in Note 3 above.



          E. Issuance of shares for settlement of claim against ECI as indicated in Note 4 above.



6.  ADJUSTMENTS TO PRO FORMA-OSN



     Adjustments to the pro forma financial statements are as follows:



          A. Issuance of shares of Cytation to former OSN members recorded as indicated in 2 above.



          B.  Estimated expenses of the transaction.



          C.  Amortization of goodwill as indicated in Note 3 above.



          D. Issuance of shares for settlement of claims against OSN as indicated in Note 4 above.



7.  SUBSEQUENT EVENT



     The Company sold Preferred Stock in September 1999 valued at $4,000,000.



8.  ADJUSTMENTS TO PRO FORMA-SSI



     Adjustments to the pro forma financial statements are as follows:



          A. Issuance of Cytation shares to former SSI shareholders as indicated in Note 2 above and payment of $3,500,000.



          B.  Estimated expenses of the transaction.



          C.  Amortization of goodwill as indicated in Note 3 above.



9.  FINANCIAL STATEMENT INFORMATION



     These financial statements should be read in conjunction with the historical financial statements and notes thereto of Cytation, ECI, OSN and SSI included elsewhere herein.



     The financial position and results may not be indicative of future activities of Cytation, ECI, OSN and SSI, or the results if the acquisitions had been made at the dates indicated.



     Loss per share is based upon the average shares outstanding for Cytation during the period and the equivalent shares of Cytation issued for the ECI and SSI shares outstanding.



     The financial statements of ECI, OSN and SSI have each been restated to a June 30 year-end.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors

ECI, Inc.

Clinton, Massachusetts



     We have audited the accompanying balance sheets of ECI, INC., as of December 31, 1998, 1997 and 1996, and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ECI, Inc. as of December 31, 1998, 1997 and 1996, and the results of its operations, changes in stockholders' deficit, and its cash flows for the years then ended in conformity with generally accepted accounting principles.



     As discussed in Note 14, the company has incurred recurring losses and accumulated deficit of $3,352,932. Liabilities exceed assets by $2,557,135. These conditions indicate that unless the Company obtains substantial additional financing resources, the Company may not be able to continue operations. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.



                                          Paolilli & Jarek, LLC


                                          Certified Public Accountants



Chelmsford, MA


August 10, 1999

                                   ECI, INC.



                                 BALANCE SHEETS


                        AS OF DECEMBER 31, 1998 AND 1997



                                                                 1998           1997
                                                              -----------    -----------
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $     3,439    $     6,311
  Deferred charges..........................................      101,750              0
                                                              -----------    -----------
          TOTAL CURRENT ASSETS..............................      105,189          6,311
FIXED ASSETS, NET...........................................       54,384         49,314
OTHER ASSETS................................................        2,313          2,313
                                                              -----------    -----------
                                                              $   161,886    $    57,938
                                                              ===========    ===========
                        LIABILITIES AND STOCKHOLDERS' (DEFICIT)
CURRENT LIABILITIES:
  Capital Lease Obligation -- current maturities............  $    63,320    $    34,540
  Note payable -- Credit Line...............................      125,000              0
  Notes payable -- Investors................................      477,000         95,000
  Notes payable -- Officer..................................      479,500        410,000
  Accounts payable..........................................      337,208        259,181
  Accrued interest..........................................      126,033         13,142
  Accrued expenses..........................................      167,946         75,000
                                                              -----------    -----------
          TOTAL CURRENT LIABILITIES.........................    1,776,007        886,863
                                                              -----------    -----------
LONG-TERM DEBT:
  Notes payable.............................................      742,878        742,878
  Accrued interest..........................................      167,054         92,959
  Capital lease obligation -- net of current portion........       33,082         31,844
                                                              -----------    -----------
                                                                  943,014        867,681
                                                              -----------    -----------
STOCKHOLDERS' (DEFICIT):
  Common stock, $.01 par value; 200,000 authorized 125,483
     shares issued and outstanding..........................        1,255          1,255
  Additional paid in capital................................      794,542        794,542
  Accumulated deficit.......................................   (3,352,932)    (2,492,403)
                                                              -----------    -----------
                                                               (2,557,135)    (1,696,606)
                                                              -----------    -----------
                                                              $   161,886    $    57,938
                                                              ===========    ===========



                       See notes to financial statements

                                   ECI, INC.



                            STATEMENTS OF OPERATIONS

                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                            1998         1997         1996
                                                          ---------    ---------    ---------
REVENUES................................................  $ 101,949    $ 115,270    $  88,488
                                                          ---------    ---------    ---------
COSTS AND EXPENSES:
  Payroll and related costs.............................    449,210      440,854      408,038
  Software development..................................     51,812       56,000        7,206
  Promotional materials.................................     49,686       21,659      105,124
  Depreciation and amortization.........................     30,842       23,221       13,136
  Other costs...........................................    187,281      387,315      323,305
                                                          ---------    ---------    ---------
          Total costs and expenses......................    768,831      929,049      856,809
                                                          ---------    ---------    ---------
(LOSS) FROM OPERATIONS..................................   (666,882)    (813,779)    (768,321)
INTEREST EXPENSE........................................    193,647      101,835       25,247
                                                          ---------    ---------    ---------
NET LOSS................................................  $(860,529)   $(915,614)   $(793,568)
                                                          =========    =========    =========



                       See notes to financial statements

                                   ECI, INC.



                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                      COMMON STOCK
                                   -------------------    ADDITIONAL                       TOTAL
                                   NUMBER OF     PAR       PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                    SHARES      VALUE      CAPITAL        DEFICIT         DEFICIT
                                   ---------    ------    ----------    -----------    -------------
Balance, December 31, 1995.......   125,483     $1,255     $819,638     $  (783,221)    $    37,672
Shareholder distributions........                           (25,096)                        (25,096)
Net Loss.........................                                          (793,568)       (793,568)
                                    -------     ------     --------     -----------     -----------
Balance, December 31, 1996.......   125,483      1,255      794,542      (1,576,789)       (780,992)
Net Loss.........................                                          (915,614)       (915,614)
                                    -------     ------     --------     -----------     -----------
Balance, December 31, 1997.......   125,483      1,255      794,542      (2,492,403)     (1,696,606)
Net Loss.........................                                          (860,529)       (860,529)
                                    -------     ------     --------     -----------     -----------
Balance, December 31, 1998.......   125,483     $1,255     $794,542     $(3,352,932)    $(2,557,135)
                                    =======     ======     ========     ===========     ===========



                       See notes to financial statements

                                   ECI, INC.



                            STATEMENTS OF CASH FLOWS

                FOR YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                            1998         1997         1996
                                                          ---------    ---------    ---------
CASH FLOWS FROM OPERATIONS:
  Cash received from customers..........................  $ 101,949    $  96,820    $  88,488
  Cash paid to suppliers and employees..................   (668,766)    (634,936)    (782,697)
  Interest received.....................................         --           --        2,609
  Interest paid.........................................     (6,661)     (17,956)      (3,025)
                                                          ---------    ---------    ---------
                                                           (573,478)    (556,072)    (694,625)
                                                          ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment received on contingent installment
     agreement..........................................         --           --       14,800
  Acquisition of property and equipment.................     (1,583)      (2,642)      (3,570)
                                                          ---------    ---------    ---------
                                                             (1,583)      (2,642)      11,230
                                                          ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of computer equipment............................         --       18,450           --
  Proceeds of debt financing............................    576,500      547,878      700,000
  Payments on capital lease obligation..................     (4,311)      (4,573)      (8,175)
  Distributions to shareholders.........................         --           --      (25,096)
                                                          ---------    ---------    ---------
                                                            572,189      561,755      666,729
                                                          ---------    ---------    ---------
NET INCREASE (DECREASE) IN CASH.........................     (2,872)       3,041      (16,666)
CASH AND CASH EQUIVALENTS -- BEGINNING,.................      6,311        3,270       19,936
                                                          ---------    ---------    ---------
CASH AND CASH EQUIVALENTS -- ENDING,....................  $   3,439    $   6,311    $   3,270
                                                          =========    =========    =========
Fixed assets acquired using financing lease.............  $  34,329    $  15,808    $  63,324
                                                          =========    =========    =========
RECONCILIATION OF NET LOSS TO CASH FLOWS FROM
  OPERATIONS:
NET LOSS:...............................................  $(860,529)   $(915,614)   $(793,568)
                                                          ---------    ---------    ---------
Adjustments to reconcile Net Loss to Cash Flows from
  Operations:
  Gain on sale of computer equipment....................         --      (18,450)          --
  Depreciation and amortization.........................     30,842       23,221       13,136
                                                          ---------    ---------    ---------
                                                             30,842        4,771       13,136
                                                          ---------    ---------    ---------
  (INCREASE) DECREASE IN ASSETS:
     Accounts receivable................................         --           --        2,609
     Deferred charges...................................   (101,750)       1,058       (1,058)
     Other assets.......................................         --           --       (2,313)
                                                          ---------    ---------    ---------
                                                            101,750        1,058         (762)
                                                          ---------    ---------    ---------
  INCREASE (DECREASE) IN LIABILITIES:
     Accounts payable...................................     78,027      222,762       36,419
     Accrued interest...................................    186,986       83,879           --
     Accrued expenses...................................     92,946       47,072       50,150
                                                          ---------    ---------    ---------
                                                            357,956      353,713       86,569
                                                          ---------    ---------    ---------
CASH FLOWS FROM OPERATIONS..............................  $(573,478)   $(556,072)   $(694,625)
                                                          =========    =========    =========



                       See notes to financial statements

                                   ECI, INC.



                         NOTES TO FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



NATURE OF BUSINESS



     ECI, Inc. (the "Company") was founded in 1991. The Company's primary product is CollegeLink, a software system which enables students to apply to their college choices, and enables the college to receive that application information electronically. In October 1993, the Company sold essentially all of its assets to Enrollment Technologies, Inc.


     In May 1996, the Company bought the business back through an arrangement wherein Enrollment Technologies, Inc. retained an interest for future considerations as part of the purchase agreement. Since reacquiring the business, the Company has encountered difficulty in achieving user acceptance of its products. On August 10, 1999, Cytation.com Incorporated acquired the Company. Substantially all the outstanding share of ECI, Inc. were exchanged for preferred and common shares of Cytation.com Incorporated.


     Prior to being acquired by Cytation.com Incorporated, all notes payable to investors and an officer were exchanged for common shares of ECI, Inc. Also, all outstanding stock purchase warrants and vested stock options were exchanged for common shares of ECI, Inc. at a price of $.01 per share.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

  Income Taxes

     The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in these financial statements.

  Depreciation


     Depreciation is provided for on a straight-line basis using the estimated useful lives of the related assets. The Company's fixed assets are comprised of office and computer equipment with estimated useful lives of three years (See
Note 2).


  Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Advertising Costs


     The Company expenses advertising costs as incurred. Expenses for advertising production costs are expensed at the beginning of each year's college application season which generally begins in the fall months.

                                   ECI, INC.

  Revenue Recognition

     Service revenues are recognized when the students' college application is processed. The Company requires payment at the time the application is processed.

  Software Costs

     The Company defers charging software development costs to expense during the college application season when the software is utilized. During 1998, the Company incurred $152,750 for software used during the 1998-1999 college application season. $51,000 was charged to expense during 1998, and $101,750 of software development costs will be charged to expense during the latter half of the college application season (January-April 1999).

NOTE 2.  FIXED ASSETS

     The Company's fixed assets consisted of:


                                                                1998       1997
                                                              --------    -------
Capitalized leases of office and computer equipment.........  $117,686    $81,774
Computer equipment..........................................     3,570      3,570
                                                              --------    -------
                                                               121,256     85,344
Less accumulated depreciation...............................    66,872     36,030
                                                              --------    -------
Fixed assets, net...........................................  $ 54,384    $49,314
                                                              ========    =======



NOTE 3.  CAPITAL LEASE OBLIGATIONS


     The Company is leasing office and computer equipment with lease terms through June 2003. The capital lease obligations have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at annual interest rates ranging from 10.25% to 67.6%. The capital leases are secured by the related office and computer equipment, with original costs totaling $117,686, and net book values of $53,690, $47,430, and $51,011 at December 31, 1998, 1997 and 1996, respectively.

     Future minimum lease payments under this capital lease, as of December 31, 1998, are as follows:

FOR THE YEAR ENDING DECEMBER 31,
--------------------------------
       1999.................................................  $ 62,788
       2000.................................................    15,898
       2001.................................................     9,498
       2002.................................................     9,498
       2003.................................................     4,479
                                                              --------
                                                               102,161
Less amount representing interest...........................    (5,759)
                                                              --------
Present value of minimum lease payments.....................  $ 96,402
                                                              ========

NOTE 4.  NOTE PAYABLE -- CREDIT LINE

     This $125,000 note from Fleet National Bank accrues interest, and is payable monthly, at the Bank's Floating Prime Rate of Interest, which was 7.75% at December 31, 1998. This note matured on July 2,

                                   ECI, INC.

1999, and is collateralized by the personal guarantee and assets of Theodore G. Johnson, a director of the Company.

NOTE 5.  NOTES PAYABLE -- INVESTORS


     These investor notes accrued interest at a 12% annual rate. As discussed in
Note 1, these notes were exchanged for common stock of the Company. These notes included $215,000 in debt obligations due Theodore G. Johnson, a director of the Company.


NOTE 6.  NOTES PAYABLE -- OFFICER

     These 17 notes from Gerald A. Paxton, totaling $479,500, accrue interest at a 12% annual rate.

NOTE 7.  NOTES PAYABLE

     On May 16, 1996, the Company entered into a line of credit financing arrangement provided by USA Group. The credit facility is comprised of two notes totaling $742,878 as follows:

CREDIT NOTE I


     This note bears interest at the Base Rate of NBD Bank, N.A., Indianapolis, Indiana, plus 100 Basis Point. Principal and accrued interest is payable monthly over a fifteen-year amortization period beginning January 1, 2001. At December 31, 1998, this note accrued interest at an annual rate of 8.75%


CREDIT NOTE II


     This note bears interest at the Base Rate of NBD Bank, N.A., Indianapolis, Indiana, plus 200 Basis Points. Accrued interest is payable monthly during the term of this note and the balance. Both principal and accrued interest is due on December 31, 2000. At December 31, 1998, this note accrued interest at an annual rate of 9.75%.


     These notes are secured by intellectual properties acquired from Enrollment Technologies, Inc. on May 16, 1996.

     Maturities of principal amounts due on these notes are as follows:


              FOR THE YEAR ENDING DECEMBER 31,
              --------------------------------
1999........................................................  $      0
2000........................................................   142,878
2001........................................................    40,000
2002........................................................    40,000
2003........................................................    40,000
Thereafter..................................................   480,000
                                                              --------
                                                              $742,878


NOTE 8.  LEASE COMMITMENT

     The Company leases an office suite at 55 Green Street, Clinton, Massachusetts. The lease currently provides for monthly rentals of $2,313, and may be terminated with 30 days notice. Rent expense for the years ended December 31, 1998, 1997 and 1996, was $27,800, $27,800, and $20,085, respectively.

                                   ECI, INC.

NOTE 9.  STOCK OPTION PLAN

     The Company established the 1992 Stock Plan (the "Plan") which provides for the granting of incentive and non-qualified stock options to employees and other individuals performing services for the Company. The Board of Directors (the "Board") is responsible for the administration of the Plan. The Board determines the term of each option, option price,number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options, and the rate at which each option is exercisable. The exercise price for incentive stock options granted may not be less than 100% of the fair market value per share of the underlying common stock on the date granted (110% for options granted to holders of more than 10% of the voting stock of the Company). The Board shall determine the exercise price for non-qualified options.

     The terms of non-qualified stock options granted under the Plan generally cannot exceed ten years. The term of incentive stock options granted cannot exceed ten years (five years for options granted to holders of more than 10% of the voting stock of the Company).

     The Plan allows for issuance of up to 35,000 shares of common stock. At December 31, 1998, 4,778 shares were available for future grant.

     A summary of the option activity under the Plan is as follows:


                                                              NUMBER OF
                                                               SHARES
                                                              ---------
Outstanding at December 31, 1995............................        0
Granted during 1996.........................................    3,910
Granted during 1997.........................................   15,250
Lapsed during 1997..........................................     (660)
                                                               ------
Outstanding at December 31, 1997............................   18,500
Granted during 1998.........................................   11,022
                                                               ------
Outstanding at December 31, 1998............................   29,522
                                                               ======


     Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-based Compensation", requires the disclosure of pro forma information on the fair value of options to purchase stock, and the impact on earnings of any compensatory value associated with the difference in option grant prices and the fair value of the optioned stock shares. Management believes that it is virtually impossible to reasonably estimate the fair values of outstanding options to purchase common shares at December 31, 1998, and therefore has not disclosed information about such values, which would otherwise be required by SFAS No. 123.

NOTE 10.  STOCK PURCHASE WARRANTS


     The Company granted stock purchase warrants to investors who provided debt financing described in Note 5. In aggregate, warrants for the purchase of 63,278 shares of the Company's $.01 par value common stock were granted. 611 warrants were granted for a share price of $20.45. 36,200 warrants were granted for a share price defined as "50% of the per share price paid by a major investor at the next equity finance". The remaining 26,467 warrants were granted for a share price equal to "100% of the per share price paid by a major investor at the next equity financing".


NOTE 11.  LICENSE AGREEMENT

     The Company entered into a license agreement effective May 16, 1996, for an exclusive, royalty bearing, nontransferable license for certain software, know-how, and trademarks for CollegeLink and

                                   ECI, INC.

IntroApp intellectual properties. The initial license term expires on December 31, 2000, and the license agreement automatically renews for successive one-year terms thereafter.

     A license fee is payable as follows:

          a. For years ending through December 31, 2000, the license fee shall be equal to the lessor of (i) 9% of the net revenues earned by the Company, or (ii) the Company's net income for the year.

          b. For the years ending December 31, 2001 and thereafter, the license fee shall be the lessor of the Company's net income, or the applicable percentage of net revenues as shown in the following table:

                   YEAR ENDING                      APPLICABLE
                   DECEMBER 31,                     PERCENTAGE
                   ------------                     ----------
2001..............................................      12%
2002..............................................      11%
2003..............................................      10%
2004..............................................       9%
2005 and thereafter...............................       8%

NOTE 12.  RETIREMENT PLAN

     On July 12, 1996, the Company established a profit sharing plan and trust in accordance with Section 401(K) of the Internal Revenue Code. Company matching and non-matching contributions are determined annually by the Company's Board of Directors. The Company has not elected to make any matching or non-matching contributions to the plan.

NOTE 13.  RELATED PARTY TRANSACTIONS

     As discussed in Notes 5 and 6, the Company has debt obligations from two related parties. Interest charges on those debt instruments totaled $74,261 and $26,980 for the years ended December 31, 1998 and 1997, respectively.

NOTE 14.  GOING CONCERN

     The Company has incurred recurring operating losses since inception and has an accumulated deficit at December 31, 1998 of $3,352,932. Liabilities exceed assets by $2,557,135. These conditions indicate that unless the Company obtains substantial additional financing resources, the Company may not be able to continue operations. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

                                   ECI, INC.



                                 BALANCE SHEETS



                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................  $     2,258    $     3,439
  Advances..................................................      108,547             --
                                                              -----------    -----------
          TOTAL CURRENT ASSETS..............................      110,805          3,439
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $82,293 and $66,872, respectively.........................       56,876         54,384
SOFTWARE DEVELOPMENT net of accumulated amortization of $0
  and $51,000, respectively.................................           --        101,750
OTHER ASSETS................................................        3,213          2,313
                                                              -----------    -----------
                                                              $   170,895    $   161,886
                                                              ===========    ===========

                         LIABILITIES AND SHAREHOLDERS' (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   312,531    $   337,208
  Accrued expenses..........................................      610,103        167,946
  Accrued interest-officer..................................       94,220        126,033
  Leases payable............................................       33,644         63,320
  Notes payable investors...................................      465,286        477,000
  Notes payable officer.....................................      482,292        479,500
  Long-term debt-current portion............................       40,000        125,000
                                                              -----------    -----------
          TOTAL CURRENT LIABILITIES.........................    2,038,076      1,776,007
LONG-TERM DEBT, net of current maturities...................      912,188        943,014
SHAREHOLDERS' (DEFICIT):
  Common stock, $.01 par value; 200,000 authorized, 125,483
     shares issued and outstanding..........................        1,255          1,255
  Additional paid-in capital................................      995,542        794,542
  Accumulated (deficit).....................................   (3,776,167)    (3,352,932)
                                                              -----------    -----------
                                                               (2,779,370)    (2,557,135)
                                                              -----------    -----------
                                                              $   170,895    $   161,886
                                                              ===========    ===========



                       See notes to financial statements.

                                   ECI, INC.



                            STATEMENT OF OPERATIONS


                         SIX MONTHS ENDED JUNE 30, 1999


                                  (UNAUDITED)




REVENUES....................................................  $  38,302
                                                              ---------
EXPENSES:
  Payroll, payroll taxes and related benefits...............    224,605
  Depreciation and amortization.............................     15,421
  Other general and administrative expenses.................    239,016
                                                              ---------
                                                                479,041
                                                              ---------
LOSS FROM OPERATIONS........................................   (440,739)
INTEREST EXPENSE............................................    107,500
                                                              ---------
NET LOSS....................................................  $(548,239)
                                                              =========



                       See notes to financial statements.

                                   ECI, INC.



                            STATEMENT OF CASH FLOWS


                         SIX MONTHS ENDED JUNE 30, 1999


                                  (UNAUDITED)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(548,239)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................    117,171
  Increase (decrease) to cash attributable to changes in
     assets and liabilities:
     Prepaid expenses and other assets......................   (109,447)
     Accounts payable.......................................    (87,435)
     Accrued expenses.......................................    535,348
                                                              ---------
     NET CASH USED IN OPERATING ACTIVITIES..................    (92,602)
                                                              ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of furniture and equipment.......................    (17,913)
                                                              ---------
     NET CASH USED IN INVESTING ACTIVITIES..................    (17,913)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Receipts/payments of long-term debt.......................    (82,744)
  Receipts/payments of notes payable........................     (8,922)
  Increase in additional paid-in capital....................    201,000
                                                              ---------
     NET CASH PROVIDED BY FINANCING ACTIVITIES..............    109,334
                                                              ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................     (1,181)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............      3,439
                                                              ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $   2,258
                                                              =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $      --
                                                              =========



                       See notes to financial statements.

                                    ECI, INC



                         NOTES TO FINANCIAL STATEMENTS


                                 JUNE 30, 1999


                                  (UNAUDITED)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     The accompanying financial statements include the accounts of ECI, Inc. ("the Company"). Such statements have been prepared by the Company, without audit, pursuant to the Rules and Regulations of the SEC and reflect all adjustments (which include only normal recurring adjustments) which are necessary to present a fair statement of the results for the interim period reported. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the Company's audited financial statements and notes thereto for the years ended December 31, 1998, 1997 and 1996.



NOTE 2.  BUSINESS



     On August 10, 1999, Cytation.com Incorporated ("Cytation") acquired the Company. Substantially all the outstanding shares of the Company were exchanged for preferred and common shares of Cytation.



     Prior to being acquired by Cytation, all notes payable to investors and an officer were exchanged for common shares of the Company. Also, all outstanding stock purchase warrants and vested stock options were exchanged for common shares of the Company at a price of $0.01 per share.

                          INDEPENDENT AUDITOR'S REPORT



Managing Members


Online Network, L.L.C.


T/A Online Scouting Network



     We have audited the accompanying balance sheets of Online Network, L.L.C. T/A Online Scouting Network (the "Company") as of September 30, 1998 and 1997, and the related statements of operations and cash flows for each of the two years ended September 30, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the two years ended September 30, 1998 and 1997 in conformity with generally accepted accounting principles.



                                          Radin, Glass & Co., LLP


                                          Certified Public Accountants



New York, New York


October 1, 1999

                             ONLINE NETWORK, L.L.C.



                                 BALANCE SHEETS



                                                                  SEPTEMBER 30,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
                                       ASSETS
CURRENT ASSETS:
  Cash......................................................  $     520    $  49,276
  Accounts receivable.......................................         --       26,025
  Prepaid expenses..........................................         --       29,787
  Other assets..............................................      1,725        8,564
                                                              ---------    ---------
          TOTAL CURRENT ASSETS..............................      2,245      113,652
PROPERTY AND EQUIPMENT, net of accumulated depreciation.....     94,997      134,409
SOFTWARE DEVELOPMENT, net of accumulated amortization of
  $56,754 and $30,532, respectively.........................     74,048      100,270
OTHER ASSETS................................................      7,920        8,326
                                                              ---------    ---------
                                                              $ 179,210    $ 356,657
                                                              =========    =========

                         LIABILITIES AND MEMBERS' (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 262,313    $ 239,693
  Accrued expenses..........................................     81,406       53,220
  Payroll and payroll taxes payable.........................    323,234      140,070
  Due to managing members...................................      9,171        5,000
  Deferred revenue..........................................     87,748      102,654
  Long-term debt-current portion............................    111,058       53,967
                                                              ---------    ---------
          TOTAL CURRENT LIABILITIES.........................    874,930      594,604
LONG-TERM DEBT, net of current maturities...................    252,190      269,366
COMMITMENTS AND CONTINGENCIES...............................         --           --
MEMBERS' DEFICIT............................................   (947,910)    (507,313)
                                                              ---------    ---------
          TOTAL MEMBERS' EQUITY (DEFICIT)...................   (947,910)    (507,313)
                                                              ---------    ---------
                                                              $ 179,210    $ 356,657
                                                              =========    =========



                       See notes to financial statements

                             ONLINE NETWORK, L.L.C.



                            STATEMENTS OF OPERATIONS



                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
REVENUES....................................................  $ 325,134     $ 132,610
GENERAL AND ADMINISTRATIVE EXPENSES.........................    720,671       907,577
                                                              ---------     ---------
LOSS FROM OPERATIONS........................................   (395,537)     (774,967)
INTEREST EXPENSE............................................     45,060        24,056
                                                              ---------     ---------
NET LOSS....................................................   (440,597)     (799,023)
MEMBERS' (DEFICIT) -- beginning of the year.................   (507,313)      291,710
                                                              ---------     ---------
MEMBERS' (DEFICIT) -- end of year...........................  $(947,910)    $(507,313)
                                                              =========     =========



                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.



                            STATEMENTS OF CASH FLOWS



                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(440,597)    $(799,023)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     65,634        64,871
     Write off of organization expenses.....................         --        31,710
  Increase (decrease) to cash attributable to changes in
     assets and liabilities:
     Accounts receivable....................................     26,025       (26,025)
     Prepaid expenses.......................................     29,787       (29,787)
     Other assets...........................................      7,246        10,939
     Accounts payable.......................................     22,618       111,566
     Accrued expenses.......................................     28,187        40,469
     Accrued payroll and payroll taxes payable..............    183,164       120,412
     Deferred revenues......................................    (14,906)      102,654
                                                              ---------     ---------
       NET CASH USED IN OPERATING ACTIVITIES................    (92,842)     (372,214)
                                                              ---------     ---------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchase of software development..........................         --       (41,606)
  Purchase of equipment.....................................         --        (3,876)
                                                              ---------     ---------
       NET CASH USED IN INVESTING ACTIVITIES................         --       (45,482)
                                                              ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to managing members...................................      4,171         5,000
  Members' contributions....................................         --        90,000
  Receipts/payments of debt.................................     39,915       253,250
                                                              ---------     ---------
       NET CASH PROVIDED BY FINANCING ACTIVITIES............     44,086       348,250
                                                              ---------     ---------
NET DECREASE IN CASH........................................    (48,756)      (69,446)
CASH AT BEGINNING OF PERIOD.................................     49,276       118,722
                                                              ---------     ---------
CASH AT END OF PERIOD.......................................  $     520     $  49,276
                                                              =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $   9,343     $  10,760
                                                              =========     =========



                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.



                         NOTES TO FINANCIAL STATEMENTS


                    YEARS ENDED SEPTEMBER 30, 1998 AND 1997



1.  BUSINESS



     Online Network, L.L.C. T/A Online Scouting Network (the "Company") was organized in November 1995 under the laws of Delaware. It was organized to create the Online Scouting Network, a nationwide online database of high school student-athletes for use by colleges and universities as an athletic recruiting tool.



     In August 1999, the Company reorganized as a "C" corporation in contemplation of a private placement of its securities. Since then, the Company has abandoned the private placement and has presently agreed to be acquired by another company subject to the execution of definitive agreements.



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     a. Basis of Presentation -- The preparation of financial statements in accordance with generally accepted accounting principles requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.



     b. Property and Equipment -- Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from three to seven years for equipment, software and furniture.



     c. Software Development Costs -- The Company capitalizes software development costs in accordance with SFAS 86. The Company capitalized approximately $42,000 in the year ended September 30, 1997. The Company did not capitalize any software development costs during the year ended September 30, 1998.



     Amortization included in the accompanying financial statements for years ended September 30, 1998 and 1997 was approximately $26,000 and $25,000 respectively.



     d. Value of Financial Instruments -- The carrying amounts reported in the balance sheet for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.



     e. Income Taxes -- The results of limited liability company operation are included on the income tax return of each member. Accordingly, no provision for income taxes is included in these financial statements.



     f. Revenue Recognition -- Revenues consist of yearly contracts which are being recognized on a straight-line basis over the twelve month period of the contract.



     g. Accounting for Long-Lived Assets -- The Company reviews long-lived assets, certain identifiable assets and any goodwill related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. At September 30, 1998 and 1997 respectively, the Company believes that there has been no impairment of long-lived assets.



     h. Advertising Costs -- Advertising costs are expensed as incurred. Advertising expense amounted to approximately $36,000 and $75,000 for the years ended September 30, 1998 and 1997, respectively.



     i. Costs of Start-Up Activities -- The Company has adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". This statement requires costs of start-up activities and organization

                             ONLINE NETWORK, L.L.C.

costs to be expensed as incurred. The Company, since inception, has incurred start-up costs totaling approximately $38,000. In January 1996 through September 1996 the Company amortized start-up costs using the straight-line method over a five-year life. In the year ended September 30, 1997, the Company expensed the remaining balance of approximately $32,000.



3.  PROPERTY AND EQUIPMENT



     Property and equipment consist of the following at September 30:



                                                                1998        1997
                                                              --------    --------
Computer and office equipment...............................  $162,069    $162,069
Software....................................................    29,911      29,911
Furniture and fixtures......................................     7,111       7,111
                                                              --------    --------
                                                               199,091     199,091
Accumulated depreciation....................................   104,094      64,682
                                                              --------    --------
                                                              $ 94,997    $134,409
                                                              ========    ========



4.  LONG-TERM DEBT



     Long-term debt consists of the following at September 30:



                                                                1998        1997
                                                              --------    --------
Loan payable to bank due in April 1999, payable monthly at
  $2,417 plus interest at prime plus 1%, personally
  guaranteed by three managing members and collateralized by all assets of the Company. The loan was called and a
  lawsuit filed against the Company in August 1998. The
  Company paid the remaining balance in August 1999.........   $29,000     $48,333
Note to a vendor, payable in January 2000, interest accrues
  semiannually at prime plus 4% and 10% warrant coverage. As of August 31, 1999, the cash due, including accrued
  interest is $43,519 along with warrants on common shares
  of the Company's stock of value $19,392...................    38,250          --
Notes payable to members, payable in 48 monthly installments of $408 including interest at 10% per annum, commencing in
  March 2003. Unpaid principal and accrued interest is due
  February 2007. Interest is accrued annually on the unpaid
  principal balance and may be capitalized as part of the
  principal as the date of repayment commences at the option
  of the Company............................................    70,000      60,000
Note payable to a member. Original terms of the note
  required monthly installments of $2,125 including interest at 10%, commencing in April 1997. Unpaid principal and any accrued interest are due in March 2002. Per verbal
  agreement with investor, no payments are being made
  because of capital constraints on the Company. Interest is
  accrued annually on the unpaid balance....................   100,000     100,000
Note payable to an individual. Interest is accrued annually
  on the unpaid principal balance...........................    50,000      50,000
Note payable to a managing member. Interest is accrued
  annually on the unpaid principal balance..................    45,998      35,000

                             ONLINE NETWORK, L.L.C.

                                                                1998        1997
                                                              --------    --------
Notes payable to managing members, payable in 48 monthly
  installments of $613 including interest at 10%, commencing in March 2003. Unpaid principal and any accrued interest
  are due in February 2007. Interest is accrued annually on
  the unpaid principal balance..............................    30,000      30,000
                                                              --------    --------
  Total.....................................................   363,248     323,333
  Less current maturities...................................   111,058      53,967
                                                              --------    --------
  Long-term debt, net of current maturities.................  $252,190    $269,366
                                                              ========    ========



     The maturities of long-term debt for the five years after September 30, 1998 are approximately as follows: 1999 -- $111,000; 2000 -- $21,000;
2001 -- $23,000; 2002 -- $12,000; 2003 -- $49,000, and thereafter $147,000.



4.  COMMITMENTS AND CONTINGENCIES



     a. Rent expense under all operating leases was approximately $15,000 and $18,000 for the years ended September 30, 1998 and 1997, respectively. The Company leased office space for $1,463 per month for year ended September 30, 1997 and for the first seven months of the year ended September 30, 1998. The Company has a verbal agreement to continue to lease this office space on a month to month basis at $1,500 per month.



     b. The Company leases various equipment under a three-year lease expiring in December 1999. Monthly payments under the current leases for the years ended September 30, 1998 and 1997 were approximately $1,100, respectively.



     c. The Company is a defendant in a lawsuit with a bank for defaulting on the payments under the terms of a promissory note and a credit card account with the bank. The suit asks for payment in full of the note and credit card account plus interest, damages, attorneys' fees and costs of the suit. The three principal members of the Company guaranteed this note. The total amount of the claim including damages, attorney fees and costs of the suit are not readily determinable. The principal balance on the note, accrued interest and the credit card balance are recorded in the financial statements. The remaining balance of the note was paid by the Company in August 1999.



     d. Three of the managing member had agreements with the Company to provide managerial services to the Company for a three-year period expiring in December 1998. Compensation for these services was $48,000 to each member annually.



     e. A managing member, under an agreement dated November 1995, has the right to acquire an additional 3.6232% interest in ownership of the Company. This will dilute the percentages owned by the other members. Each percentage acquired will require the payment of $21,000 to the Company.



     f. No member or manager of the Company is liable for any obligation of the Company or any other member or manager, unless personally guaranteed by the member or manager through a separate document.



5.  OPERATIONS



     The Company adopted SFAS No 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. Under

                             ONLINE NETWORK, L.L.C.

SFAS No. 131, the Company's operations are treated as one operating segment because it only reports profit and loss information to the chief operating decision maker of the Company on an aggregate basis. Information about the Company's sales and major customers are as follows at September 30:



                                                                1998        1997
                                                              --------    --------
SALES
  Group high school sales...................................  $303,781    $ 82,861
  Individual sales..........................................    19,096      40,394
  Other.....................................................     2,257       9,355
                                                              --------    --------
          Total Sales.......................................  $325,134    $132,610
                                                              ========    ========



     No customer accounted for more than ten percent of the revenues of the Company in each of the two years ended September 30, 1998 and 1997, respectively.



6.  SUBSEQUENT EVENTS



     The Company is in the process of negotiating a merger transaction with Cytation.com Incorporated which is expected to be completed during the calendar year 1999.

                             ONLINE NETWORK, L.L.C.



                                 BALANCE SHEETS



                                                               JUNE 30,      SEPTEMBER 30,
                                                                 1999            1998
                                                              -----------    -------------
                                                              (UNAUDITED)
                                          ASSETS
CURRENT ASSETS:
  Cash......................................................  $     2,410      $     520
  Accounts receivable.......................................           --             --
  Prepaid expenses..........................................           --             --
  Other assets..............................................        1,725          1,725
                                                              -----------      ---------
          TOTAL CURRENT ASSETS..............................        4,135          2,245
PROPERTY AND EQUIPMENT......................................       65,439         94,997
SOFTWARE DEVELOPMENT........................................       54,428         74,048
OTHER ASSETS................................................        7,616          7,920
                                                              -----------      ---------
                                                              $   131,618      $ 179,210
                                                              ===========      =========
                            LIABILITIES AND MEMBERS' (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable..........................................  $   291,548      $ 262,313
  Accrued expenses..........................................       82,906         81,406
  Payroll and payroll taxes payable.........................      430,889        323,234
  Due to managing members...................................        9,171          9,171
  Deferred revenue..........................................       87,748         87,748
  Long-term debt-current portion............................      131,361        111,058
                                                              -----------      ---------
          TOTAL CURRENT LIABILITIES.........................    1,033,623        874,930
LONG-TERM DEBT, net of current maturities...................      247,587        252,190
COMMITMENTS AND CONTINGENCIES...............................           --
MEMBERS' (DEFICIT)..........................................   (1,149,592)      (947,910)
                                                              -----------      ---------
          TOTAL MEMBERS' (DEFICIT)..........................   (1,149,592)      (947,910)
                                                              -----------      ---------
                                                              $   131,618      $ 179,210
                                                              ===========      =========



                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.



                            STATEMENT OF OPERATIONS


                        NINE MONTHS ENDED JUNE 30, 1999


                                  (UNAUDITED)



REVENUES....................................................  $  71,319
GENERAL AND ADMINISTRATIVE EXPENSES.........................    244,688
                                                              ---------
LOSS FROM OPERATIONS........................................   (173,369)
INTEREST EXPENSE............................................     28,313
                                                              ---------
NET LOSS....................................................  $(201,682)
                                                              =========



                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.



                            STATEMENT OF CASH FLOWS


                        NINE MONTHS ENDED JUNE 30, 1999


                                  (UNAUDITED)



CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(201,682)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     49,482
  Increase (decrease) to cash attributable to changes in
     assets and liabilities:
     Accounts payable.......................................     29,235
     Accrued expenses.......................................      1,500
     Accrued payroll and payroll taxes payable..............    107,655
                                                              ---------
       NET CASH USED IN OPERATING ACTIVITIES................    (13,810)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Receipts/payments of debt.................................     15,700
                                                              ---------
       NET CASH PROVIDED BY FINANCING ACTIVITIES............     15,700
                                                              ---------
NET INCREASE IN CASH........................................      1,890
CASH AT BEGINNING OF PERIOD.................................        520
                                                              ---------
CASH AT END OF PERIOD.......................................  $   2,410
                                                              =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................  $      --
                                                              =========



                       See notes to financial statements.

                             ONLINE NETWORK, L.L.C.



                         NOTES TO FINANCIAL STATEMENTS


                                 JUNE 30, 1999


                                  (UNAUDITED)



NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     The accompanying financial statements include the accounts of Online Network, L.L.C. ("the Company"). Such statements have been prepared by the Company, without audit, pursuant to the Rules and Regulations of the SEC and reflect all adjustments (which include only normal recurring adjustments) which are necessary to present a fair statement of the results for the interim period reported. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the Company's audited financial statements and notes thereto for the years ended September 30, 1998 and 1997.



NOTE 2.  BUSINESS



     In August 1999, the Company reorganized as a "C" corporation in comtemplation of a private placement of its securities. Since then, the Company has abandoned the private placement and has presently agreed to be acquired by Cytation.com Incorporated subject to the execution of a definitive agreement.

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors


Student Success, Inc.


Cincinnati, Ohio



     We have audited the accompanying balance sheets of Student Success (a Division of Graphic Management Corporation) as of December 31, 1998 and 1997, and the related statements of income and changes in division equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Student Success (a Division of Graphic Management Corporation) as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.



                                          Schenck & Associates SC



Green Bay, Wisconsin


October 11, 1999

                                STUDENT SUCCESS


                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION



                                 BALANCE SHEETS


                           DECEMBER 31, 1998 AND 1997



                                                                1998         1997
                                                              ---------    ---------
                                       ASSETS
CURRENT ASSETS:
  Cash......................................................  $ 208,343    $  96,319
  Accounts receivable.......................................    102,981        5,024
  Prepaid expenses..........................................     18,372       20,280
                                                              ---------    ---------
          TOTAL CURRENT ASSETS..............................    329,696      121,623
PROPERTY AND EQUIPMENT
  Leasehold improvement.....................................      2,678           --
  Office and computer equipment.............................     12,152           --
                                                              ---------    ---------
                                                                 14,830           --
                                                              ---------    ---------
  Less accumulated depreciation.............................        247           --
                                                              ---------    ---------
                                                                 14,583           --
INTANGIBLE, net of accumulated amortization 1998 $8,638;
  1997 $5,308...............................................     41,362       44,695
                                                              ---------    ---------
                                                              $ 385,641    $ 166,318
                                                              =========    =========

                          LIABILITIES AND DIVISION EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  27,611    $      --
  Deferred revenue..........................................    200,000       50,000
                                                              ---------    ---------
          TOTAL CURRENT LIABILITIES.........................    227,611       50,000
DIVISION EQUITY
  Long-term working capital advanced by parent
     corporation............................................    569,183      367,137
  Accumulated losses from operations........................   (411,153)    (250,819)
                                                              ---------    ---------
                                                                158,030      116,318
                                                              ---------    ---------
                                                              $ 385,641    $ 166,318
                                                              =========    =========



                       See notes to financial statements.

                                STUDENT SUCCESS


                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION



              STATEMENTS OF INCOME AND CHANGES IN DIVISION EQUITY


                     YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                1998         1997
                                                              ---------    ---------
Revenue.....................................................  $ 345,019    $  76,982
Operating expenses..........................................    505,353      300,358
                                                              ---------    ---------
     Net loss...............................................   (160,334)    (223,376)
Long-term working capital advanced by parent company........    202,046      291,944
Division equity, beginning..................................    116,318       47,750
                                                              ---------    ---------
Division equity, ending.....................................  $ 158,030    $ 116,318
                                                              =========    =========



                       See notes to financial statements.

                                STUDENT SUCCESS


                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION



                            STATEMENTS OF CASH FLOWS


                     YEARS ENDED DECEMBER 31, 1998 AND 1997



                                                                1998         1997
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(160,334)   $(223,376)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Amortization...........................................      3,333        3,055
     Depreciation...........................................        247           --
     Deferred revenues......................................    150,000       50,000
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (97,957)      (5,024)
       Prepaid expenses.....................................      1,908      (20,280)
       Accounts payable.....................................     27,611           --
                                                              ---------    ---------
       Net cash used in operating activities................    (75,192)    (195,625)
                                                              ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................    (14,830)          --
                                                              ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Long-term working capital advanced by parent company......    202,046      291,944
                                                              ---------    ---------
          Increase in cash..................................    112,024       96,319
Cash:
  Beginning.................................................     96,319           --
                                                              ---------    ---------
  Ending....................................................  $ 208,343    $  96,319
                                                              =========    =========



                       See notes to financial statements.

                                STUDENT SUCCESS


                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION



                         NOTES TO FINANCIAL STATEMENTS



NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES



  Nature of Business



     Student Success (d/b/a Making College Count) is a national training and advisory organization that teaches college-bound students how to succeed in college and prepare themselves throughout their academic career to maximize their opportunities upon graduation. A primary source of funding is generated through corporate sponsorship.



  Use of Estimates



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.



     A summary of the Division's significant accounting policies follows:



  Reporting Entity



     This entity is a Division of Graphic Management Corporation (GMC). These financial statements include only the accounts of the Division referred to as Student Success.



  Revenue Recognition



     The major source of revenue comes from corporate sponsorships. Under annual contracts, the sponsors agree to compensate the Division for promotion to program participants through distributed literature and other means of exposure.



     Deferred revenue liability represents amount billed or received for which programs have yet to be presented.



  Property and equipment:



     Property and equipment is stated at cost. Depreciation is computed principally by straight-line methods over the estimated useful lives of the assets.



  Intangible:



     Intangible asset consists of rights to the "Making College Count Program." These rights were acquired in 1996 for $50,000 and are being amortized over 15 years using the straight-line method.



  Income taxes:



     GMC has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, as a Division of GMC, the financial statements do not include a provision for income taxes because the Division does not incur federal or state income taxes. Instead, its earnings and losses are included in the stockholders' personal income tax returns and are taxed based on their personal tax strategies.

                                STUDENT SUCCESS


                  A DIVISION OF GRAPHIC MANAGEMENT CORPORATION



                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)



NOTE 2.  PROFIT-SHARING PLAN



     GMC maintains a qualified 401(k) retirement savings plan that covers substantially all employees including employees of the Division. The Plan allows the Division's employees to make voluntary contributions to the Plan. The Division's contribution to the Plan includes a match of 25% of the first 5% of employees' elective deferrals, and may include a discretionary contribution as determined by the Board of Directors. Division contributions to the Plan for 1998 and 1997 were $1,411 and $5,082, respectively.



NOTE 3.  TRANSACTIONS WITH PARENT CORPORATION



     Certain operating expenses are allocated to the Division from GMC in the ordinary course of business. Additionally, certain expenses have been absorbed by GMC which would be ordinary expenses of the Division if it was operating independently. Such expenses include, but may not be limited to, rent, utilities, clerical support and certain operating overhead expenses.



NOTE 4.  SPONSORSHIP CONTRACTS



     As of December 31, 1998, the Division had secured commitments for approximately $1,250,000 of sponsorship revenue representing eight contracts. Terms of the promotional agreements limit the number of sponsorship contracts to eight during the contract period ending August 31, 1999. Through December 31, 1998, no revenues had been recognized under these contracts, as program presentation commenced in 1999.



NOTE 5.  CONCENTRATION OF CREDIT RISK



     The Division maintains a bank account at one financial institution. At December 31, 1998, the Division had approximately $103,000 in its account in excess of federally insured limits.



NOTE 6.  SUBSEQUENT EVENTS



     Effective January 1, 1999, the assets of the Division were sold to a newly created S corporation.

                          ---------------------------

                               TABLE OF CONTENTS

                          ---------------------------


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Forward Looking Statements............   13
Use of Proceeds.......................   14
Price Range of Common Stock...........   14
Dividend Policy.......................   14
Capitalization........................   15
Dilution..............................   16
Selected Financial Data...............   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   23
Management............................   28
Certain Relationships and Related
  Transactions........................   34
Principal Shareholders................   35
Description of Capital Stock..........   37
Underwriting..........................   42
Legal Matters.........................   43
Experts...............................   44
Where You Can Find More Information...   44
Index to Financial Statements.........  F-1



                          [                  ] SHARES



                                  CYTATION.COM



                                  COMMON STOCK


                              --------------------


                                   PROSPECTUS

                              --------------------

                       GERARD KLAUER MATTISON & CO., INC.

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.



                                                               PAYABLE
                                                                BY THE
                                                               COMPANY
                                                              ----------
Securities and Exchange Commission registration fee.........  $12,812.12
National Association of Securities Dealers, Inc. filing
  fee.......................................................    5,580.08
Nasdaq National Market listing fee*.........................
Printing and engraving expenses*............................
Transfer agent fees*........................................
Accounting fees and expenses*...............................
Legal fees and expenses*....................................
Blue Sky fees and expenses (including related legal
  fees)*....................................................
Miscellaneous...............................................   25,000.00
                                                              ----------
          Total.............................................  $
                                                              ==========


---------------

* To be filed by amendment.



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     The New York Business Corporation Law ("BCL") provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.



     Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, when authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.



     The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.



     Our certificate of incorporation and by-laws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, and held harmless by us to the fullest extent permitted by the BCL as the same exists or may hereinafter be amended. The indemnification rights conferred by us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our certificate of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, we are authorized to purchase and maintain insurance on behalf of our directors and officers.



     Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. We maintain insurance coverage under which our directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.



     Reference is also made to section of the Underwriting Agreement, which provides for the indemnification of our officers, directors and controlling persons against certain liabilities. The indemnification provision in our certificate of incorporation, by-laws and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act of 1933.



     We have obtained liability and errors and omissions insurance for our officers and directors.



ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act.


     (A) ISSUANCES OF COMMON STOCK.



     In July 1998, we issued approximately 1,325,000 shares of our common stock to acquire the assets of Cytation Delaware. The assets have been recorded at $2,299, which approximates the fair market value of the shares at the time of the transaction.



     In July 1998, we issued a warrant for services to purchase 5,000 shares of our common stock at an exercise price of $.01 per share, which approximates fair value at time of issuance.



     In July 1998, when our management believed the fair market value of our common stock was $0.002 per share, management reduced the exercise price of previously outstanding employee stock options to $0.002 and all employees exercised such shares. The exercise price was paid by us and treated as compensation. Such compensation was recorded at $0.002 per share for 1,372,000 shares.



     In December 1998, we issued approximately 29,000 warrants, expiring in August 2001, exercisable at $0.52, in connection with a sale of stock in prior years.



     In January 1999, we received $195,000 from the issuance in a private placement of approximately 65,000 shares of the common stock of Cytation Corporation, a Rhode Island corporation ("Cytation RI"). On March 5, 1999, Cytation RI was merged into us (the "Stylex Merger"). Pursuant to the Stylex Merger, each share of common stock of Cytation RI was automatically changed and converted into 5.765 shares of our common stock. Also pursuant to the Stylex Merger, each option to purchase one share of Common Stock of Cytation RI was automatically converted and changed into an option to purchase 5.765 shares of our common stock and each warrant to purchase one share of Common Stock of Cytation RI was automatically converted and changed into an option to purchase
5.765 shares of our common stock.



     During fiscal 1999 we agreed to issue 504,000 shares to unrelated parties for financial services, which shares were recorded at fair market value at the time of the agreement of $0.002 per share. In April and

May 1999, we issued 55,000 shares to unrelated parties for financial services, which shares were recorded at fair market values from $6.50 per share to $7.50 per share.



     In June 1999, we issued 20,000 shares of our common stock for the purchase of computer equipment expected to be utilized to develop an expanded application for our online training software. This equipment was valued at $145,000.



     In August 1999, we issued 25,000 shares of common stock to unrelated parties for financial services, which were recorded at their fair market value of $7.625.



     (B) ISSUANCES OF PREFERRED STOCK.



     During July through November 1997, we issued approximately $438,000 of debt units consisting of promissory notes and stock purchase warrants ("Units"). The promissory notes were automatically convertible into shares of Series A 10% convertible preferred stock, $.001 par value with a stated value of $1,000 ("CPS"). Each share of CPS was automatically converted into shares of our common stock on September 1, 1998. In addition, each preferred shareholder received one stock purchase warrant for each share of common stock received upon conversion of the CPS. Each warrant entitled the holder to purchase one share of common stock at a purchase price per share of $1.30 per share.



     In October 1997, we amended our certificate of incorporation to change the aggregate number of shares we have authority to issue from 1,000,000 to 1,001,000, consisting of 1,000,000 shares of common stock, $.001 par value per share, and 1,000 shares of preferred stock. Thereafter, our board of directors authorized the issuance of the CPS, which was issued to the holders of the Units in cancellation of their promissory notes. In year ended June 30, 1999, we cancelled the authorization of the 1000 shares of .001 par value preferred stock.



     On April 2, 1999, we issued and sold 775,000 shares of Series A Convertible Preferred Stock for aggregate consideration of $3,100,000.



     On September 30, 1999, we issued and sold 1,000,000 shares of Series C Convertible Preferred Stock to PNC Investment Corp. for an aggregate consideration of $4,000,000.



     (C) ISSUANCES OF COMMON STOCK AND PREFERRED STOCK IN CONNECTION WITH THE ECI MERGER.



     On August 10, 1999, ECI, Inc. merged (the "ECI Merger") into
CollegeLink.com, Incorporated, a Delaware corporation and our wholly-owned subsidiary. Pursuant to the ECI Merger, each share of Common Stock of ECI was automatically changed and converted into 550,809 shares of our common stock and 234,771 shares of our Series B Convertible Preferred Stock.



     In connection with the ECI Merger, we, ECI and USA Group Noel-Levitz, Inc. ("USA Group") entered into a letter agreement in settlement of certain claims made by USA Group. Pursuant to this Letter Agreement, we issued and sold to USA Group 108,196 shares of our common stock and 45,000 shares of our Series B Convertible Preferred Stock.



     In connection with the ECI Merger, we also issued 9,836 shares of common stock to Wolf Rock Corporation.



     (D) GRANTS OF OUR STOCK OPTIONS.



     From December, 1998 through September, 1999, we granted options to purchase an aggregate of 1,716,185 shares of our common stock, exercisable at a weighted average exercise price of $4.59 per share.


     The issuances described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting discounts or commissions were paid.

ITEM 16.  EXHIBITS AND FINANCIAL SCHEDULES.



     (a) EXHIBITS



  *1.1   Underwriting Agreement
  *1.2   Representative's Warrant Agreement
   2.1   Articles of Merger between the Company and Cytation
         Corporation, dated February 11, 1999(1)
   2.2   Plan of Merger of the Company and Cytation Corporation dated
         February 11, 1999(1)
 **2.3   Articles of Merger between CollegeLink.com Incorporated and
         ECI, Inc., dated August 10, 1999
 **2.4   Certificate of Merger of CollegeLink.com Incorporated and
         ECI, Inc., dated August 10, 1999
 **2.5   Agreement and Plan of Merger of the Company and ECI, Inc.,
         dated August 10, 1999
   3.1   Certificate of Incorporation of the Company(2)
   3.2   Designation of Rights and Preferences for the Company's
         Series A Convertible Preferred Stock(3)
 **3.3   Certificate of Amendment of Certificate of Incorporation of
         Cytation.Com Incorporated(1)
   3.4   Certificate of Amendment of Certificate of Incorporation of
         Cytation.Com Incorporated
   3.5   By-laws of the Company(2)
   4.1   Please see Exhibits 3.1 through 3.5 for provisions of the
         Certificate of Incorporation and By-laws of the Company
         defining the rights of holders of the common stock of the
         Company
  *5.1   Opinion of Foley, Hoag & Eliot LLP
  10.1   Series A Convertible Stock Purchase Agreement, dated April
         2, 1999, between the Company and Provident Life and Accident
         Insurance Company(3)
**10.2   Escrow Agreement by and among the Company, Gerald A. Paxton,
         Thomas J. Burgess and Eastern Bank and Trust Company dated as of August 10, 1999
**10.3   Registration Agreement by and among the Company, Gerald A.
         Paxton, Thomas J. Burgess and ECI, Inc. dated as of August
         10, 1999
**10.4   Consulting Agreement by and among the Company, Gerald A.
         Paxton and CollegeLink.com Incorporated dated as of August
         10, 1999
**10.5   Letter Agreement by and among the Company, ECI, Inc. and USA
         Group Noel-Levitz, Inc. dated as of July 28, 1999
**10.6   Registration Rights Agreement by and among the Company and
         USA Group Noel-Levitz, Inc. dated as of July 28, 1999
**10.7   Lease by and between Victoria S. Tarsagian and Web Services
         International, Inc. dated as of July 29, 1996
  10.8   1996 Stock Plan
  10.9   1999 Stock Option Plan
  10.10  Stock Purchase Agreement, dated September 30, 1999, between the Company and PNC Investment Corp.
  10.11  Marketing Services and Administrative Agreement, dated
         September 30, 1999, between the Company and PNC Investment
         Corp.
  10.12  Employment Agreement, dated February 11, 1999, between the
         Company and Richard Fisher
  10.13  Employment Agreement, dated February 11, 1999, between the
         Company and Kevin High
  10.14  Agreement, dated June 30, 1999, between the Company and the
         College Entrance Examination Board
 *10.15  Form of Lock-Up Agreement
  10.16  Lease dated September 22, 1999 between the Company and
         Midview, LLC
 *10.17  Agreement and Plan of Merger dated October 20, 1999 by and among Cytation.com Incorporated, CollegeLink.com, Inc.,
         Student Success, Inc., Bradford J. Baker, Patrick S. O'Brien
         and the Patrick S. O'Brien Stock Trust
 *10.18  Form of Noncompetition and Employment Agreement dated
         October 20, 1999 among CollegeLink.com Incorporated,
         Cytation.com Incorporated and the Executive
**21.1   List of Subsidiaries of the Company
 *23.1   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

    23.2   Consents of Radin, Glass & Co., LLP
    23.3   Consent of Paolilli & Jarek, LLC
    23.4   Consent of Schenck & Associates SC
    24.1   Power of Attorney (contained on the signature page of this Registration Statement)
    27.1   Financial Data Schedule


---------------

 * To be filed by amendment.



** Previously filed.



(1) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed March 18, 1999, and later amended on April 2, 1999.



(2) Incorporated by reference from the Registrant's Annual Report on Form 10KSB (S.E.C. File No. 0-5388) filed December 31, 1998.



(3) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed April 27, 1999.



     (b) FINANCIAL STATEMENT SCHEDULES



     All schedules are omitted because they are not applicable or the required information is shown in the Company's Consolidated Financial Statements or Notes thereto.



ITEM 17.  UNDERTAKINGS.



     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



     The undersigned registrant hereby undertakes that:



     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.



     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE TOWN OF NEWPORT, RHODE ISLAND, ON THE 21ST DAY OF OCTOBER, 1999.


                                          CYTATION.COM INCORPORATED


                                          BY:       /s/ KEVIN J. HIGH

                                            ------------------------------------

                                              KEVIN J. HIGH, PRESIDENT



                               POWER OF ATTORNEY



     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Richard A. Fisher, Edward F. Hayes and David A. Broadwin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act ("a Rule 462(b) Registration Statement") and any and all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement or any Rule 462(b) Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



SIGNATURE                                                        TITLE                       DATE
---------                                                        -----                       ----
*                                                    Chairman of the Board and         October 20, 1999
---------------------------------------------------    General Counsel
Richard A. Fisher

*                                                    President and Director            October 20, 1999
---------------------------------------------------    (Principal Executive
Kevin J. High                                          Officer)

*                                                    Chief Financial Officer           October 20, 1999
---------------------------------------------------    (Principal Financial and
Edward F. Hayes                                        Accounting Officer)

*                                                    Director                          October 20, 1999
---------------------------------------------------
Jai N. Gupta, Ph.D.

SIGNATURE                                                        TITLE                       DATE
---------                                                        -----                       ----
*                                                    Director                          October 20, 1999
---------------------------------------------------
Michael W. Bryant

*                                                    Director                          October 20, 1999
---------------------------------------------------
Mark Rogers

             *By: /s/ EDWARD F. HAYES                                                  October 20, 1999
 ------------------------------------------------
                 Attorney-in-fact

                               INDEX OF EXHIBITS



EXHIBIT                           DESCRIPTION
-------                           -----------
  *1.1    Underwriting Agreement
  *1.2    Representative's Warrant Agreement
   2.1    Articles of Merger between the Company and Cytation
          Corporation, dated February 11, 1999(1)
   2.2    Plan of Merger of the Company and Cytation Corporation dated
          February 11, 1999(1)
 **2.3    Articles of Merger between CollegeLink.com Incorporated and
          ECI, Inc., dated August 10, 1999
 **2.4    Certificate of Merger of CollegeLink.com Incorporated and
          ECI, Inc., dated August 10, 1999
 **2.5    Agreement and Plan of Merger of the Company and ECI, Inc.,
          dated August 10, 1999
   3.1    Certificate of Incorporation of the Company(2)
   3.2    Designation of Rights and Preferences for the Company's
          Series A Convertible Preferred Stock(3)
 **3.3    Certificate of Amendment of Certificate of Incorporation of
          Cytation.Com Incorporated
   3.4    Certificate of Amendment of Certificate of Incorporation of
          Cytation.Com Incorporated
   3.5    By-laws of the Company(2)
   4.1    Please see Exhibits 3.1 through 3.5 for provisions of the
          Certificate of Incorporation and By-laws of the Company
          defining the rights of holders of the common stock of the
          company
  *5.1    Opinion of Foley, Hoag & Eliot LLP
  10.1    Series A Convertible Stock Purchase Agreement, dated April
          2, 1999, between the Company and Provident Life and Accident
          Insurance Company(3)
**10.2    Escrow Agreement by and among the Company, Gerald A. Paxton,
          Thomas J. Burgess and Eastern Bank and Trust Company dated as of August 10, 1999
**10.3    Registration Agreement by and among the Company, Gerald A.
          Paxton, Thomas J. Burgess and ECI, Inc. dated as of August
          10, 1999
**10.4    Consulting Agreement by and among the Company, Gerald A.
          Paxton and CollegeLink.com Incorporated dated as of August
          10, 1999(1)
**10.5    Letter Agreement by and among the Company, ECI, Inc. and USA
          Group Noel-Levitz, Inc. dated as of July 28, 1999
**10.6    Registration Rights Agreement by and among the Company and
          USA Group Noel-Levitz, Inc. dated as of July 28, 1999
**10.7    Lease by and between Victoria S. Tarsagian and Web Services
          International, Inc. dated as of July 29, 1996
  10.8    1996 Stock Plan
  10.9    1999 Stock Option Plan
  10.10   Stock Purchase Agreement, dated September 30, 1999, between the Company and PNC Investment Corp.
  10.11   Marketing Services and Administrative Agreement, dated
          September 30, 1999, between the Company and PNC Investment
          Corp.
  10.12   Employment Agreement, dated February 11, 1999, between the
          Company and Richard Fisher
  10.13   Employment Agreement, dated February 11, 1999, between the
          Company and Kevin High
  10.14   Agreement, dated June 30, 1999, between the Company and the
          College Entrance Examination Board
 *10.15   Form of Lock-Up Agreement
  10.16   Lease dated September 22, 1999 between the Company and
          Midview, LLC
 *10.17   Agreement and Plan of merger dated October 20, 1999 by and among Cytation.com Incorporated, Collegelink.com, Inc.,
          Student Success, Inc., Bradford J. Baker, Patrick S. O'Brien
          and the Patrick S. O'Brien Stock Trust
 *10.18   Form of Noncompetition and Employment Agreement dated
          October 20, 1999 among CollegeLink.com Incorporated,
          Cytation.com Incorporated and the Executive
**21.1    List of Subsidiaries of the Company
 *23.1    Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1)

EXHIBIT                           DESCRIPTION
-------                           -----------
  23.2    Consents of Radin, Glass & Co., LLP
  23.3    Consent of Paolilli & Jarek, LLC
  23.4    Consent of Schenck & Associates SC
  24.1    Power of Attorney (contained on the signature page of this
          Registration Statement)
  27.1    Financial Data Schedule


---------------

 * To be filed by amendment.



** Previously filed.



(1) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed March 18, 1999, and later amended on April 2, 1999.



(2) Incorporated by reference from the Registrant's Annual Report on Form 10KSB (S.E.C. File No. 0-5388) filed December 31, 1998.



(3) Incorporated by reference from the Registrant's Form 8-K, Current Report, filed April 27, 1999.